     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 21, 1996

                                                      REGISTRATION NO. 333-05303
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                         NORLAND MEDICAL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                          5047                  06-1387931
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                           --------------------------

                            106 CORPORATE PARK DRIVE
                                   SUITE 106
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 694-2285
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                         REYNALD G. BONMATI, PRESIDENT
                         NORLAND MEDICAL SYSTEMS, INC.
                            106 CORPORATE PARK DRIVE
                                   SUITE 106
                          WHITE PLAINS, NEW YORK 10604
                                 (914) 694-2285
  (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

        KEVIN J. CURLEY, Esq.                     MARK D. WHATLEY, Esq.
     Morgan, Lewis & Bockius LLP                 Howard, Rice, Nemerovski
           101 Park Avenue                       Canady, Falk & Rabkin, a
      New York, New York 101783                  Professional Corporation
            (212) 309-6000                          Embarcadero Center
                                             San Francisco, California 94111
                                                      (415) 434-1600

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                         NORLAND MEDICAL SYSTEMS, INC.
                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

REGISTRATION STATEMENT ITEM NUMBER AND HEADING                              CAPTION OR LOCATION IN PROSPECTUS
- ----------------------------------------------------------------  -----------------------------------------------------
       1.  Forepart of the Registration Statement and Outside
            Front Cover Page of Prospectus......................  Cross Reference Page; Outside Front Cover Page
       2.  Inside Front and Outside Back Cover Pages of
            Prospectus..........................................  Inside Front Cover Page; Outside Back Cover Page
       3.  Summary Information, Risk Factors and Ratio of
            Earnings to Fixed Charges...........................  Prospectus Summary; The Company and Its Relationship
                                                                   with Norland Corp. and Stratec; Risk Factors
       4.  Use of Proceeds......................................  Prospectus Summary; Use of Proceeds
       5.  Determination of Offering Price......................  Underwriting
       6.  Dilution.............................................  Not applicable
       7.  Selling Security Holders.............................  Outside Front Cover Page; Principal and Selling
                                                                   Stockholders; Underwriting
       8.  Plan of Distribution.................................  Outside Front Cover Page; Underwriting
       9.  Description of Securities to be Registered...........  Outside Front Cover Page; Prospectus Summary;
                                                                   Dividend Policy; Description of Capital Stock
      10.  Interests of Named Experts and Counsel...............  Not applicable
      11.  Information with Respect to the Registrant...........  Outside Front Cover; Prospectus Summary; Risk
                                                                   Factors; The Company and Its Relationship with
                                                                   Norland Corp. and Stratec; Use of Proceeds; Dividend
                                                                   Policy; Capitalization; Selected Financial Data;
                                                                   Management's Discussion and Analysis of Financial
                                                                   Condition and Results of Operations; Business;
                                                                   Management; Certain Transactions; Principal and
                                                                   Selling Stockholders; Description of Capital Stock;
                                                                   Shares Eligible for Future Sale; Financial
                                                                   Statements
      12.  Disclosure of Commission Position on Indemnification
            for Securities Act Liabilities......................  Not applicable

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                   SUBJECT TO COMPLETION, DATED JUNE 21, 1996
PROSPECTUS

                                2,250,000 Shares

                                     [LOGO]
                                  Common Stock
                                 -------------

    Of the 2,250,000 shares of Common Stock offered hereby, 1,500,000 shares are being sold by Norland Medical Systems, Inc. (the "Company"), and 750,000 shares are being sold by Norland Partners, L.P. See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of Common Stock by Norland Partners, L.P. The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "NRLD." On June 17, 1996, the last reported sale price for the Company's Common Stock on the Nasdaq National Market was $20.75 (reflects the three-for-two stock split effective June 14, 1996). See "Price Range of Common Stock."

    The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 6.
                                ---------------

THESE  SECURITIES HAVE  NOT BEEN APPROVED  OR DISAPPROVED BY  THE SECURITIES AND
   EXCHANGE COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
     SECURITIES   AND   EXCHANGE   COMMISSION  OR   ANY   STATE  SECURITIES
       COMMISSION  PASSED  UPON   THE  ACCURACY  OR   ADEQUACY  OF   THIS
                      PROSPECTUS. ANY REPRESENTATION TO THE
                             CONTRARY IS A CRIMINAL OFFENSE.

                                          Underwriting                       Proceeds to
                                          Discounts and     Proceeds to        Selling
                        Price to Public  Commissions (1)    Company (2)     Stockholders

Per Share ............         $                $                $                $

Total (3).............         $                $                $                $

(1)   For  information  regarding  indemnification   of  the  Underwriters,  see
    "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company estimated at $375,000.

(3) Norland Partners, L.P., Novatech Ventures, L.P. (collectively, the "Selling Stockholders"), and the Company have granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to 337,500 additional shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. See "Principal and Selling Stockholders." If such option is exercised in full, the total Price to
    Public  will be $          , the Underwriting Discounts and Commissions will
    be $        , the Proceeds to the Company will be $         and the Proceeds
    to Selling Stockholders will be $         . See "Underwriting."
                              --------------------

    The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made through the offices of UBS
Securities  LLC, 299 Park Avenue, New York, New York  on or about              ,
1996.
                              --------------------

UBS Securities                                     Pacific Growth Equities, Inc.

            , 1996

                             AVAILABLE INFORMATION

    The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports and other information with the Commission. The Registration Statement, the exhibits and schedules forming a part thereof, and the reports and other information filed by the Company with the Commission in accordance with the Exchange Act may be inspected without charge at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549, and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at 3040 Federal Building, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.

    The Company and/or the Manufacturers have rights to the following registered trademarks: pDEXA and pQCT. This Prospectus also includes trademarks of companies other than the Company.
                               ------------------

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10-B6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE INFORMATION UNDER "RISK FACTORS." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED UNDER "RISK FACTORS." UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS (I) ASSUMES THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED AND (II)
REFLECTS A THREE-FOR-TWO STOCK SPLIT (THE "STOCK SPLIT") EFFECTIVE JUNE 14, 1996. SEE "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  THE COMPANY

    Norland Medical Systems, Inc. (the "Company") markets, sells and distributes a broad range of bone densitometry systems for use in diagnosing and monitoring bone disorders, particularly osteoporosis, a disease that affects an estimated 25 million people in the United States and 200 million worldwide. Driven by the availability of new FDA-approved therapies for bone disorders, the Company is focusing on bringing affordable, state-of-the-art diagnostic products directly into physician offices. The Company offers two lines of proprietary, lower priced, easy to operate and compact products designed to address the diagnostic needs of gynecologists and family practice physicians. There are approximately 30,000 gynecologists and 450,000 family practice physicians in the United States alone.

    The Company has exclusive worldwide distribution rights to all present and future diagnostic products developed and manufactured by Norland Corporation ("Norland Corp.") and Stratec Medizintechnik GmbH ("Stratec", and together with Norland Corp., the "Manufacturers"), two leading manufacturers of bone densitometry products. These rights extend through 2015 and may be renewed for additional five-year periods.

    The Company offers four product lines utilizing three different types of technology. The Company markets a line of bone densitometry products based on dual-energy X-ray ("DXA") technology, which, since 1987, has been a standard for analyzing bone mass reduction, the primary indicator of osteoporosis. The Company's DXA products are highly effective and offer essential features at competitive prices. Because of the cost, space requirements and training required, these systems are generally found in hospitals, large clinics and research institutions, as opposed to physician offices, where patients would benefit from timely and easy access to osteoporosis testing.

    Recognizing a significant market opportunity for more affordable bone measurement technologies, Norland Corp. and Stratec developed the pDEXA system, a lower priced, high performance desktop system incorporating DXA technology. The pDEXA is targeted primarily at gynecologists and other specialty practitioners. It is the only desktop DXA-based system which has received FDA marketing clearance and was the largest contributor to the Company's revenues in 1995 and the three months ended March 31, 1996.

    In April 1996, the Company acquired Dove Medical Systems ("Dove"), a manufacturer of low-cost bone densitometry systems. The acquisition of Dove added a new product line of bone densitometers based on single-energy X-ray ("SXA") technology to the Company's product portfolio. Dove's main product, the OsteoAnalyzer SXA3000, utilizes SXA technology with single push-button operation to provide the family physician with the most affordable (under $20,000) densitometer currently on the market. This acquisition solidified the Company's position as a leading provider of low-cost bone densitometry products.

    The Company also markets a line of products based on peripheral quantitative computed tomography ("pQCT") technology. Unlike the DXA-based densitometers, pQCT systems permit separate, three-dimensional measurements of the cortical and trabecular bone, allowing a more detailed assessment of the biomechanical soundness of the bone. In addition, pQCT permits the detection of minute changes within bone that occur over short periods of time. Research versions of this product have been purchased by large pharmaceutical companies such as Eli Lilly & Co., Sandoz Ltd. and Glaxo to monitor the effectiveness of potential new therapies for the treatment of osteoporosis and related bone disorders.

    The National Osteoporosis Foundation ("NOF") estimates that osteoporosis affects 25 million people in the United States, 80% of whom are women. In the United States alone, more than 1.3 million fractures are attributed to the disease. As a result, the estimated costs of osteoporosis and associated fractures in the United States during 1987 was more than $10 billion.

    Historically, treatment for osteoporosis has been inadequate. However, this is changing with the onset of new therapies brought to the market by several large pharmaceutical companies. In October 1995, Merck & Co., Inc. ("Merck") announced the launch of Fosamax, a new therapy for the treatment of osteoporosis. Merck and other pharmaceutical companies have launched extensive educational and marketing campaigns targeting gynecologists and family practice physicians to promote education and awareness that osteoporosis is now a treatable disease. These efforts are increasing the demand for widespread diagnosis and treatment of osteoporosis. The Company believes that over 50 pharmaceutical and biotechnology companies have programs to develop new therapies for the treatment of osteoporosis, and that additional new approved therapies will increase demand for low-cost densitometers.

    For the United States and Canada, the Company currently employs regional sales managers and third party distributors. The Company intends to increase its network of third party distributors in the United States to target the expanded market of gynecologists and family practice physicians and to increase the number of regional sales managers to supervise and support these distributors. For international markets, the Company uses third party distributors such as Nissho Iwai Corporation ("Nissho") for Japan. The Company typically uses a single distributor in each country in which it markets products, supported by United States-based sales managers.

    The Company's goal is to be the leading provider of affordable bone densitometry systems. The key elements of the Company's business strategy include: (i) expanding the bone densitometry market with lower priced systems,
(ii) establishing strategic relationships with pharmaceutical companies that manufacture drugs to treat osteoporosis, (iii) expanding sales and marketing capabilities, (iv) offering the broadest range of diagnostic systems and (v) establishing pQCT as the leading technology for advanced systems.

    Following this offering, approximately 28.2% (24.2% if the overallotment option is exercised) of the Company's Common Stock will be owned by persons who control Norland Medical Systems B.V. ("NMS BV"), a holding company that owns the Manufacturers. Certain of the Company's officers and directors are officers and directors of NMS BV and Norland Corp. See "Certain Transactions." There can be no assurance that all arrangements between the Company and the Manufacturers will be as advantageous to the Company as they would be in the absence of the relationships among the officers, directors and controlling stockholders of the Company, NMS BV and the Manufacturers. See "Risk Factors -- Dependence on Norland Corp. and Stratec" and "-- Conflicts of Interest."

                                  THE OFFERING

Common Stock Offered by the Company..........  1,500,000 shares
Common Stock Offered by Norland Partners,
 L.P.........................................  750,000 shares
Common Stock Outstanding after this
 Offering....................................  8,395,788 shares (1)
Use of Proceeds..............................  To expand sales and marketing activities, for
                                               new    product    development,    to   expand
                                               manufacturing capabilities  and  for  working
                                               capital   and  general   corporate  purposes,
                                               including potential acquisitions.
Nasdaq National Market Symbol................  NRLD
Risk Factors.................................  The Common  Stock offered  hereby involves  a high degree of risk. See "Risk Factors."

- ------------------------------
(1) Excludes an aggregate of 701,250 shares of Common Stock reserved for issuance upon the exercise of options outstanding as of June 1, 1996. Also excludes options for an aggregate of 364,500 shares of Common Stock available for issuance pursuant to the Amended and Restated 1994 Stock Option and Incentive Plan. See "Management -- Stock Option Plan."

                             SUMMARY FINANCIAL DATA

                                                     NORLAND MEDICAL SYSTEMS, INC.
                                            ------------------------------------------------
                          OSTECH B.V. (1)                               THREE MONTHS ENDED
                          ---------------
                                                                                                       PRO FORMA
                                                                                              ---------------------------
                                                                                                             THREE MONTHS
                                                                                               YEAR ENDED       ENDED
                                   YEARS ENDED DECEMBER 31,                 MARCH 31,
                          ------------------------------------------  ----------------------  DECEMBER 31,    MARCH 31,
                               1993            1994         1995         1995        1996       1995 (2)       1996 (2)
                          ---------------   -----------  -----------  ----------  ----------  ------------   ------------
                                                                           (UNAUDITED)                (UNAUDITED)
STATEMENT OF INCOME
 (LOSS) DATA:
Revenue.................    $5,488,095      $10,041,548  $18,243,808  $3,895,921  $5,218,290  $20,104,737     $5,890,981
Cost of revenue.........     4,066,539        6,517,701   12,508,809   2,600,531   3,415,911   13,235,502      3,697,132
One-time distribution
 agreement costs........             0        1,922,247            0           0           0            0              0
                          ---------------   -----------  -----------  ----------  ----------  ------------   ------------
Gross profit............     1,421,556        1,601,600    5,734,999   1,295,390   1,802,379    6,869,235      2,193,849
Operating expenses:
  Sales and marketing...     1,068,197          973,208    1,651,125     334,553     575,348    1,801,886        671,169
  General and
   administrative.......       399,449          526,364      960,368     225,453     305,716    1,733,019        600,321
                          ---------------   -----------  -----------  ----------  ----------  ------------   ------------
Income (loss) from
 operations.............       (46,090)         102,028    3,123,506     735,384     921,315    3,334,330        922,359
Liquidation loss --
 net....................      (326,007)               0            0           0           0            0              0
Other income (expense)..       (13,760)          (6,984)     412,983       2,515     242,941      416,347        243,731
                          ---------------   -----------  -----------  ----------  ----------  ------------   ------------
Income (loss) before
 taxes..................      (385,857)          95,044    3,536,489     737,899   1,164,256    3,750,677      1,166,090
Provision for taxes.....            60           27,000    1,436,000     299,587     473,000    1,570,632        486,088
                          ---------------   -----------  -----------  ----------  ----------  ------------   ------------
Net income (loss).......    $ (385,917)     $    68,044  $ 2,100,489  $  438,312  $  691,256  $ 2,180,045     $  680,002
                          ---------------   -----------  -----------  ----------  ----------  ------------   ------------
                          ---------------   -----------  -----------  ----------  ----------  ------------   ------------
Earnings per share......       --           $      0.02  $      0.40  $     0.11  $     0.10  $      0.40     $     0.09
                          ---------------   -----------  -----------  ----------  ----------  ------------   ------------
                          ---------------   -----------  -----------  ----------  ----------  ------------   ------------
Shares used in computing
 earnings per share
 (3)....................       --             4,002,000    5,245,235   4,002,000   7,057,010    5,406,773      7,218,548

                                                                               MARCH 31, 1996 (UNAUDITED)
                                                                     -----------------------------------------------
                                                                                                      PRO FORMA
                                                                       ACTUAL     PRO FORMA (4)   AS ADJUSTED (4)(5)
                                                                     -----------  -------------   ------------------
BALANCE SHEET DATA:
Cash and cash equivalents..........................................  $17,639,970   $14,207,033       $43,089,533
Working capital....................................................   21,049,451    17,667,500        46,550,000
Total assets.......................................................   24,687,761    28,330,834        57,213,334
Total stockholders' equity.........................................   21,209,370    24,520,899        53,403,399

- ------------------------------
(1) Figures presented for 1993 are those of Ostech B.V., a subsidiary of NMS BV that ceased all business activities at the end of 1993. In 1993, Ostech B.V. served as exclusive distributor of the Manufacturers' products in certain markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

(2) Presented to give pro forma effect to the Dove acquisition as if such transaction had been consummated on January 1, 1995. See the Unaudited Pro Forma Combined Condensed Financial Statements contained herein.

(3) Reflects the 2,000-for-1 split of the Common Stock in June 1995 and a three-for-two stock split of the Common Stock effective June 14, 1996.

(4) Presented to give pro forma effect to the Dove acquisition as if such transaction had been consummated on March 31, 1996. See the Unaudited Pro Forma Combined Condensed Financial Statements contained herein.

(5) Adjusted to give effect to the receipt of the net proceeds from the sale of the 1,500,000 shares of Common Stock offered by the Company (at an assumed public offering price of $20.75 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company). See "Use of Proceeds."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS IN THE SHARES OFFERED HEREBY SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS.

    DEPENDENCE ON NORLAND CORP. AND STRATEC. The Company is dependent on contractual and other business relationships with Norland Corp. and Stratec for various aspects of its business, including for the supply of the DXA-based and pQCT-based products it markets, for the development of new products and product enhancements and for certain regulatory compliance relating to the Company's business.

    In 1995, the Company entered into a distribution agreement (the "Distribution Agreement") with the Manufacturers pursuant to which (i) the Company has rights to the exclusive worldwide distribution of all medical diagnostic products manufactured or developed by Norland Corp. or Stratec (subject to Stratec's right to distribute pQCT products in certain countries in Europe until such time as the Company elects to take over such distribution) and
(ii) the Company must use its best efforts to promote the sale of those products and, with one exception, may not distribute products manufactured by any non-affiliate of the Company that compete with Norland Corp. or Stratec products. The Distribution Agreement has an initial term ending December 31, 2015 and may be extended by either party for successive five-year terms. The only products marketed and sold by the Company currently are the bone densitometry systems developed and manufactured by Norland Corp. and Stratec and the OsteoAnalyzer line of bone densitometers developed by Dove. Under the Distribution Agreement, the price at which the Company purchases each bone densitometry system is generally based on the difference between the price at which the Company sells that system and the "Manufacturer's Device Cost" for that system, as defined in the Distribution Agreement. The Manufacturer's Device Cost is set semi-annually based on the average cost of systems components and parts purchased during the preceding six-month period plus an allowance for other direct manufacturing costs. As a result, the Company's gross margins on products other than OsteoAnalyzer systems are partially dependent on the Manufacturers' abilities to procure components and manufacture their systems efficiently. See "Business -- Distribution Agreement." In addition, reliance on Stratec subjects the Company to certain risks inherent in foreign operations, including currency fluctuations and changes in the regulatory and tax environment in Germany.

    The Company is dependent to a significant extent on the Manufacturers to develop products and product enhancements that are marketable and competitive. In 1995, the Company entered into an agreement (the "Product Development Loan Agreement") with the Manufacturers under which the Company may make loans to the Manufacturers in installments up to an aggregate amount of $3.5 million during the period ending July 31, 1997 to fund specific development projects involving enhancements of existing products and the application of technologies to new products. The Company is not committed to make any particular loan. At May 1, 1996 there were outstanding loans of $75,906 from the Company to Norland Corp. In the future, the Company may provide funding to the Manufacturers for development projects other than through the Product Development Loan Agreement. See "The Company and its Relationship with Norland Corp. and Stratec." There can be no assurance that the Manufacturers' product development efforts will be adequate to provide the Company with products that have the features and capabilities, and can be sold at prices, that will allow the Company to compete effectively. See "Use of Proceeds" and "Business -- Product Development."

    The Company  is also  dependent on  the Manufacturers  to manufacture  their products in amounts and at levels of quality necessary to meet demand and be competitive. If either of the Manufacturers fails to supply the Company with a sufficient quantity of any product on a timely basis or if the systems provided by the Manufacturers fail to meet the performance or other standards established for those products, the Company has been granted licenses that give it the right to make other arrangements for the manufacture of such products. While the Company believes alternative manufacturers capable of providing those products exist, there can be no assurance that the Company would be able to make alternative arrangements on a timely basis, that any such alternative arrangements would be adequate, or that they would be on terms as favorable to the Company as the terms of the Distribution Agreement. If the Company were unable to make adequate alternative arrangements on a timely basis, its business and results of operations would be materially adversely affected.

    Should either of the Manufacturers file a petition in bankruptcy or be the subject of an involuntary bankruptcy proceeding, there can be no assurance that, under the United States Bankruptcy Code, the German Bankruptcy Code (KONKURSRECHT) or other applicable laws, the Company's rights against such Manufacturer would be enforceable. Among other things, such unenforceability could mean that the Company would lose its exclusive right to distribute such Manufacturer's products, would be unable to purchase products at the prices and on the other terms provided in the Distribution Agreement, would not have the license rights provided in the Distribution Agreement and/or would not be entitled to make alternative arrangements for the manufacture of such Manufacturer's products. The Company's rights to manufacture Norland Corp. products are subject to a blanket lien on Norland Corp.'s assets securing loans from a bank (balance of approximately $540,000 as of May 1, 1996) that are due by December 31, 1996. Should the Company's rights under the Distribution Agreement be avoided or limited in a bankruptcy-related proceeding, the Company's business and results of operations would be materially adversely affected. See "Business -- Manufacturing" and "-- Distribution Agreement."

    CONFLICTS OF INTEREST. Reynald G. Bonmati, the President and a Director of the Company is also the President and a Director of Norland Corp. and a Managing Director of NMS BV and may be considered the beneficial owner, through a partnership, of 41.2% of the outstanding capital stock of NMS BV, the parent holding company of Norland Corp. and Stratec. Albert S. Waxman, a Director of the Company, is also a Director of Norland Corp. and a Managing Director of NMS BV. He may also be considered the beneficial owner through the same partnership of the same 41.2% of the capital stock of NMS BV. Accordingly, Messrs. Bonmati and Waxman may face conflicts of interest in negotiating with and making decisions on behalf of the Company regarding transactions and arrangements with the Manufacturers. Officers and directors of a corporation have a fiduciary obligation to act in the interests of all the corporation's stockholders. The Company expects to submit all decisions regarding transactions and arrangements with the Manufacturers or NMS BV to the Company's board of directors. Two of the three other directors of the Company, who are not officers or employees of the Company, have small investments, indirectly, in NMS BV but are not officers or directors of, and do not otherwise owe fiduciary duties to, NMS BV. The Company may consider investing in or acquiring one or both of the Manufacturers or a substantial portion of the assets of one or both of them. The Company has no understandings with, nor is it currently engaged in negotiations with, NMS BV or either of the Manufacturers regarding any such transaction. The Company is in the process of amending its bylaws to provide that certain types of "business combinations" with certain "related parties," which at the present time would include NMS BV or the Manufacturers, must be approved by the affirmative vote of a majority of the Company's stockholders, including a majority of those stockholders who have no economic interest in such related party. See "Description of Capital Stock." Under the terms of the distribution arrangement in effect with Norland Corp. for 1994, the Company was required to purchase at least $5.2 million of products from Norland Corp. for the year ended December 31, 1994. At the prices that would have applied in the absence of such minimum requirement, purchases from Norland Corp. during that period to fill customer orders totalled $3.3 million. The $1.9 million difference between the amount and the Company's minimum purchase requirement is reflected as "One-time distribution agreement costs" in the Company's statement of income for the year ended December 31, 1994. The Company did not acquire products from Norland Corp. in 1994 in excess of the amounts sold to customers, and the effect of the minimum requirement was to increase the aggregate cost of the products purchased from $3.3 million to $5.2 million. There is no minimum purchase requirement applicable to any period after 1994. There can be no assurance that all arrangements between the Company and the Manufacturers will be as advantageous to the Company as they would be in the absence of the relationships between the Company's officers, directors and controlling stockholders described above and elsewhere in this Prospectus. In addition, there can be no assurance that, in light of the relationships between the Company, NMS BV and the Manufacturers, taxing authorities will not challenge the appropriateness of the pricing and other arrangements between the Company and the Manufacturers. A successful challenge to those arrangements could result in additional tax obligations for the Company and could have a material adverse effect on the Company's results of operations and financial condition. See "The Company and its Relationship with Norland Corp. and Stratec," "Business -- Distribution Agreement" and "Certain Transactions."

    DEPENDENCE ON NEW THERAPIES FOR TREATMENT OF BONE DISORDERS. The Company believes it is essential to its sales growth that the efficacy of new therapies for the treatment of osteoporosis and other bone disorders be demonstrated and that regulatory approval of such therapies be granted, particularly in the United States. Although Fosamax and certain other drug therapies were approved by the FDA in 1995, and the Company believes that over 50 pharmaceutical and biotechnology companies have programs to develop treatments for bone disorders, to date only a limited number of therapies are available in the United States. There can be no assurance that Fosamax will gain market acceptance or that any other new treatment will be approved or gain acceptance. The failure of one or more of these newly approved therapies to gain acceptance, or the failure of additional new therapies to be approved and gain acceptance, could have or material adverse effect on the Company's business. See "Business -- Therapies."

    DEPENDENCE ON PDEXA. Although the Company markets a broad range of products, it believes its near term growth potential will depend on the success of the pDEXA, a relatively new, low-cost bone densitometer sold to, among others, physician offices and small clinics. Sales of pDEXA systems have comprised an increasing percentage of the Company's revenues since its introduction in Japan in the third quarter of 1994 and, in the three months ended March 31, 1996, such sales accounted for the majority of the Company's revenues. Certain pDEXA units installed in Japan and the southeastern United States recently experienced operational difficulties related to the effects of humid conditions on one component. The Manufacturers have identified alternative sources of the component and have developed techniques for producing the component so that it does not experience those effects. Pursuant to the warranty provided by the Manufacturers, replacement components are being installed in affected units at the Manufacturers' expense. Certain competitors have begun marketing low-cost bone densitometers in Japan. Sales of pDEXA systems in Japan declined during the three months ended March 31, 1996, due in part to the increase in competition in that market, reductions in reimbursement in Japan for densitometry scans of peripheral sites and the operational difficulties described above. The Company expects such sales to decline further. Should competitors introduce and successfully market other low-cost osteoporosis diagnostic devices or screening tools in Japan or other markets, or should the pDEXA not gain or suffer setbacks in its market acceptance for any reason, the Company's revenues and results of operations would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Strategy and
- -- Manufacturing."

    DEVELOPING NEW MARKETS. The Company's continued success will depend upon broad acceptance and adoption by primary care providers, such as gynecologists and family practice physicians, of newly introduced and emerging drug therapies to treat osteoporosis, and the Company's ability to broaden sales of its products, particularly the pDEXA and OsteoAnalyzer lines, to these physicians. In order to penetrate this market more effectively, the Company has expanded its sales and marketing activities, including increasing its sales force, advertising and participation in trade shows. In addition, the Company has implemented short-term leasing and pay-per-scan programs to make its systems more available to physicians. There can be no assurance that these or other activities or programs will be successful in obtaining broader market acceptance for the Company's products. Failure to do so could have a material adverse effect on the Company's business. See "Business -- Marketing."

    DEPENDENCE ON THIRD PARTY REIMBURSEMENT. Future profitability of the Company may be materially adversely affected by changes in reimbursement policies of governmental and private third party payors. The products marketed by the Company are purchased principally by healthcare providers that typically bill third party payors such as governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for health care services provided to their patients. Governmental reimbursement policies are subject to rapid and significant changes in the United States at both the federal and state levels and in other countries. For example, reimbursement in Japan for densitometry scans of peripheral sites was recently reduced. In addition, private third party payors are increasingly negotiating the prices charged for medical products and services. If healthcare providers respond to such pressures by substituting other products for the products marketed by the Company, the Company could be adversely affected. A third party payor may deny reimbursement if it determines that a device was not used in accordance with cost-effective treatment methods, or was experimental, or for other reasons. There can be no assurance that products marketed by the Company in the United States in the future will qualify for reimbursement by Medicare in accordance with guidelines established by the Health Care Financing Administration, by state government payors, or by commercial insurance carriers or that reimbursement will be available in other countries. See "Business -- Third Party Reimbursement."

    HIGHLY COMPETITIVE MARKET; TECHNOLOGICAL CHANGE. The bone densitometry market is highly competitive. Several companies have developed or are developing low-cost bone densitometers that compete or will compete directly with products marketed by the Company. Many of the Company's existing and potential competitors have substantially greater financial, marketing and technological resources, as well as established reputations for success in developing, manufacturing, selling and servicing products, than the Company and the Manufacturers. In addition, competitors that do not rely on third-party manufacturers may have more flexibility to compete effectively on price. The Company expects that existing and new competitors will continue to introduce products or services that are directly or indirectly competitive with those sold by the Company, including alternatives to absorptiometry and pQCT such as IN
VITRO diagnostic tests and ultrasound. Such competitors may succeed in developing products that are more functional or less costly than those sold by the Company and may be more successful in marketing such products. These and other innovations in medical technology may negatively affect the marketing and sales of the products marketed by the Company. There can be no assurance that the Company will be able to compete successfully in this market. See "Business
- -- Competition" and "-- Therapies."

    DEPENDENCE ON THIRD-PARTY DISTRIBUTORS. For its sales and service activities outside of the United States and Canada, the Company is primarily dependent on third-party distributors. The Company is also expanding its use of third-party distributors for sales in the United States and Canada. For sales to Japan of Norland Corp. and Stratec products, the Company has an exclusive subdistributor agreement with Nissho, and for sales to Korea, the Company has an exclusive subdistributor agreement with Meditec Co., Ltd. ("Meditec"). For the year ended December 31, 1995 and the three months ended March 31, 1996, sales to Nissho totaled approximately 68% and 51%, respectively, of total sales and sales to Meditec totaled approximately 9% and 8%, respectively. The Company typically uses an exclusive distributor in each country in which it does not directly market products through its own sales force. These distribution arrangements may typically be terminated by either the Company or the exclusive distributor upon sixty days' notice. There can be no assurance that such distributors will continue to provide sales and service for the Company at acceptable levels or that the Company would be able to replace any distributors on terms as advantageous to the Company should any of its existing arrangements terminate. Further, there can be no assurance that the Company will be able to make acceptable arrangements with additional distributors. Should any third-party distributors cease to promote the products the Company markets, or should the Company be unable to make acceptable arrangements with distributors in other markets, its sales and results of operations could be materially adversely affected. See "Business -- Sales and Marketing."

    LIMITED OPERATING HISTORY. The Company began operations in January 1994. Although Ostech B.V. ("OBV"), a subsidiary of NMS BV, marketed and sold the Manufacturers' systems prior to the Company's formation, OBV's management and sales organization were not identical to the Company's. Reynald G. Bonmati, the President (chief executive officer) and a Director of the Company, and Albert S. Waxman, a Director of the Company, were two of the Supervisory Directors of OBV, and James A. Sperlazza, Vice President, Latin American and Pacific Rim Sales, of the Company, was in charge of Latin American and Pacific Rim sales for OBV. However, the Managing Director of OBV, who was in charge of its overall business operations, and all other OBV managers and staff members were Dutch, Swiss and German nationals, none of whom has any relationship to the Company. The Company and its management therefore have only limited operating experience and history. There can be no assurance that recent operating results can be sustained on a quarterly or annual basis. See "The Company and Its Relationship with Norland Corp. and Stratec" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

    POTENTIALLY SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING
RESULTS. Several factors may significantly affect the Company's revenues, expenses and results of operations from quarter to quarter, including the timing of new product introductions into specific markets by the Company or its competitors, developments regarding new treatments for osteoporosis, developments in government reimbursement policies, foreign currency fluctuations, product mix, the ability to obtain products to meet customer demand and fluctuations in manufacturing costs. Consequently, quarterly results of operations can be expected to fluctuate. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    RISK OF AND RELIANCE ON FOREIGN SALES. For the year ended December 31, 1995 and the three months ended March 31, 1996, foreign sales accounted for approximately 94% and 72%, respectively, of the Company's sales. For 1995 and the three months ended March 31, 1996, sales in Japan represented approximately 68% and 51%, respectively, of the Company's sales, and sales in Korea represented approximately 9% and 8%, respectively, of the Company's sales. Foreign sales are subject to certain inherent risks, including foreign currency fluctuations, trade restrictions and inconsistent and changing regulatory requirements. The loss of a key foreign subdistributor or the inability to maintain a foreign distribution network could have a material adverse impact on the Company's results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

    DOVE ACQUISITION. On April 2, 1996, the Company acquired Dove, the manufacturer of the OsteoAnalyzer line of SXA-based bone densitometers. The integration of Dove will require special attention from management, which may distract its attention from the day-to-day business of the Company, and will require integration of Dove and the Company's product offerings and sales and marketing activities. In addition, the Company may be required to expand and enhance its financial and management controls, reporting systems and procedures as it integrates these operations. There can be no assurance that the Company will be successful in that integration. In addition, the operations acquired as part of the Dove acquisition include manufacturing and research and development. While some of the Company's management have been involved in such activities at Norland Corp., the Company has not previously engaged directly in those activities. The Company may pursue additional acquisitions of complementary technologies, product lines, or businesses in the future. The integration of acquired companies often results in unexpected costs and disruptions and sometimes in significant fluctuations in, or reduced predictability of, operating results from period to period. There can be no assurance that the Company will realize any future benefits as a result of the acquisition of Dove or any technologies, product lines or businesses it may acquire in the future or that the integration of Dove or any such other technologies, product lines or businesses will not result in unanticipated adverse consequences for the Company's results of operations and financial condition.

    GOVERNMENT REGULATION. The products the Company sells are subject to extensive regulation. Before products can be marketed commercially in the United States, they must receive FDA clearance or approval. The Company primarily relies on Norland Corp. to obtain such clearances in the United States. Products sold in the United States must also be manufactured in compliance with FDA Good Manufacturing Practices ("GMPs"), regulations relating to the methods used in, and the facilities and controls used for, the design, manufacture, packaging, storage, and installation of all finished devices intended for human use. Medical device products are also required to comply with FDA regulations relating to investigational research, labeling, and postmarket reporting. States may also regulate the manufacture, sale, and use of medical devices, particularly those that employ X-ray technology. In addition, many foreign countries, including some in which the Company markets products, have laws governing the marketing and manufacturing of medical devices, some of which are similar to laws in the United States. The Company generally relies on its local distributors to obtain required clearances in the countries in which they sell products marketed by the Company. Federal, state and foreign regulations regarding the manufacture and sale of medical devices are subject to change. In addition, product approvals could be withdrawn if a manufacturer or seller fails to comply with regulatory standards or if unforeseen problems occur following initial marketing. Extensive regulations or changes in regulations in countries in which the Company sells may increase operating expenses or make doing business in those countries impractical. In addition, the processes of obtaining regulatory clearances and approvals can be time consuming and expensive and there can be no assurance that all required clearances and approvals will be obtained or that the Company will not experience delays in those processes that would adversely affect the Company's marketing and sale of products. Delays in obtaining, or the inability to obtain, necessary domestic or foreign regulatory approvals or failures to comply with applicable regulatory requirements could have a material adverse effect on the Company. See "Business -- Government Regulation."

    UNCERTAINTY OF HEALTH CARE REFORM. Health care reform in the United States has been an area of national attention and a priority of many governmental officials. Certain reforms may influence customer purchases and, if adopted, could affect the markets for medical devices or impose limitations on the prices the Company will be able to charge in the United States for the products that the Company markets or on the amount of reimbursement available from governmental agencies and private third party payors for bone densitometry scans conducted with these products.

    PROPRIETARY RIGHTS PROTECTION. The Company believes its sales are dependent in part on certain proprietary features of the products it markets. The Company relies upon the Manufacturers for the protection of intellectual property pertaining to the proprietary features of their DXA-based and pQCT-based products. The Manufacturers rely primarily on know-how, trade secrets and trademarks to protect those intellectual property rights and have not sought patent protection for their products. The Company relies primarily upon know-how, trade secrets, trademarks and a patent to protect the SXA-based technology used in the OsteoAnalyzer product line. There can be no assurance that these measures will be adequate to protect the rights of the Manufacturers and the Company. In addition, the laws of foreign countries may not protect their proprietary rights to the same extent as the laws of the United States. To the extent those rights are not adequately protected, the Company may be vulnerable to competitors who attempt to copy products the Company markets, or gain access to the trade secrets and know-how of the Company and the Manufacturers. Further, there can be no assurance that the Company's competitors will not independently develop substantially equivalent or superior technology. Neither the Manufacturers nor the Company are currently the subject of any litigation regarding proprietary rights, and the Company believes that the technologies used by the Manufacturers and the Company were developed independently. However, there can be no assurance that claims will not be brought alleging infringement by the Manufacturers or the Company or that such claims, if brought, would not have a material adverse effect on the Company's ability to market their products. In addition, the Company's business depends on proprietary information regarding customers and marketing, and there can be no assurance that the Company will be able to protect such information. See "Business -- Proprietary Rights."

    PRODUCT LIABILITY. The Company's business involves the risk of product liability claims inherent to the medical device business. If such claims arise in the future they could have a material adverse impact on the Company. The Company relies upon insurance maintained by the Manufacturers covering the products they produce and maintains product liability insurance with respect to the OsteoAnalyzer product line. Norland Corp. maintains product liability insurance on a "claims made" basis in the aggregate amount of $4.0 million, subject to certain deductibles and exclusions. Stratec maintains product liability insurance in the aggregate amount of DM6 million (approximately $3.9 million based on current exchange rates as of May 1, 1996), subject to certain deductibles and exclusions. The Company is an additional named insured on the Norland Corp. and Stratec policies. The Company maintains product liability insurance with respect to the OsteoAnalyzer line on a "claims made" basis in the aggregate amount of $1.0 million, subject to certain deductibles and exclusions. There is no assurance that such coverage will be sufficient to protect Norland Corp., Stratec and the Company from product liability claims, that product liability insurance will be available to Norland Corp., Stratec or the Company at a reasonable cost, if at all, in the future or that insurance maintained by Norland Corp. or Stratec will cover the Company. See "Business -- Product Liability Insurance."

    DEPENDENCE ON KEY PERSONNEL. The Company's success depends in large part on the continued services of certain key personnel at the Company, as well as certain key employees of the Manufacturers. The loss or interruption of the services of any of those individuals could have a material adverse effect on the Company. Neither the Company nor the Manufacturers maintain key man life insurance on any of their employees or have employment agreements with any key personnel. The Company's success also depends upon the ability to attract and retain additional qualified personnel. Competition exists for qualified personnel and there can be no assurance the Company or the Manufacturers will be successful in attracting or retaining such personnel. See "Business -- Employees" and "Management."

    UNCERTAIN ABILITY TO MANAGE GROWTH. The Company's growth strategy will require expanded sales, increased customer service and support, increased personnel throughout the Company, expanded operational and financial systems and the implementation of additional control procedures. There is no assurance that the Company will be able to attract qualified personnel or successfully manage expanded operations. If the Company expands, it may from time to time experience constraints that will adversely affect its ability to satisfy customer demands in a timely fashion. Failure to manage growth effectively could materially adversely affect the Company's financial condition and results of operations. Further, there can be no assurance that the Company will be able to sustain its recent rate of growth or continue its profitable operations.

    CONTROL BY EXISTING STOCKHOLDERS. Immediately after this offering, current officers and directors, together with persons and entities that may be deemed affiliates of or related to such persons, will own or control approximately 30.4% of the outstanding shares of Common Stock (26.4% if the Underwriter's over-allotment option is exercised in full). In addition, the Company's officers and directors hold options to purchase Common Stock, and their ownership will increase if outstanding stock options are exercised. Thus, officers and directors will have significant influence over all matters requiring stockholder approval. See "Management -- Stock Option Plan," "Certain Transactions," "Principal and Selling Stockholders" and "Description of Capital Stock."

    POSSIBLE VOLATILITY OF STOCK PRICE. The market for securities of early stage, small market capitalization companies has been highly volatile in recent years, often as a result of factors unrelated to a company's operations. The Company believes factors such as quarterly fluctuations in financial results, announcements of new developments relating to bone disorder therapies and diagnostic technologies and developments in third party reimbursement policies could contribute to the volatility of the price of its Common Stock, causing it to fluctuate significantly. These factors, as well as general economic conditions, such as recessions or high interest rates or other events unrelated to the Company or the products it sells, may adversely affect the market price of the Common Stock.

    MANAGEMENT'S DISCRETION AS TO USE OF PROCEEDS. The Company currently has no specific plans for the use of a significant portion of the net proceeds of this offering and Company management will have broad discretion as to the application of such proceeds. The net proceeds will be available for working capital and general corporate purposes, including potential acquisitions and, possibly, providing financing for certain customers such as physician offices, group practices, hospitals, clinics and research facilities through leasing and other financing arrangements. See "Use of Proceeds."

    SHARES ELIGIBLE FOR FUTURE SALE. Sales of shares of Common Stock of the Company in the public market following this offering could adversely affect market prices and the Company's ability to raise capital. The 2,250,000 shares offered hereby will be freely tradeable, without restriction or further registration under the Securities Act. Upon completion of this offering, approximately 2,639,500 outstanding shares will be "restricted" securities within the meaning of Rule 144 under the Securities Act. Approximately 678,000 shares will be available for immediate sale in the public market in reliance upon Rule 144 or Rule 701 under the Securities Act, and the remaining approximately 1,961,500 restricted shares will not be transferable pursuant to Rule 144 until the expiration of their respective two-year holding periods. The Company intends to file a registration statement under the Securities Act to register Common Stock issuable upon exercise of options that have been or may be granted under the Amended Plan. See "Shares Eligible For Future Sale."

    ANTI-TAKEOVER CONSIDERATIONS. The Company's Restated Certificate of Incorporation and by-laws and the Delaware General Corporation Law contain certain provisions that may have the effect of inhibiting a non-negotiated merger or other business combination. In addition, the level of ownership by current directors and officers of the Company, together with persons and entities that may be deemed affiliates of or related to such persons, will enable them to have significant influence over or control the affairs of the Company which may have the effect of delaying, deferring or preventing a change in control of the

Company. The Board of Directors will also have the authority, without further action by the stockholders, to fix the rights and preferences and issue "blank check" preferred stock. All of these factors could have the effect of deterring hostile takeovers or delaying, deferring or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over the then-current market prices. In addition, these provisions and this level of ownership also limit the ability of other stockholders to approve transactions that they may deem to be in their best interests and could adversely affect the voting and other rights of other stockholders. See "Control by Existing Stockholders" and "Description of Capital Stock."

        THE COMPANY AND ITS RELATIONSHIP WITH NORLAND CORP. AND STRATEC

    The Company was formed in December 1993 by certain stockholders of NMS BV to market, sell and service a range of diagnostic products that address selected needs in women's healthcare. It began operations in January 1994 as the exclusive distributor throughout much of the world for all of the bone densitometry products manufactured by Norland Corp. and Stratec, manufacturing subsidiaries of NMS BV.

    As a subsidiary of Cordis Corporation, Norland Corp. introduced the first single photon absorptiometry ("SPA") bone densitometry device in the early 1970s, introduced a dual photon absorptiometry ("DPA") device in the early 1980s and introduced a DXA device in 1987. Before 1992, Norland Corp. distributed its products in North, South and Central America and the Pacific Rim through a direct sales force and local distributors, and for sales in Europe and the Middle East, Norland Corp. distributed its products through a subsidiary, Norland Scientific Instruments, B.V., using a small direct sales force and local distributors. Norland Corp. is located in Fort Atkinson, Wisconsin.

    Stratec was formed in 1987 to develop medical devices based on quantitative computed tomography ("QCT") technology. Stratec initially focused its development efforts on measurement of the forearm, naming the approach pQCT. In 1990, Stratec introduced a compact, high-resolution pQCT bone measurement system. Before 1992, Stratec sold its products exclusively in Germany using a small direct sales force and independent distributors. Stratec is located in Pforzheim, Germany.

    Before 1992, the Manufacturers were unrelated to each other. In early 1992, stockholders of the Manufacturers formed NMS BV to hold the two companies as wholly-owned subsidiaries. Norland Corp. has continued to develop and manufacture bone densitometry products using DXA technology and Stratec has continued to focus on pQCT technology. In 1993, the two companies jointly developed the pDEXA system marketed by the Company. Norland Corp. acts as contract manufacturer for all Stratec products sold in the United States.

    During 1992 and 1993, the Manufacturers began to combine their sales and marketing efforts. OBV, another subsidiary of NMS BV, was formed in 1992 to act as the exclusive distributor of Norland Corp.'s products outside the United States, Canada and Switzerland and Stratec's products outside Germany and Switzerland. Norland Corp. continued to distribute its products in the United States and Canada, Stratec continued to distribute its products in Germany and a separate subsidiary of NMS BV distributed both companies' products in Switzerland. For sales of Stratec products in the United States and Canada, Norland Corp. served as a subdistributor for OBV, until OBV ceased business activities at the end of 1993 when the Company was formed.

    In January 1994, the Company began performing the sales and marketing functions of NMS BV and its subsidiaries. The Manufacturers and the Company are parties to a Distribution Agreement under which the Company has the rights to exclusive worldwide distribution of all medical diagnostic products manufactured or developed by Norland Corp. or Stratec (subject to Stratec's right to distribute pQCT products in certain countries in Europe until such time as the Company elects to take over such distribution). The Company has entered into an agreement (the "Product Development Loan Agreement") with the Manufacturers under which the Company may make loans to the Manufacturers up to an aggregate amount of $3.5 million during the period ending July 31, 1997. See "Business -- Distribution Agreement," "-- Product Development" and "Certain Transactions."

    Prior to this offering, approximately 45.1% of the Company's outstanding stock was owned by persons who control NMS BV. The Company's President, Chief Executive Officer and Chairman of the Board,

Reynald G. Bonmati, owns directly 562,500 shares of the Company's Common Stock and holds options to purchase an additional 217,500 shares. Mr. Bonmati is also a Director and the President of Norland Corp. and is one of three Managing Directors of NMS BV. Albert S. Waxman, a director of the Company, is also a Director of Norland Corp. and one of the Managing Directors of NMS BV. See "Management," "Certain Transactions" and "Principal and Selling Stockholders."

    The Company is a Delaware corporation whose principal office is located at 106 Corporate Park Drive, Suite 106, White Plains, New York 10604, and its telephone number is (914) 694-2285.

                                USE OF PROCEEDS

    Based on an assumed public offering price of $20.75 per share, the Company will receive approximately $28.9 million from the sale of the 1,500,000 shares of Common Stock being offered by the Company after deduction of underwriting discounts and commissions and estimated expenses payable by the Company in connection with this offering. The Company expects to use the net proceeds to expand sales and marketing activities, for new product development, to expand manufacturing capability of its newly-acquired Dove manufacturing facilities and for working capital and general corporate purposes, including potential acquisitions. The Company has no present understandings, commitments or agreements with respect to any such acquisitions. In addition, the Company may consider providing financing for certain customers such as physician offices, group practices, hospitals, clinics and research facilities through leasing or other financing arrangements. Pending the uses described above, the Company intends to invest the net proceeds of this offering in short-term, investment-grade, interest-bearing securities. The Company is undertaking the offering in part because it believes that the availability of adequate financial resources is important to the Company's competitive position. Management will have broad discretion as to the application of such net proceeds.

                          PRICE RANGE OF COMMON STOCK

    The Company's Common Stock is traded on the Nasdaq National Market under the symbol "NRLD". The Company's Common Stock was first issued to the public under a registration statement that became effective on August 1, 1995. August 2, 1995 was the first day of trading for the Company's Common Stock. The following table sets forth, for the periods indicated, the implied high and low sales prices per share of Common Stock, as reported by the Nasdaq National Market assuming (i) that the Stock Split had been consummated prior to the periods presented and
(ii) that the sales prices would have been two-thirds of the actual sales prices as a consequence of the Stock Split.

                                                                                      HIGH         LOW
                                                                                    ---------  ------------
PERIOD FROM AUGUST 2, 1995 THROUGH DECEMBER 31, 1995:

Third Quarter.....................................................................  $   13.42  $    9.33
Fourth Quarter....................................................................      15.67      10.83

PERIOD FROM JANUARY 1, 1996 THROUGH JUNE 17, 1996:

First Quarter.....................................................................      19.83      13.33

Second Quarter (through June 17, 1996)............................................      26.33      18.83

    The last reported sale price of the Common Stock on the Nasdaq National Market on June 17, 1996 was $20.75. There were approximately 26 stockholders of record of the Company's Common Stock. This number excludes persons whose shares were held of record by a bank, broker or clearing agency.

                                DIVIDEND POLICY

    The Company has not paid any dividends on its Common Stock and does not expect to pay any such dividends in the foreseeable future. The Company intends to reinvest earnings in the continued development and operation of its business.

                                 CAPITALIZATION

    The   following  table  sets  forth  at   March  31,  1996  the  (i)  actual
capitalization of the Company, (ii) the pro forma effect of the Dove acquisition, and (iii) the pro forma capitalization of the Company as adjusted to reflect the receipt of the estimated proceeds from the sale of 1,500,000 shares of Common Stock being offered by the Company hereby at the assumed initial public offering price of $20.75 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company and the application of the estimated net proceeds as described in the "Use of Proceeds." This table should be read in conjunction with the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                                                  MARCH 31, 1996
                                                                                    (UNAUDITED)
                                                                  -----------------------------------------------
                                                                                                  PRO FORMA AS
                                                                     ACTUAL      PRO FORMA (1)   ADJUSTED (1)(2)
                                                                  -------------  -------------  -----------------
Stockholders' equity:
  Preferred stock, $0.0005 par value; 1,000,000 shares
   authorized; no shares issued and outstanding.................  $           0   $         0    $             0
  Common stock, $0.0005 par value; 10,000,000 shares authorized;
   6,698,250 shares issued and outstanding; and 8,359,788 shares
   to be outstanding as adjusted (3)............................          3,349         3,430              4,180
  Additional paid-in capital....................................     18,346,732    21,658,180         50,539,930
  Retained earnings.............................................      2,859,289     2,859,289          2,859,289
                                                                  -------------  -------------  -----------------
    Total stockholders' equity..................................  $  21,209,370   $24,520,899    $    53,403,399
                                                                  -------------  -------------  -----------------
                                                                  -------------  -------------  -----------------

- ------------------------------
(1) Presented to give effect to the Dove acquisition.

(2) Adjusted to give effect to the receipt of net proceeds from the sale of 1,500,000 shares of Common Stock offered by the Company (at an assumed public offering price of $20.75 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company). See "Use of Proceeds."

(3) Excludes shares reserved for issuance under the Company's Amended and Restated 1994 Stock Option and Incentive Plan. See "Management -- Stock Option Plan."

                            SELECTED FINANCIAL DATA

    The following Selected Financial Data as of and for the periods ended December 31, 1992, 1993, 1994 and 1995 were derived from (i) the Company's financial statements for the years 1994 and 1995, which were audited by Coopers & Lybrand L.L.P., (ii) the financial statements of OBV for the year 1993, which were audited by Schweizerische Treuhandgesellschaft-Coopers & Lybrand AG, and
(iii) the audited financial statements of OBV for the period from April 1, 1992 (date of commencement of operations) through December 31, 1992. The financial data should be read in conjunction with the audited financial statements of the Company, and the notes thereto, and of OBV for the year ended December 31, 1993 and notes thereto, which are included elsewhere herein, and with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                         OSTECH B.V. (1)
                   ----------------------------
                     PERIOD FROM                          NORLAND MEDICAL SYSTEMS, INC.
                    APRIL 1, 1992                ------------------------------------------------
                         TO                                                  THREE MONTHS ENDED
                                           YEARS ENDED DECEMBER 31,              MARCH 31,
                    DECEMBER 31,     ------------------------------------  ----------------------
                        1992            1993        1994         1995         1995        1996
                   ---------------   ----------  -----------  -----------  ----------  ----------
                                                                                (UNAUDITED)
STATEMENT OF
 INCOME (LOSS)
 DATA:
Revenue..........    $4,094,964      $5,488,095  $10,041,548  $18,243,808  $3,895,921  $5,218,290
Cost of
 revenue.........     3,118,925       4,066,539    6,517,701   12,508,809   2,600,531   3,415,911
One-time
 distribution
 agreement
 costs...........             0               0    1,922,247            0           0           0
                   ---------------   ----------  -----------  -----------  ----------  ----------
Gross profit.....       976,039       1,421,556    1,601,600    5,734,999   1,295,390   1,802,379
Operating
 expenses:
  Sales and
   marketing.....       747,292       1,068,197      973,208    1,651,125     334,553     575,348
  General and
administrative...       183,219         399,449      526,364      960,368     225,453     305,716
                   ---------------   ----------  -----------  -----------  ----------  ----------
Income (loss)
 from
 operations......        45,528         (46,090)     102,028    3,123,506     735,384     921,315
Liquidation loss
 -- net..........             0        (326,007)           0            0           0           0
Other income
 (expense).......        47,105         (13,760)      (6,984)     412,983       2,515     242,941
                   ---------------   ----------  -----------  -----------  ----------  ----------
Income (loss)
 before taxes....        92,633        (385,857)      95,044    3,536,489     737,899   1,164,256
Provision for
 taxes...........         9,629              60       27,000    1,436,000     299,587     473,000
                   ---------------   ----------  -----------  -----------  ----------  ----------
Net income
 (loss)..........    $   83,004      $ (385,917) $    68,044  $ 2,100,489  $  438,312  $  691,256
                   ---------------   ----------  -----------  -----------  ----------  ----------
                   ---------------   ----------  -----------  -----------  ----------  ----------
Earnings per
 share (1).......       --               --      $      0.02  $      0.40  $     0.11  $     0.10
                                                 -----------  -----------  ----------  ----------
                                                 -----------  -----------  ----------  ----------
Shares used in
 computing
 earnings per
 share (2).......                        --        4,002,000    5,245,235   4,002,000   7,057,010

                                                                                AS OF DECEMBER 31,
                                                                              -----------------------
                                                                                 1994        1995
                                                                              ----------  -----------     AS OF
                                                                                                        MARCH 31,
                                                                                                       -----------
                                                                                                          1996
                                                                                                       -----------
                                                                                                       (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................................  $  554,732  $19,218,865  $17,639,970
Working capital.............................................................      68,044   20,472,327   21,049,451
Total assets................................................................   2,751,929   24,886,630   24,687,761
Long-term debt..............................................................      --          --           --
Total stockholders' equity..................................................      68,044   20,520,846   21,209,370

- ------------------------------

(1) Figures presented for 1992 and 1993 are those of OBV, a subsidiary of NMS BV that ceased all business activities at the end of 1993. In 1992 and 1993, OBV served as exclusive distributor of the Manufacturers' products in certain markets. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

(2) Reflects the 2,000-for-1 split of the Common Stock in June 1995 and the three-for-two Stock Split effective June 14, 1996.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW

    The Company was formed in December 1993 and began operations in January 1994 as the exclusive distributor throughout much of the world for bone densitometry products developed and manufactured by the Manufacturers. Under the Distribution Agreement with the Manufacturers, the Company (i) has rights to exclusive worldwide distribution of all medical diagnostic products manufactured or developed by Norland Corp. or Stratec (subject to Stratec's right to distribute its pQCT products in certain countries in Europe until such time as the Company elects to take over such distribution) and (ii) with one exception, may not distribute products manufactured by any non-affiliate of the Company that directly compete with their products. The Distribution Agreement has an initial term ending December 31, 2015, with rights to extend for successive five-year periods.

    During 1992 and 1993, OBV, a subsidiary of NMS BV, served as exclusive distributor of Norland Corp.'s products for all locations outside the United States, Canada and Switzerland and of Stratec's products for all locations outside Germany and Switzerland. Some of the former officers and employees of OBV are officers and employees of the Company. OBV's financial information is presented for comparative purposes only; OBV ceased all business activities at the end of 1993.

    Revenues and costs of revenues for systems purchased by the Company from the Manufacturers for immediate resale and for spare parts are recognized at the time of shipment from the Manufacturers. Service revenue is recognized at the time the service is performed. Both purchases from the Manufacturers and sales to customers are generally made in U.S. dollars.

    Under the Distribution Agreement, the Company's cost of revenues on systems purchased for immediate resale is generally equal to (a) the Manufacturer's Device Cost as defined in the Distribution Agreement plus (b) 50% of the difference between the prices at which the Company sells systems and the Manufacturer's Device Cost. Cost of revenues on systems purchased for the Company's short-term rental and pay-per-scan programs or as demonstration systems is generally equal to 150% of Manufacturer's Device Cost. The Manufacturer's Device Cost is set semi-annually and is based on the average cost of system components and parts purchased by the Manufacturers during the preceding six-month period plus an allowance for other direct manufacturing costs. The Company's customers outside the U.S. are predominantly third-party distributors. Distributors often seek, and the Company may be willing to give, discounts based on volume.

    On April 2, 1996, the Company acquired Dove, which manufactured and sold the OsteoAnalyzer line of bone densitometers based on single X-ray absorptiometry technology, at a cost of approximately $6.9 million, consisting of $3.6 million in cash and 161,538 shares of the Company's Common Stock. For the year ended December 31, 1995, Dove had revenues and gross profit of $1.9 million and $1.0 million, respectively, and for the quarter ended March 31, 1996, it had revenues and gross profit of $672,691 and $343,470, respectively. The Unaudited Pro Forma Combined Condensed Financial Statements, included elsewhere in this Prospectus, reflect the Company's acquisition of Dove under the purchase method of accounting.

RESULTS OF OPERATIONS

    The following table sets forth for the periods indicated certain items from OBV's and the Company's Statements of Income (Loss) as a percentage of revenue:

                                                             OSTECH B.V.             NORLAND MEDICAL SYSTEMS, INC.
                                                            -------------  --------------------------------------------------
                                                                                                        THREE MONTHS ENDED
                                                                   YEARS ENDED DECEMBER 31,                 MARCH 31,
                                                            ---------------------------------------  ------------------------
                                                                1993          1994         1995         1995         1996
                                                            -------------  -----------  -----------  -----------  -----------
Revenue...................................................       100.0%        100.0%       100.0%       100.0%       100.0%
Cost of revenue...........................................        74.1          64.9         68.6         66.8         65.5
One-time distribution agreement costs.....................         0.0          19.1          0.0          0.0          0.0
                                                               -----         -----          -----        -----        -----
  Gross profit............................................        25.9          16.0         31.4         33.2         34.5
Sales and marketing expense...............................        19.5           9.7          9.1          8.6         11.0
General and administrative expense........................         7.3           5.2          5.3          5.8          5.9
                                                               -----         -----          -----        -----        -----
  Income (loss) from operations...........................        (0.9)          1.1         17.0         18.8         17.6
Liquidation loss -- net...................................        (5.9)          0.0          0.0          0.0          0.0
Other income (expense)....................................        (0.2)         (0.1)         2.3          0.1          4.7
                                                               -----         -----          -----        -----        -----
                                                                  (7.0)          1.0         19.3         18.9         22.3
Provision for taxes.......................................         0.0           0.3          7.8          7.7          9.1
                                                               -----         -----          -----        -----        -----
  Net income (loss).......................................        (7.0)          0.7         11.5         11.2         13.2
                                                               -----         -----          -----        -----        -----
                                                               -----         -----          -----        -----        -----

    THREE MONTHS ENDED MARCH 31, 1996 AND 1995.

    Revenue for the three months ended March 31, 1996 increased $1.3 million (33.9%) to $5.2 million from $3.9 million for the comparable period of 1995. The increase was largely a result of increased sales of pDEXA systems in the United States following its introduction in the fourth quarter of 1995 and increased sales of the Company's other products offset by a decrease in pDEXA sales in Japan due in part to increased competition, reductions in reimbursement for certain densitometry scans in Japan and the recent operational difficulties that the Company believes have been addressed. The Company anticipates that pDEXA sales in Japan will decline further. Sales in Japan and the United States represented 50.9% and 28.5%, respectively, of total revenue for the three months ended March 31, 1996 compared to 81.5% and 6.3%, respectively, of total revenue for the three months ended March 31, 1995. Sales of complete bone densitometry systems represented 92.9% and 93.3% of total revenue for the three months ended March 31, 1996 and 1995, respectively. Sales of parts and services and, in the 1996 period, rental income, comprised the balance of revenues.

    Cost of revenue as a percentage of revenue was 65.5% and 66.8% for the three months ended March 31, 1996 and 1995, respectively, resulting in a gross margin of 34.5% for the three months ended March 31, 1996 compared to 33.2% for the comparable period of 1995. The increase was due primarily to a change in product mix.

    Sales and marketing expense increased $240,795 (72.0%) to $575,348 for the three months ended March 31, 1996 from $334,553 for the three months ended March 31, 1995, and increased as a percentage of revenue to 11.0% from 8.6%. The increases were primarily due to increased salaries, commissions and incentive payments related to increased sales staff and sales volume, increased expenses related to customer service and marketing expenses related to market introduction in the United States of the pDEXA.

    General and administrative expense increased $80,263 (35.6%) to $305,716 for the three months ended March 31, 1996 from $225,453 for the three months ended March 31, 1995 and increased as a percentage of revenue to 5.9% from 5.8%. The increases were primarily due to increased expenses of new and existing personnel and legal, accounting and other expenses attributable to the Company being a public company.

    Other income in the three months ended March 31, 1996 consisted primarily of interest earned on the initial public offering proceeds and other cash balances, reduced by other expenses, consisting primarily of bank charges and other fees related to bank transfers. In the three months ended March 31, 1995, other income consisted primarily of interest earned on cash balances reduced by charges and other fees related to bank transfers.

    The provision for taxes for the three months ended March 31, 1996 increased by $173,413 (57.9%) to $473,000 from $299,587 for the three months ended March 31, 1995 and increased as a percentage of revenues to 9.1% from 7.7%. The Company has provided for income taxes at its current effective tax rate of 40.6% for the three months ended March 31, 1996 and 1995. The increase was entirely due to the relative increase in income before taxes.

    The Company had net income of $691,256 for the three months ended March 31, 1996 compared to net income of $438,312 for the three months ended March 31, 1995, an increase of $252,944 (57.7%). The increase was due primarily to increased sales and interest earned on cash balances.

    YEARS ENDED DECEMBER 31, 1995 AND 1994.

    Revenue for 1995 increased $8.2 million (82%) to $18.2 million from $10.0 million for 1994. The increase was due primarily to the increased sales of the pDEXA system. The pDEXA was introduced in Japan in the third quarter of 1994. The increase in revenue for 1995 reflects the fact that the pDEXA was sold in Japan during the entire year, as well as the fact that there were significant increases in the level of pDEXA sales in each quarter of 1995 over the corresponding period in 1994. Sales in the United States and Canada increased 53% to $1.2 million in 1995 from $750,739 in 1994, reflecting the effects of the introduction of the pDEXA in the United States in the fourth quarter of 1995 and increased customer interest in the Company's other products. Management expects 1996 sales in the United States and Canada to increase in terms of dollars and percentage of total revenues. Sales of complete bone densitometry systems represented 95% and 91% of total revenue for 1995 and 1994, respectively. Sales of parts and services and, in 1995, rental income, comprised virtually all of the other revenues for such periods.

    Cost of revenue as a percentage of revenue was 69% and 65% for 1995 and 1994 (before one-time distribution agreement costs), respectively, resulting in a gross margin of 31% for 1995 compared to 35% for the comparable period of 1994. This decline in gross margin (before one-time distribution agreement costs) was due principally to higher component costs and the relatively higher volume of pDEXA product that is subject to volume discounts granted to the Company's Japanese distributor. Under the terms of the distribution agreement in effect with Norland Corp. for 1994, the Company was required to purchase $5.2 million of products from Norland Corp. to satisfy a minimum requirement for the year ended December 31, 1994. At the prices that would have applied in the absence of such minimum requirement, purchases from Norland Corp. during that period to fill customer orders totaled $3.3 million. The $1.9 million difference between that amount and the Company's minimum purchase requirement is reflected as "one-time distribution agreement costs" for 1994. After giving effect to this payment, the Company's gross margin for 1994 was 16%.

    Sales and marketing expense increased $677,917 (70%) to $1.7 million for 1995 from $973,208 for 1994, and decreased as a percentage of revenue to 9.1% from 9.7%. The dollar increase was primarily due to increased sales commissions and incentive payments related to increased sales, increased expenses related to customer service and marketing expenses related to market introduction in the United States of pDEXA. The decrease as a percentage of revenue was due to the fact that revenues increased at a greater rate than selling expenses.

    General and administrative expense increased $434,004 (82%) to $960,368 for 1995 from $526,364 for 1994 and increased as a percentage of revenue to 5.3% from 5.2%. The increases were primarily due to the establishment of a $150,000 allowance for doubtful accounts, increased expenses of new and existing personnel and increased legal, accounting and other expenses attributable to the Company being a public company starting in August 1995.

    Other income in 1995 consisted of interest earned on the initial public offering proceeds and other cash balances, reduced by other expenses, consisting primarily of bank charges and other fees related to bank transfers. Other expense in 1994 consisted primarily of bank charges and other fees related to bank transfers.

    The provision for taxes for 1995 increased to $1.4 million from $27,000 for 1994. The increase was due to the relative increase in income before taxes. The Company provided for income taxes at its effective tax rates of 40.6% for 1995 and 28.4% for 1994. The increase in the effective rate is attributable to the diminished impact of graduated federal income tax rates on 1995 income relative to 1994 income.

    The Company had net income of $2.1 million for 1995 compared to net income of $68,000 for 1994 ($1.2 million, without giving effect to the one-time distribution agreement costs). The increase was due primarily to increased revenues from sales of the Company's pDEXA system and interest earned on cash balances.

    THE COMPANY'S YEAR ENDED DECEMBER 31, 1994 AND OBV'S YEAR ENDED DECEMBER 31, 1993

    The Company's revenue for the year ended 1994 was $10.0 million, an increase of $4.5 million (83%) over OBV's revenue of $5.5 million for the comparable period in 1993. The difference was due primarily to increases of $1.7 million of sales in Pacific Rim countries of the pDEXA introduced in January 1994, $2.5 million of sales of other products, and $0.3 million of sales of parts and services. In 1993 and 1994, OBV and the Company, respectively, were the exclusive distributors for the Manufacturers in the Pacific Rim. System sales accounted for 91% of the Company's revenue in 1994 and 91% of OBV's 1993 revenue.

    The Company's cost of revenue as a percentage of revenue was 65% of revenue in 1994 for a gross margin (before the one-time distribution agreement costs) of 35%, as compared to OBV's cost of revenue as a percentage of revenue of 74% of revenue in 1993, for a gross margin of 26%. The Company's higher gross margin (before the one-time distribution agreement costs) was primarily a result of a relatively higher margin product mix in 1994, particularly sales of pDEXA and pQCT systems. In addition, OBV's cost of revenue included a provision for bad debts of $160,615 (3% of revenue), while the Company had no provisions for bad debts in 1994. OBV's provision for bad debts reflected estimates based on OBV's collection experience.

    Sales and marketing expense for the Company was $973,208 in 1994, which was $94,989 (9%) less than sales and marketing expense of $1.1 million for OBV in 1993 and was 10% of the Company's revenue as compared to OBV's expense which was 20% of its revenue. The difference is primarily attributable to the fact that the Company had a smaller direct sales force in 1994 than did OBV in 1993.

    General and administrative expense for the Company was $526,364 in 1994, which was $126,915 (32%) more than general and administrative expense of $399,449 for OBV and was 5% of the Company's revenue as compared to OBV's expense which was 7% of revenue. The Company's higher expense was due primarily to the Company's addition of administrative personnel to support higher sales volume while the decrease as a percentage of revenue was due to the fact that sales revenues increased at a greater rate than general and administrative expenses.

    The Company provided $27,000 for income taxes in 1994, while, as a result of the 1993 loss from operations, OBV made no provision for such taxes in 1993.

    The Company had net income of $68,044 for 1994 compared to a net loss of OBV of $385,917 in 1993. The difference was primarily the result of the Company's substantial growth in sales in 1994 and the final liquidation of OBV which resulted in a net liquidation loss of $326,007. If the Company had not been subject to its minimum payment requirement to Norland Corp., it would have had income before taxes of $2.0 million.

    LIQUIDITY AND CAPITAL RESOURCES

    Since its inception in December 1993, the Company's operations have been financed primarily by loans from stockholders, cash flow from operations and proceeds of its initial public offering. The Company has no bank credit line and, other than $800,000 in stockholder loans and advances to fund the Company's first year of operations, has incurred no indebtedness. All stockholder loans and advances have been paid in full by the Company.

    On August 2, 1995, the Company issued 3,000,000 shares in an initial public offering that raised net proceeds of $18.4 million. The Company used a portion of such net proceeds for general corporate purposes and the acquisition of Dove.

    Under the Distribution Agreement, except as to systems the Company purchases for use in its short-term rental and pay-per-scan programs, the Company is required to pay the Manufacturers for products only after receiving payment from its customers for those products. Accordingly, even during periods of rapid growth in sales of products purchased from the Manufacturers, the Company should not require substantial amounts of cash to finance its sales or accounts receivable relating to the Manufacturers' products. Similarly, an increase in the average duration of accounts receivable as to sales of Norland/Stratec products would not increase the Company's use of cash.

    The Company's accounts receivable increased 23.1% to $5.9 million at March 31, 1996 from $4.8 million at December 31, 1995. The Company's accounts receivable increased to $4.8 million at December 31, 1995 from $2.2 million at December 31, 1994. The increase in accounts receivable reflects higher sales volume.

    Cash decreased $1.6 million to $17.6 million in the three months ended March 31, 1996. The decrease in cash was primarily the result of the Company making nearly $1.3 million in payments of its corporate tax liabilities related to 1995 and the first quarter of 1996.

    Cash increased $18.7 million in 1995 to $19.2 million at December 31, 1995. The increase was primarily the result of the net proceeds from the initial public offering. Apart from such proceeds, the Company generated cash of approximately $300,000. At December 31, 1995, the Company had inventories amounting to $798,484 which consisted of product kits to be assembled and sold or rented, demonstration systems to support its marketing efforts, and spare parts and sub-assemblies used for providing services to its customers.

    At December 31, 1995, the Company employed no fixed assets other than leased computers and office furniture. Property and equipment as of March 31, 1996 consisted of computer equipment and a management information system that were obtained during the first quarter of 1996. Additional capital expenditures in 1996 are expected to include improvements to leased facilities. The Company also expects to purchase additional systems in 1996 for its short-term rental and pay-per-scan programs and as demonstration systems. The Company also expects to provide additional financing to the Manufacturers under the Product Development Loan Agreement. While new product efforts have historically been funded by the Manufacturers, the Company has recently established internal research and development and expects to expend additional funds on such effort.

    The Company believes that its current cash position, together with cash flow from operations and the proceeds of this offering, will be adequate to fund the Company's growth and operations for the foreseeable future. However, the nature of the Company's business is such that it is subject to changes in technology, government approval and regulation, and changes in third-party reimbursement in numerous foreign markets in addition to the United States. Significant changes in one or more of these factors in a major market for the Company's products could significantly affect the Company's ability to meet its cash needs through internal sources.

                                    BUSINESS

    The Company markets, sells and distributes a broad range of bone densitometry systems for use in diagnosing and monitoring bone disorders, particularly osteoporosis, a disease that affects an estimated 25 million people in the United States and 200 million worldwide. Driven by the availability of new FDA-approved therapies for bone disorders, the Company is focusing on bringing affordable, state-of-the-art diagnostic products directly into physician offices. The Company offers two lines of proprietary, lower priced, easy to operate and compact products designed to address the diagnostic needs of gynecologists and family practice physicians. There are approximately 30,000 gynecologists and 450,000 family practice physicians in the United States alone.

    The Company has exclusive worldwide distribution rights to all present and future diagnostic products developed and manufactured by Norland Corp. and Stratec, two leading manufacturers of bone densitometry products. These rights extend through 2015 and may be renewed for additional five-year periods.

    The Company offers four product lines utilizing three different types of technology. The Company markets a line of bone densitometry products based on DXA technology, which, since 1987, has been a standard for analyzing bone mass reduction, the primary indicator of osteoporosis. The Company's DXA products are highly effective and offer essential features at competitive prices. Because of the cost, space requirements and training required, these systems are generally found in hospitals, large clinics and research institutions, as opposed to physician offices, where patients would benefit from timely and easy access to osteoporosis testing.

    Recognizing a significant market opportunity for more affordable bone measurement technologies, Norland Corp. and Stratec developed the pDEXA system, a lower priced, high performance desktop system incorporating DXA technology. The pDEXA is targeted primarily at gynecologists and other specialty practitioners. It is the only desktop DXA-based system which has received FDA marketing clearance and was the largest contributor to the Company's revenues in 1995 and the three months ended March 31, 1996.

    In April 1996, the Company acquired Dove, a manufacturer of low-cost bone densitometry systems. The acquisition of Dove added a new product line of bone densitometers based on SXA technology to the Company's product portfolio. Dove's main product, the OsteoAnalyzer SXA3000, utilizes SXA technology with single push-button operation to provide the family physician with the most affordable (under $20,000) densitometer currently on the market. This acquisition solidified the Company's position as a leading provider of low-cost bone densitometry products.

    The Company also markets a line of products based on peripheral quantitative computed tomography (pQCT) technology. Unlike the DXA-based densitometers, pQCT systems permit separate, three-dimensional measurements of the cortical and trabecular bone, allowing a more detailed assessment of the biomechanical soundness of the bone. In addition, pQCT permits the detection of minute changes within bone that occur over short periods of time. Research versions of this product have been purchased by large pharmaceutical companies such as Eli Lilly & Co., Sandoz Ltd. and Glaxo to monitor the effectiveness of potential new therapies for the treatment of osteoporosis and related bone disorders.

    The NOF estimates that osteoporosis affects 25 million people in the United States, 80% of whom are women. In the United States alone, more than 1.3 million fractures are attributed to the disease. As a result, the estimated costs of osteoporosis and associated fractures in the United States during 1987 was more than $10 billion.

    Historically, treatment for osteoporosis has been inadequate. However, this is changing with the onset of new therapies brought to the market by several large pharmaceutical companies. In October 1995, Merck announced the launch of Fosamax, a new therapy for the treatment of osteoporosis. Merck and other pharmaceutical companies have launched extensive educational and marketing campaigns targeting gynecologists and family practice physicians to promote education and awareness that osteoporosis is now a treatable disease. These efforts are increasing the demand for widespread diagnosis and treatment of osteoporosis. The Company believes that over 50 pharmaceutical and biotechnology companies have programs to develop new therapies for the treatment of osteoporosis, and that additional new approved therapies will increase demand for low-cost densitometers.

BACKGROUND

    OSTEOPOROSIS

    Osteoporosis is a disease generally associated with aging and characterized by excessive loss of bone mineral, resulting in decreased bone density over time. Bone is a dynamic organ which can be separated into two basic structural components, outer cortical bone and inner trabecular bone. This combination of a solid outer bone surrounding the inner bone is constantly broken down and regenerated through a process known as bone remodeling, which consists of bone resorption (removal) followed by bone formation. When remodeling does not function properly, the result is a net loss of bone mass, often causing the amount of bone to become deficient in meeting the body's needs. Factors contributing to this condition include low calcium intake, excessive alcohol consumption and certain drug therapies.

    Osteoporosis is a "silent disease" and typically has no overt symptoms in its early stages. The first sign of osteoporosis is often bone fracture. Osteoporosis leads to increased risk of fracture, chronic pain and immobility, usually at the hip, forearm or spine. According to the NOF, 25 million Americans and approximately 200 million people worldwide, the majority of whom are women, suffer from osteoporosis. The post-menopausal female population has the highest incidence of osteoporosis and the highest rate of morbidity (loss of quality life) and mortality due to osteoporosis. Hip fractures produce the most serious consequences. According to the NOF, there are 200,000 hip fractures per year in the United States and up to 20% of hip fracture patients die from complications within a year after fracture, 25% require long-term care and a higher percentage never return to an active and independent lifestyle. The NOF estimates that in the United States osteoporosis contributes to more than 1.3 million fractures annually, a majority of which were of the spine and hip, and that related direct health care and indirect productivity costs in 1987 were approximately $10 billion.

    Until recently, osteoporosis was thought to be an inevitable and untreatable consequence of aging. The Company believes that recent availability of more effective drug therapies, the aging of the population and an increased focus on women's health issues and preventive medical practices have created a growing awareness among patients and physicians that osteoporosis is in many cases a disease which can be treated.

    THERAPIES

    The Company believes that the historic limitations of treatment options in the United States contributed to a low level of demand for the diagnosis of osteoporosis and other bone disorders. Until 1995, available therapies for osteoporosis were limited. Most were classified as anti-resorptives and were designed to maintain bone mass by decreasing the effective rate of bone resorption. There was no proof that they promoted bone formation. Such therapies included calcitonin, hormone replacement therapy using estrogen and first-generation bisphosphonates. In the United States, available therapies were limited to calcitonin, estrogen and over-the-counter calcium and vitamin D supplements; only two therapies, calcitonin and estrogen, were approved specifically as therapies for bone disorders. However, women's concerns regarding the possible complications relating to the prolonged use of hormone replacement therapy using estrogen and the availability of calcitonin only in injectable form contributed to low patient acceptance.

    In September 1995, the FDA approved Merck's drug Fosamax for the treatment of established osteoporosis in post-menopausal women. Fosamax is a second generation bisphosphonate that acts by coating the bone surface and inhibiting bone resorption. Fosamax was shown in clinical trials to increase bone density without significant adverse side effects. Other therapies approved by the FDA in 1995 to treat osteoporosis include Miacalcin, an intra-nasal formulation of calcitonin developed by Sandoz Ltd., and Premarin MPA, a one-tablet hormone replacement therapy combining estrogen and progestin developed by Wyeth-Ayerst Laboratories. In addition, an FDA advisory panel has recommended approval of slow-release fluoride (a combination of sodium fluoride and calcium citrate) for the treatment of osteoporosis.

    The Company believes that  worldwide there are  more than 50  pharmaceutical and biotechnology companies with programs to develop new therapies for osteoporosis, some of which are in late-stage clinical trials. Therapeutic products under development include new anti-resorptive agents and bone-formation stimulators. New generations of bisphosphonates are being developed by Procter & Gamble (rasidronate), Sanofi (tiludronate) and Boehringer-Mannheim (ibandronate), while anti-estrogens (estrogen analogs) are being developed by Eli Lilly & Company (raloxifene) and Pfizer (draloxifene).

    The Company believes that advances in treatment options for osteoporosis will increase the demand for the diagnosis and monitoring of osteoporosis and other bone disorders. As pharmaceutical companies actively market their treatments for osteoporosis, patients and physicians will become increasingly aware of the importance of early diagnosis and treatment of osteoporosis. The Company believes that as this awareness increases, more people will be tested for osteoporosis and that primary care providers such as gynecologists and family practice physicians will play a key role in providing such tests.

    DIAGNOSIS AND MONITORING OF OSTEOPOROSIS

    Typically, there are no overt symptoms of early stage osteoporosis. Diagnostic efforts have focused on an individual's propensity for fracture by determining bone mass and comparing it to normal healthy and age-related reference populations, as well as monitoring bone mass over time for changes. Absorptiometry is the primary technique for measuring bone mass and is based on the principle that bone absorbs radiation at a different rate than does soft tissue. The inner trabecular region, which is a lattice-like structure crucial to the maintenance of bone strength, absorbs radiation at a rate different from the cortical region, enabling systems capable of separately measuring cortical and trabecular bone to more effectively assess biomechanical soundness.

    The primary targets for measurement of bone mass have historically been the hip, upper femur and spine. Systems to measure these testing sites are large, expensive and typically only available in hospitals and large clinics. In recent years, researchers have been investigating the predictive value of peripheral measurements, typically of the forearm or calcaneus (heel), in measuring bone density. A number of studies by independent researchers comparing peripheral testing with testing at the hip, femur or spine have concluded that peripheral site measurement has equivalent accuracy and precision in measuring bone density and is equally predictive of fracture risk. These findings were reaffirmed at the annual meeting of the NOF held in May 1996 in Amsterdam.

    There are a number of different types of absorptiometry devices. Single photon absorptiometry (SPA) uses a single energy radioactive source and has limited ability to measure bone in complex body regions. Dual photon absorptiometry (DPA) reduces measurement error through complex body regions by using a dual-energy radioactive source. X-ray-based systems provide improved precision, faster scan times and lower operating costs as compared to single and dual photon absorptiometry and have largely replaced SPA and DPA technology. SXA technology replaces the radioactive source with a single energy X-ray source. DXA, which has become the standard for bone mass analysis, uses a dual-energy X-ray source. Radiographic absorptiometry ("RA") measures bone density from two X-ray images of the hand. Although it does not require a dedicated bone densitometry system since it uses traditional X-ray equipment, RA does not provide point of care measurement of bone density, as the radiographs have to be sent out to a laboratory for interpretation. All of these technologies produce only two-dimensional (planar) measurements. Quantitative computed tomography
(QCT) is capable of separate, three-dimensional measurement of cortical and trabecular bone, providing volumetric density and allowing more precise assessment of the biomechanical soundness of the bone.

    A limited number of alternatives to absorptiometry are currently available, including ultrasound and IN VITRO diagnostic testing (biochemical markers). Traditional ultrasound has not yet been proven as a reliable technique for assessing fracture risk. Its use for the detection of osteoporosis has not yet been approved by the FDA. IN VITRO testing measures the level of certain byproducts in body fluids to determine the rate of bone resorption and bone formation. However, these tests do not provide information about bone mass or bone structure and cannot be used independently to diagnose osteoporosis or assess fracture risk. The Company believes that biochemical marker testing may complement bone densitometry in monitoring the effectiveness of drug therapies.

    DXA-based systems remain the standard for bone mass analysis. However, until recently, due to the high cost of purchasing traditional DXA-based systems, penetration beyond hospitals, large clinics and research institutions has been limited.

THE BONE DENSITOMETRY MARKET

    The Company believes that the market for low-cost osteoporosis diagnostic and monitoring systems is expanding rapidly, primarily due to the recent development and introduction of new drug therapies to treat osteopororis, and the significant marketing efforts being undertaken by major pharmaceutical companies to promote education and awareness that osteoporosis is now a treatable disease. With three new FDA-approved therapies on the market, Merck, Wyeth Ayerst Laboratories, and Sandoz Ltd. have all launched extensive educational and marketing campaigns targeting the point-of-care physicians, such as gynecologists and family practice physicians. Merck reports that it has hired 150 professionals in the United States alone dedicated to this effort. There are over 30,000 gynecologists and over 450,000 family practice physicians in the United States.

    It is estimated that there are appproximately 2,000 bone densitometers installed in the United States, consisting primarily of large DXA machines installed at hospitals, clinics and research facilities at prices ranging from $50,000 to $165,000. The Company believes there is less than 1% penetration of the potential gynecologist and family practice physician market. The Company's experience to date selling pDXA machines indicates that penetrating this market will require low-cost (under $30,000), simple to operate densitometers that are compact in size for use in physician offices. The Company also believes that the extensive educational and marketing campaigns being conducted by major pharmaceutical companies will promote the use of low-cost bone densitometers in physician offices.

    Developments in third party reimbursement may affect the markets for bone densitometers in the United States and other countries. In Japan and Europe, third party reimbursement for certain procedures recently has been reduced. The Company believes that, in keeping with the trend of containing healthcare costs, a similar reduction may occur in the United States. The Company believes that its emphasis on low-cost systems should allow it to compete effectively in the event of a general reduction in third party reimbursement in the United States.

    Merck's Fosamax is only approved for use by patients with established osteoporosis. Merck and other companies are currently conducting clinical trials to establish the efficacy of drug therapies to prevent the onset of osteoporosis in high-risk patients. The Company believes that if such therapies are approved and gain market acceptance, the need for testing and monitoring of pre-menopausal women may increase. The Company believes that this could result in additional demand for low-cost bone densitometers.

THE NORLAND SOLUTION

    The Company is the leading provider of affordable bone densitometers designed specifically to take advantage of the market trends toward broader diagnosis and treatment of osteoporosis. The Company currently offers two lines of proprietary, lower priced, easy to operate and compact products designed to address the diagnostic needs of gynecologists and family practice physicians.

    The Company markets the pDEXA which is the only FDA-approved desktop DXA-based bone densitometry system. The pDEXA utilizes peripheral bone measurement techniques and is less expensive, easier to use, and much more compact in size than traditional DXA systems. The pDEXA is targeted for gynecologists and specialty practitioners.

    The Company also manufactures and markets the OsteoAnalyzer, a SXA-based system priced at under $20,000, which is the least expensive bone densitometer currently available on the market. The OsteoAnalyzer is operable with a single push-button, and was designed to provide affordable, easy-to-use osteoporosis testing to family physician offices and other point-of-care facilities.

    The Company believes it offers the most complete line of low-cost bone densitometry product offerings available.

THE COMPANY'S STRATEGY

    The Company's goal is to be the leading provider of affordable bone densitometry systems. Driven by the availability of new FDA-approved therapies for bone disorders, the Company is focusing on bringing affordable, state-of-the-art diagnostic products directly into physician offices. The key elements of the Company's business strategy include:

    - EXPAND THE BONE DENSITOMETRY MARKET WITH LOWER PRICED SYSTEMS. The Company believes that its pDEXA system, which brings affordable well-established DXA technology to the desktop, and the recently introduced, easy-to-use OsteoAnalyzer, operable by pushing a single button, will expand the market for bone densitometers beyond hospitals and large clinics, which constitute the primary market for traditional DXA-based systems. The pDEXA, priced at under $30,000, and the OsteoAnalyzer, priced at under $20,000, open the bone densitometer market to primary care providers such as gynecologists and family practice physicians.

    - ESTABLISH STRATEGIC RELATIONSHIPS WITH PHARMACEUTICAL COMPANIES. The Company is working to establish strategic relationships with pharmaceutical companies which have developed and are developing therapies for the treatment of osteoporosis and other bone disorders. For example, the Company has entered into an agreement with Merck which will assist the Company in its efforts to increase the accessibility of bone densitometry systems. The Company is also participating with pharmaceutical companies, including Merck and Wyeth-Ayerst Laboratories, in their marketing and educational campaigns and programs aimed at increasing patients' and physicians' awareness of the fact that osteoporosis is a treatable disease and of the importance of bone density testing.

    - EXPAND SALES AND MARKETING CAPABILITIES. The Company has developed key distribution and marketing alliances with leading distributors, such as Nissho in Japan and Meditec in Korea. The Company is also developing alliances to expand its sales and marketing capabilities in the United States and Europe. The Company currently employs regional sales managers and uses third party distributors for sales to end-users in the United States and Canada. The Company intends to increase its network of third-party distributors in the United States and internationally.

    - OFFER THE BROADEST RANGE OF DIAGNOSTIC SYSTEMS. The product lines marketed by the Company range from the low-cost OsteoAnalyzer and desktop pDEXA systems which scan peripheral sites, to the traditional DXA systems, which provide full body scans in a clinical setting and the sophisticated pQCT technology for advanced diagnostic and research functions. The Company intends to continue to offer a range of product prices and capabilities to fulfill a wide range of customer needs.

    - ESTABLISH PQCT AS THE LEADING TECHNOLOGY FOR ADVANCED SYSTEMS. The Company believes its pQCT systems are the only QCT systems available today dedicated to bone densitometry and capable of low-radiation peripheral measurement. QCT technology can differentiate between cortical and trabecular bone and permits measurement and quantitative analysis in three dimensions, capabilities that are important for research and advanced diagnostic and monitoring uses. The Company has sold systems to many leading pharmaceutical and biotechnology companies researching new therapies for osteoporosis and other bone disorders. The Company intends to build upon the popularity of the pQCT systems in the research environment to establish pQCT as the leading technology for advanced bone diagnostic and monitoring uses.

    There can be no assurance that the Company will be able to implement successfully any of its strategies on a timely basis, if at all, or if successfully implemented, that any of these strategies will enable the Company to maintain or enhance its growth. See "Risk Factors."

PRODUCTS

    The Company believes it markets the broadest line of bone densitometers available today with a wide range of price points and capabilities to satisfy diverse customer needs. The Company currently offers four bone densitometry product lines and eleven models. All products marketed by the Company consist of an X-ray source, multiple photon detectors, specialized hardware and electronics, proprietary software and (for all products other than the OsteoAnalyzer SXA3000) a personal computer/printer.

    The following table describes  the product lines  currently marketed by  the
Company:

   PRODUCT LINES       LIST PRICE (1)    PRODUCT CHARACTERISTICS    PRODUCT LINE BENEFITS
PDEXA                $25,000 - $30,000   Scans forearm, measures   DXA precision
                                         BMD (bone mineral         Affordable for physician
                                         density) and BMC (bone    offices
                                         mineral content), and     Compact and portable
                                         makes comparisons to      Easy to use
                                         reference populations     Low operating costs
                                         and to patient's prior    Low patient radiation
                                         examinations.             exposure
                                                                   Fast scanning time of 2
                                                                   to
                                                                   5 minutes
                                                                   Provides measurements at
                                                                   a site that is mostly
                                                                   cortical bone and
                                                                   another
                                                                   that is mostly
                                                                   trabecular
OSTEOANALYZER
  - SXA3000          $19,900             All models scan heel      Affordable for physician
  - SXA2000          $20,000 - $30,000   (calcaneus), measure BMD  offices
  - SXA3000C         $20,000 - $30,000   and make comparisons to   Compact and portable
                                         reference populations.    Single push-button
                                         SXA2000 and SXA3000C      operation
                                         models also measure BMC,  Low operating costs
                                         make comparisons to       Low patient radiation
                                         patient's prior           exposure
                                         examinations, and can     Fast scanning time of 2
                                         assess RLFP (remaining    to
                                         lifetime fracture         3.5 minutes
                                         probability).
TRADITIONAL DXA
  - Eclipse          $35,000 - $45,000   Both models scan hip,     Lower priced compared to
                                         spine (appendicular and   the competition
                                         lateral), forearm,        Well established
                                         measure BMD and BMC, and  technology
                                         make comparisons to       Capable of axial,
                                         reference populations     peripheral and full body
                                         and to patient's prior    scans
                                         examinations.             Low patient radiation
                                                                   exposure
  - XR36             $40,000 - $55,000   XR36 also scans whole     Fast scanning time of 2
                                         body, measures body       to 6 minutes using
                                         composition and scans     QuikScan option
                                         laboratory animals for
                                         research.

   PRODUCT LINES       LIST PRICE (1)    PRODUCT CHARACTERISTICS    PRODUCT LINE BENEFITS
PQCT
  DIAGNOSTIC
  - XCT960           $60,000 - $75,000   Scans forearm. All        Capable of separate
                                         models measure true       cortical and trabecular
                                         volumetric density of     bone measurements in a
                                         trabecular, cortical and  single site
                                         total bone, geometric     Three-dimensional
                                         measurements (2), and     measurements
                                         make comparisons to       Precise detection of
                                         reference populations     minute
                                         (2) and patient's prior   changes in bone over
                                         examinations.             short periods of time
                                                                   Low patient radiation
                                                                   exposure
  - XCT3000 (2)      $95,000 - $125,000  Scans tibia, femur and    Three-dimensional bone
                                         femoral neck.             geometry analysis not
                                                                   available with any other
                                                                   technology
  RESEARCH
  - XCT960A          $75,000 - $85,000   Developed for use in
                                         laboratory animal models
                                         with all analytical
                                         features of XCT960, plus
                                         automatic multi-slice
                                         capability.
  - XCT960M          $80,000 - $95,000   Developed for use in
                                         laboratory mouse model
                                         with all analytical
                                         features of XCT960A,
                                         plus 50 micron
                                         resolution.
  - XCT Microscope   $100,000            In vitro analysis with
                                         analytical benefits of
                                         XCT960M, plus 20 micron
                                         resolution.

(1)        List  prices  are  for  basic  models  without  options.  Prices  vary  based  on market conditions, territory, model and whether direct or distributor sale.
(2)        The pQCT XCT3000 is not yet approved for sale in the United States. It is expected  that
           Norland  Corp. will apply for  Section 510(k) marketing clearance  from the FDA in 1996.
           With respect to the XCT960, the specified use is not FDA-approved for the United States.

    PDEXA

    The pDEXA brings DXA-based technology to the desktop in an affordable, easy-to-use model that is designed for physician offices, small clinics and other settings beyond large hospitals and clinics. The primary target market for the pDEXA is gynecologists and other specialty practitioners. Like traditional DXA systems, the pDEXA measures bone mass and compares it to a normal reference population to determine propensity for bone fracture. However, the pDEXA measures only the forearm, enabling it to be more compact, and therefore, more affordable than traditional DXA systems. The pDEXA measures the forearm at a site that is mostly cortical bone and at another site that is mostly trabecular bone. The pDEXA utilizes a miniaturized X-ray source using a dental X-ray tube which does not require a cooling system. The software used in the pDEXA systems provides quantitative analysis of bone mass, including BMD and BMC, as well as comparisons to normal reference populations and to the patient's prior examinations. It also provides skeletal images of the region of interest as well as graphical presentation of the results. The pDEXA was the largest contributor to the Company's revenues in 1995.

    OSTEOANALYZER

    The OsteoAnalyzer product line brings to the primary care physician office SXA technology used by NASA to monitor loss of bone in space. The target market for the OsteoAnalyzer product line is family practice physician offices. The OsteoAnalyzer SXA3000, which sells for under $20,000, is fast and the easiest, least expensive bone densitometer available on the market today. This new device is a portable system which measures bone mineral density at the calcaneus (heel) with the push of a single button, eliminating the need for a separate computer system. The OsteoAnalyzer products utilize a miniature X-ray tube that does not require a cooling system.

    TRADITIONAL DXA

    The traditional DXA-based bone densitometers marketed by the Company are the compact Eclipse and the full size XR36. The target market for traditional DXA systems is hospitals and large clinics. DXA technology is well-established. The Company's DXA systems are capable of performing axial, peripheral and whole-body scans. Price and service are the primary competitive factors among DXA products offering similar basic capabilities. These systems have been sold in over forty countries.

    PQCT

    The XCT line of systems brings a new type of bone densitometer based on pQCT technology to the market for bone densitometers. Unlike DXA-based densitometers, pQCT systems permit separate, three-dimensional measurement of cortical and trabecular bone by taking multiple images in a 360-degree rotation around the scanned limb, providing true volumetric density and allowing more precise assessment of biomechanical soundness of the bone. The ability to measure trabecular bone precisely also permits detection over short periods of time of minute changes in bone, indicating changes in metabolic status. The pQCT systems use the same miniaturized low-radiation X-ray source as the pDEXA. The XCT960 scans the forearm and is marketed to hospitals, clinics and private practices. The XCT3000 can also scan the tibia, the femur and is capable of three-dimensional measurement of the entire femoral neck, providing more precise assessment of hip fractures and monitoring of implants following hip replacements. The Company expects that Norland Corp. will submit the XCT3000 for 510(k) marketing clearance from the FDA in 1996. The Company also markets a series of pQCT-based research scanners: the XCT960A and XCT960M, for research involving laboratory animals, and the XCT Microscope, for research IN VITRO at a maximum resolution of 20 microns.

PRODUCT DEVELOPMENT

    Historically, the Company has been dependent on Norland Corp. and Stratec for refinements of existing products and creation of new bone densitometry applications. Recently the Company has begun to develop an internal research and development effort. The Company has hired a Vice President, Product Development, who is responsible for coordinating the product development programs at the Company and the Manufacturers. The Company further strengthened its research and development effort with the acquisition of Dove which had three employees engaged in research and development. The Company's employees are pursuing technological advances and additions to the OsteoAnalyzer product line, as well as other approaches to the bone assessment market. At May 1, 1996, the Company had five, and the Manufacturers had an aggregate of 16, persons engaged in research and development, respectively. Of the Manufacturers' personnel, an aggregate of nine persons were devoted to software development.

    Norland Corp. has historically focused its product development on DXA-based bone densitometry systems. In 1995, Norland Corp. introduced QuikScan, an upgrade to the existing Eclipse and XR36 systems that decreased scanning times from 5 to 8 minutes to 2 to 6 minutes.

    In early 1993, the Manufacturers began joint development of the pDEXA. The development effort was based on the software and hardware expertise of Norland Corp. and Stratec, respectively. The pDEXA was introduced in January 1994 and now accounts for the largest portion of the Company's revenues. A Japanese language version of the pDEXA software has been released in Japan.

    Stratec focuses its product development efforts on pQCT-based systems. Stratec is developing enhancements of its pQCT products, including the XCT960, which performs a forearm scan, and the XCT3000, which scans weight-bearing bones such as the tibia and the femur and measures the bone directly at the femoral neck, enabling a more direct assessment of hip fracture risk and monitoring hip implants. It is expected that Norland Corp. will apply for 510(k) clearance for the pQCT XCT3000 in 1996. Stratec is also developing enhancements of its very high resolution pQCT scanner (XCT-Microscope), which is sold to research laboratories.

    In 1995, the Company entered into a Product Development Loan Agreement with the Manufacturers under which the Company may make loans to the Manufacturers in installments up to an aggregate amount of $3.5 million during the period ending July 31, 1997. At May 1, 1996, there were outstanding loans of $75,906 from the Company to Norland Corp. The proceeds of such loans are to be used by the Manufacturers for specific new product development involving enhancements of existing products and the application of pQCT technology to new products. Interest is payable at the rate of 10% per annum, and the principal is to be repaid over five years commencing September 30, 1997. If a new product covered by the Product Development Loan Agreement is introduced into the marketplace, the Company will be entitled to receive a royalty equal to 5% of the sales proceeds received by the Manufacturers with respect to such product. The Manufacturers have granted the Company rights of first refusal with respect to any additional financing for research and development work by the Manufacturers.

    On May 31, 1996, the Company entered into a Distribution Agreement with Vitel, Inc. of Dallas, Texas ("Vitel"), pursuant to which the Company has the worldwide rights to all products that may be developed by Vitel. The Company also made a $250,000 investment in Vitel. Vitel has not yet developed any products which are marketed. Vitel is currently developing bone diagnostic devices that use technology called Ultrasound Critical Angle Reflection (the "UCR Technology") under an exclusive license from the University of Texas Southwestern Medical Center at Dallas (the "University"). Traditional transmission and reflection ultrasound technologies have failed to provide a true quantitative assessment of bone quality. The Company believe the UCR Technology represents the first ultrasound technology able to provide true quantitative assessment of bone quality, permitting the independent assessment of both cortical and trabecular bone. With several large prototypes in use at the University, the UCR Technology has already been used in studies involving more than 500 patients, including normal subjects as well as treated and untreated patients diagnosed with osteoporosis. Vitel and the Company are currently working to refine prototype systems into a low-cost commercial unit. The Company anticipates that initial product marketing will take place outside the United States. Prior to sales in the United States, the Company and Vitel may need to conduct clinical trials and must receive FDA approval or clearance. There can be no assurance that Vitel and the Company will succeed in producing a low-cost commercial unit.

SALES AND MARKETING

    UNITED STATES

    The Company currently employs nine regional managers and uses third party distributors for sales to end-users in the United States and Canada. The Company typically uses an exclusive distributor to cover one or more states, and each Company regional sales manager is responsible for the support and supervision of several distributors. Support includes participation in trade shows, symposiums, customer visits, product demonstrations, ongoing literature and publications, sales training and regular user group meetings. The Company sells directly to end-users in those regions where the Company does not currently have third party distributors. The Company intends to increase its network of third-party distributors in the United States to exploit the expanded market of gynecologists and primary care physicians and to increase the number of regional sales managers to supervise and support these distributors.

    INTERNATIONAL

    The Company's customers outside the United States are primarily third party distributors. The Company typically uses an exclusive distributor in each country in which it markets products, supported by United States-based sales managers. Similar to the United States, support includes participation in trade shows, symposiums, customer visits, product demonstrations, ongoing literature and publications, sales training and regular user group meetings. Except with respect to the Company's relationship with Nissho, which is described below, the Company's distribution arrangements with its foreign distributors may typically be terminated by either the Company or the exclusive distributor upon sixty days' notice. On June 1, 1996, the Company exercised its right to assume the distribution in Europe of the DXA line of products, including the pDEXA. Prior to this, European distribution of those products was controlled by Stratec. The Company intends to increase its network of third party distributors worldwide.

    In 1995, the Company sold products in over 20 countries. In 1995, 68% of the Company's revenue was derived from sales to Nissho, its Japanese subdistributor. The Company and Nissho have agreed in principle to a new five-year distribution agreement. The loss of Nissho as a customer, a reduction in Nissho's sales efforts or any other adverse change in the Company's relationship with Nissho could have a material adverse effect on the Company. For a more detailed breakdown of the Company's 1995 sales by geographic territory, see Note 12 to the Company's Financial Statements contained elsewhere herein.

MANUFACTURING

    Except for the OsteoAnalyzer, the Company does not manufacture its products. Manufacturing consists primarily of testing of components, final assembly and systems testing. The Company's manufacturing facilities for the OsteoAnalyzer product line are located in Newbury Park, California. Norland Corp. manufactures traditional DXA-based systems for sale worldwide and pDEXA and certain pQCT systems for sale in the United States and Canada. All establishments, whether foreign or domestic, manufacturing medical devices for sale in the United States are subject to periodic inspections by or under the authority of the FDA to determine whether the manufacturing establishment is operating in compliance with GMPs (good manufacturing practices). Norland Corp.'s manufacturing facilities are located in Fort Atkinson, Wisconsin. Stratec manufactures pDEXA and pQCT systems for sale outside the United States and Canada. Stratec's manufacturing facilities, which are ISO-9001 certified, are located in Pforzheim, Germany. The Company is dependent on Norland Corp. and Stratec to manufacture the DXA-based and pQCT-based products that the Company markets in amounts and at standards of quality necessary to meet demand and be competitive. Certain pDEXA units installed in Japan and the southeastern United States recently experienced operational difficulties related to the effects of humid conditions on one component. The Manufacturers have identified alternative sources of the component and have developed techniques for producing the component so that it does not experience those effects. Pursuant to the warranty provided by the Manufacturers, replacement components are being installed in affected units at the Manufacturers' expense. Both Manufacturers are subsidiaries of NMS BV. See "Certain Transactions."

    Some components are manufactured in accordance with custom specifications and require substantial lead times. While efforts are made to purchase components from more than one source and to use generally available parts, certain components, including X-ray tubes and detectors, are available from only one or a limited number of sources. In the past there have been delays in the receipt of certain components, although to date no such delays have had a material adverse effect on the Company. The Company believes that the Manufacturers and the Company have sufficient capacity to supply the Company's product needs for at least the next twelve months.

    Manufacturing processes for the products marketed by the Company are subject to stringent federal, state and local laws and regulations governing the use, generation, manufacture, storage, handling and disposal of certain materials and wastes. In the United States, such laws and regulations include the occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, and the Resource Conservation and Recovery Act. The Company believes that it and Norland Corp. have complied in all material respects with such laws and regulations. There can be no assurance that the Company and the Manufacturers will not be required to incur significant costs in the future with respect to compliance with such laws and regulations.

DISTRIBUTION AGREEMENT

    The Company's Distribution Agreement with the Manufacturers grants the Company exclusive distribution rights for all medical diagnostic devices which have been, or may during the term of the Distribution Agreement be, developed by Norland Corp. and Stratec. The distribution rights are worldwide, except that in the case of Stratec's pQCT products, certain countries in Europe are currently excluded. The Company has the option to become the exclusive distributor for Stratec in these countries at any time during the term of the Distribution Agreement on 90 days notice to Stratec.

    The Company must use its best efforts to promote the sale of the Manufacturers' systems and may not distribute any products manufactured by any non-affiliate of the Company which compete with the Manufacturers' products, except for products which may be marketed by the Company pursuant to its distribution agreement with Vitel. See "-- Product Development." The Manufacturers are obligated to supply the Company with sufficient quantities of their systems on a timely basis to fill customer orders. Each system must meet all performance and other standards established by the Manufacturer for the system.

    The term of the Distribution Agreement extends until December 31, 2015. At the end of such term or any renewal term, the Manufacturers or the Company may renew the Distribution Agreement for an additional term of five years, provided that if the party electing to renew is in material breach of the Distribution Agreement at the time of renewal, the other party may reject such election to renew. The Distribution Agreement is also subject to termination in the event of the bankruptcy of a party or a continuing general failure by a party to fulfill its obligations.

    Under the Distribution Agreement, the price at which the Company purchases a system for immediate resale is the Manufacturer's Device Cost as defined in the Distribution Agreement plus 50% of the difference between the amount for which the Company sells such system and such Manufacturer's Device Cost. Thus, the gross margin between the Company's selling price and the Manufacturer's Device Cost is allocated 50% to the Company and 50% to Norland Corp. or Stratec. The Company has recently introduced programs in which certain customers are offered short-term rentals of systems or the ability to use systems on a pay-per-scan basis, in each case with an option to purchase the system. Systems subject to these programs, as well as demonstration systems, are purchased by the Company from the Manufacturers for 150% of Manufacturer's Device Cost.

    The Manufacturer's Device Cost of a system is the aggregate of the standard costs of the components and parts used in such system plus an allowance for other direct manufacturing costs. Each Manufacturer maintains a list of standard costs which is revised at least twice annually. The standard cost of a component or part is the average cost to the Manufacturer of all units of such component or part purchased by the Manufacturer during the six months preceding the revision of such list. If at the time the list is to be revised, the aggregate standard costs of all components and parts used in a system would not increase or decrease by more than 5% from the aggregate standard costs of such components and parts then in effect, the standard costs of such components and parts (and, therefore, the Manufacturer's Device Cost) are not changed. The Distribution Agreement grants the Company licenses to manufacture and sell the Manufacturers' systems and to use all related technology, subject to a blanket lien on Norland Corp.'s assets securing loans from a bank (current balance as of May 1, 1996 of approximately $540,000) which are due to be paid in full by December 31, 1996. The Company may only exercise its rights under its license from a Manufacturer when such Manufacturer is not in compliance with its obligations under the Distribution Agreement. The only amount which a Manufacturer is entitled to receive with respect to systems manufactured pursuant to such licenses is a royalty of 5% of any sales proceeds received by the Company.

COMPETITION

    The  bone  densitometry  systems  market  is  highly  competitive.   Several
companies have developed or are developing bone densitometers or other technologies that compete or will compete with products marketed by the Company. Many of the Company's existing and potential competitors have substantially greater financial, marketing and technological resources, as well as established reputations for success in developing, selling and servicing products. The Company expects existing and new competitors will continue to introduce products that are directly or indirectly competitive with those marketed by the Company, including alternatives to absorptiometry such as ultrasound and IN VITRO diagnostics. Such competitors may succeed in developing products that are more functional or less costly than those sold by the Company and may be more successful in marketing such products. There can be no assurance that the Company will be able to continue to compete successfully in this market. In addition, competitors that do not rely on third party manufacturers may have more flexibility to compete effectively on price.

    The Company's primary competitors for the sale of bone densitometry systems are Hologic, Inc., Lunar Corporation, Aloka, Hitachi, Panasonic and OsteoMeter A/S. These companies have products that compete directly with the products marketed by the Company and have their own manufacturing and research capabilities. There can be no assurance that the Company's competitors will not succeed in continuing to develop and market lower priced devices comparable to the Company's pDEXA and OsteoAnalyzer product lines.

    The Company believes the products it markets compete primarily on the basis of price/performance characteristics, accuracy and precision of results, ease and convenience of use, features and functions, quality of service and price. In the small clinic and physician's office market, price, ease of use and convenience are of particular importance. In the hospital and large clinic market, DXA machines are predominant and price is the primary competitive factor among products that provide similar basic capabilities. The Company believes that the DXA-based systems it markets are competitive. In the research market, the range, accuracy and precision of measurements are the principal competitive factors. The Company believes the pQCT-based products it markets provide measurement capabilities, such as three-dimensional measurements and separate measurement of cortical and trabecular bone, not available with traditional DXA-based technology, at prices competitive with systems using that technology. See "-- Products."

THIRD PARTY REIMBURSEMENT

    Health care reform in the United States has been an area of national attention and a priority of many governmental officials. Certain reforms may influence customer purchases and, if adopted, could impose limitations on the prices the Company will be able to charge in the United States for the products that it markets or on the amount of reimbursement available from governmental agencies and private third party payors for bone densitometry scans conducted with these products.

    In the United States, the Health Care Financing Administration ("HCFA") establishes guidelines for the coverage and reimbursement of health care providers treating Medicare and Medicaid patients. Although there currently exist physician service reimbursement codes for DXA (including pDEXA) and pQCT bone densitometry scans, HCFA has not issued a national coverage policy with respect to these tests. As a result, it is currently within the discretion of the thirty-eight local Medicare carriers as to whether DXA (including pDEXA) and pQCT bone densitometry scans will be covered by Medicare and, if covered, the rate of reimbursement. Coverage and reimbursement decisions for SXA scans are also within the discretion of the local Medicare carriers, who generally approve reimbursements under the HCFA codes. As of December 1995, several local carriers provided no reimbursement or only partial reimbursement for bone densitometry scans. There can be no guarantee that scans using any of the products the Company markets will be covered by Medicare or other third party payors, and, if covered, there can be no guarantee as to the level of reimbursement that will be provided.

    In a number of European countries, Japan and several other countries, third party payors provide reimbursement for bone densitometry scans. In Japan and Europe, third party reimbursement for certain procedures recently has been reduced. The Company believes that, in keeping with the trend of containing the costs of healthcare, a similar reduction may occur in the United States. The Company believes that its emphasis on low-cost systems should allow it to compete effectively in the event of a general reduction in third party reimbursement in the United States.

GOVERNMENT REGULATION

    The development, testing, manufacturing and marketing of the products marketed by the Company are regulated by the FDA in the United States and by various foreign regulatory agencies. The testing for, preparation of, and subsequent FDA review of required applications is expensive, lengthy and uncertain. Moreover, regulatory approval, if granted, can include significant limitations on the indicated uses for which a product may be marketed. Failure to comply with applicable regulations can result in civil penalties, suspensions of approvals, product seizures, injunctions, recalls, operating restrictions and criminal prosecutions. Delays in receipt of or failure to receive clearances or approvals for new products would adversely affect the marketing of such products and the results of future operations.

    All products currently marketed commercially by the Company in the United States are considered Class II medical devices subject to FDA clearance pursuant to the Section 510(k) premarket notification process. Section 510(k) submissions may be filed only for those devices that are "substantially equivalent" to a device that was legally marketed in the United States prior to 1978. FDA review times may vary depending upon FDA resources and workload demands and the complexity of product submissions. It is expected that Norland Corp. will apply for 510(k) clearance for the pQCT XCT3000 in 1996.

    All establishments, whether foreign or domestic, manufacturing medical devices for sale in the United States are subject to periodic inspections by or under authority of the FDA to determine whether the manufacturing establishment is operating in compliance with GMPs (good manufacturing practices). The FDA also requires that medical device manufacturers and distributors undertake postmarket reporting for serious injuries, deaths, or malfunctions associated with their products. Norland Corp. has had only one such reportable incident related to its bone densitometer products. Although not currently required for medical devices, the payment of user fees to the FDA for medical device product application review is currently being considered by the United States Congress. If medical device user fee legislation is enacted, this could significantly increase the costs associated with product development and marketing.

    Although legislation has been recently passed which permits the exportation of unapproved devices to Europe, Japan and certain other principal international markets, prior FDA export authorization continues to be required for devices intended for export to certain other non-industrialized countries. The Company currently exports unapproved devices only to those countries for which export is permitted by law, or for which Norland Corp. has obtained the necessary export authorization.

    Whether or not FDA approval has been obtained, approval of a product by regulatory authorities in most foreign countries must be obtained prior to the commencement of marketing of the product in each such country. Requirements governing the conduct of clinical trials and product approvals vary significantly from country to country. The time required for approval may be longer or shorter than that required for FDA approval. The Company generally relies on its local distributors to obtain any required clearances in the countries in which they sell products marketed by the Company. There can be no assurance that the Manufacturers and the Company will not be required to incur significant costs in the future with respect to compliance with laws and regulations of such countries.

    In addition to the regulatory framework for product approvals, the Manufacturers and the Company are, and may be subject to, regulation under local, state, federal and foreign law, including requirements regarding occupational safety, laboratory practices, the use, handling and disposition of radiological materials, environmental protection and hazardous substance control, and may be subject to other present and possible future local, state, federal and foreign regulation. There can be no assurance that the Manufacturers and the Company will not be required to incur significant costs in the future with respect to compliance with such laws and regulations.

PROPRIETARY RIGHTS

    The Company believes that its sales are dependent in part on certain proprietary features of the products it markets. The Company relies upon the Manufacturers for the protection of intellectual property pertaining to proprietary features of their DXA-based and pQCT-based products. The Manufacturers rely primarily on know-how, trade secrets and trademarks to protect those intellectual property rights and have not sought patent protection for the products marketed by the Company. The Company relies primarily upon know-how, trade secrets, trademarks and a patent to protect the SXA-based technology used in the OsteoAnalyzer product line. The Company owns one patent relating to its SXA-based technology. There can be no assurance that these measures will be adequate to protect the rights of Norland Corp., Stratec and the Company. To the extent that intellectual property rights are not adequately protected, the Company may be vulnerable to competitors who attempt to copy the products the Company markets or gain access to the trade secrets and know-how of the Manufacturers and the Company. Further, there can be no assurance that the Company's competitors will not independently develop substantially equivalent or superior technology. The Manufacturers and the Company are currently not the subject of any litigation regarding proprietary rights, and the Company believes that the technologies used by the Manufacturers and the Company were developed independently. In addition, the Company's business depends on proprietary information regarding customers and marketing, and there can be no assurance that the Company will be able to protect such information.

BACKLOG

    Backlog consists of signed purchase orders received by the Company from its customers. Backlog as of May 1, 1996 and May 1, 1995 totaled approximately $4,277,413 and $3,916,500, respectively. The Company's ability to ship products depends on its production capacity and that of the Manufacturers. Purchase orders are generally cancelable. The Company expects to be able to ship products representing all of its backlog before the end of the current fiscal year. The Company believes that its backlog as of any date is not a meaningful indicator of future operations or net revenues for any future period.

PRODUCT LIABILITY INSURANCE

    The Company's business involves the inherent risk of product liability claims. If such claims arise in the future they could have a material adverse impact on the Company. The Company relies upon insurance maintained by the Manufacturers covering the products they produce and maintains product liability insurance with respect to the OsteoAnalyzer product line. Norland Corp. maintains product liability insurance on a "claims made" basis in the aggregate amount of $4.0 million, subject to certain deductibles and exclusions. Stratec maintains product liability insurance in the aggregate amount of DM6 million (approximately $3.9 million based on current exchange rates as of May 1, 1996), subject to certain deductibles and exclusions. The Company is an additional named insured on the Norland Corp. and Stratec policies. The Company maintains product liability insurance with respect to the OsteoAnalyzer line on a "claims made" basis in the aggregate amount of $1.0 million, subject to certain deductibles and exclusions. There is no assurance that such coverage will be sufficient to protect Norland Corp., Stratec and the Company from risks to which they may be subject, including product liability claims, or that product liability insurance will be available to Norland Corp., Stratec or the Company at a reasonable cost, if at all, in the future or that insurance maintained by Norland Corp. or Stratec will cover the Company.

CUSTOMER SUPPORT SERVICES

    The Manufacturers offer one-year warranties on both the hardware and software included in their systems. The Company provides warranty services to its customers on behalf of the Manufacturers. Any costs incurred by the Company in connection with a Manufacturer's warranty are borne by that Manufacturer. The Company offers one-year warranties on the OsteoAnalyzer product line.

    The Company has no obligation to provide any other services to its third-party distributors or its customers. However, the Company does offer non-warranty services and a range of other product support services in cooperation with its third-party distributors, including a telephone hotline for customer inquiries, product installation, product enhancements and maintenance releases. The Company also offers training at customer locations, the Company's facilities and the Manufacturers' facilities to both end-user customers and third-party distributors.

EMPLOYEES

    At May 1, 1996, the Company had 40 employees, 18 of whom were engaged in direct sales and marketing activities. The remaining employees are in finance, administration, product development and customer service. No employees of the Company are covered by any collective bargaining agreements, and management considers its employee relations to be excellent.

PROPERTIES

    The Company leases its principal executive offices, which are located at 106 Corporate Park Drive, Suite 106, White Plains, New York 10604. The Company sublets a portion of this office space to an affiliate of The EICON Group, Inc. ("EICON"). Both the lease and sublease expire on August 31, 2000. The Company also subleases office space in New Haven, Connecticut, from other affiliates of EICON. The New Haven lease and sublease expire on August 31, 1996. The Company believes it would be able to find suitable replacements for these facilities, if necessary, on reasonable terms. See "Certain Transactions."

    The Company subleases office space from Norland Corp. in Fort Atkinson, Wisconsin. The lease and sublease expire on June 30, 1996. Effective July 1, 1996, the Company will lease approximately 18,000 square feet of space in the building where Norland Corp. presently leases space. The lease will have a term of ten years. The Company will sublet approximately 14,000 square feet of this space to Norland Corp. for the full term of the lease. The Company will use its portion of the space for sales and marketing, customer services, administration and warehousing. See "Certain Transactions."

    The   Company  leases  approximately   3,500  square  feet   of  office  and
manufacturing space in Newbury Park, California, under a lease which expires on February 1, 1998.

    Although  the Company believes its existing  facilities are adequate for the
short-term,  the  Company  anticipates  opening  additional  sales  offices   to
accommodate needs for increased sales personnel.

                                   MANAGEMENT

    The Company's current directors and executive officers are as follows:

             NAME                   AGE                                  POSITION
- ------------------------------      ---      -----------------------------------------------------------------
Reynald G. Bonmati                      48   Chairman of the Board; President; Treasurer; and Director
Kurt W. Streams                         34   Vice President, Finance; and Secretary
Ralph G. Theodore                       70   Vice President, Operations; and Assistant Secretary
Thomas P. Regan                         49   Vice President, U.S. Sales
James A. Sperlazza                      47   Vice President, Latin America and Pacific Rim Sales
Lewis N. Harrold                        48   Vice President, Product Development
James J. Baker                          63   Director
Michael W. Huber                        68   Director
Robert L. Piccioni, Ph.D.               50   Director
Albert S. Waxman, Ph.D.                 55   Director

    MR. BONMATI has served as a Director of the Company since its formation in December 1993 and has served as Chairman of the Board, President and Treasurer of the Company since January 1994. Mr. Bonmati has served since January 1992 as a Managing Director of NMS BV, a holding company that owns Norland Corp. and Stratec, manufacturers of bone densitometers marketed by the Company. He has served as a Director and President of Norland Corp. since June 1990 and July 1993, respectively. He has also served as President and Chairman of the Board of Directors of EICON, an environmental and infrastructure service company, since March 1991, as President of Novatech Resource Corporation, a private investment firm, since 1981 and as President of Novatech Management Corporation, a private investment firm, since 1990. Mr. Bonmati received BS and MS degrees from the Institute National Superieur de Chimie Industrielle, an MS degree from the Ecole Nationale Superieure du Petrole et des Moteurs and an MBA from the University of Paris.

    MR. STREAMS joined the Company in September 1995 and has served as Vice President, Finance and Secretary of the Company since February 1996. From 1988 to 1995, Mr. Streams was an Audit Manager and a Senior Audit Manager with
Deloitte & Touche LLP in the United States and Deloitte & Touche Registeraccountants in the Netherlands. Mr. Streams holds a BA degree in economics from the University of Massachusetts.

    MR. THEODORE has served as Vice President, Operations of the Company since January 1994 and Assistant Secretary since May 1995. From 1980 to 1994, Mr. Theodore was a business consultant in Connecticut. He was Vice President of Kensington Management Consultants from 1981 to 1984. He then undertook a two-year assignment as Chairman of the Board of AID3 Group, a start-up, multinational computer development company. Between 1972 and 1980, he held a succession of senior management positions with ITT Corporation in Europe and the United States, including the position of Worldwide Product Line Manager for industrial products. Mr. Theodore holds BE and ME degrees in electrical engineering from Yale University.

    MR. REGAN has served as Vice President, U.S. Sales since January 1994. Mr. Regan has served as Vice President, U.S. Sales of Norland Corp. since January 1991. From December 1988 to January 1991, he was a Director of U.S. Sales and Service for Interspec, Inc., now Advanced Technology Laboratories. From August 1986 to November 1988, he was Vice President, Marketing and Sales of Ultrasonix Company. From February 1981 to December 1986, Mr. Regan was Vice President, Sales of Diasonics, Inc., a medical imaging company providing ultrasound and magnetic resonance imaging products.

    MR. SPERLAZZA has served as Vice President, Latin America and Pacific Rim Sales of the Company since January 1994. From December 1991 to the present, Mr. Sperlazza has been a partner of Sansper Trading Company, which sells medical devices. From April 1992 to December 1993, Mr. Sperlazza was Vice

President, Latin American and Pacific Rim Sales of OBV, and from February 1992 to March 1992, he was a Vice President of Norland Corp. From January 1986 to February 1992, Mr. Sperlazza was Vice President, Marketing and Vice President, International of Diasonics, Inc.

    MR. HARROLD joined the Company in November 1995 and serves as Vice President, Product Development. From 1976 to 1995, Mr. Harrold held various positions with Waters Medical Systems, serving most recently as Vice President of Engineering and General Manager from 1992 through 1995. He holds a BSEE from Carnegie Mellon University.

    MR. BAKER has served as a Director of the Company since May 1995. He has been a private investor for over twelve years, specializing in start-up venture capital. He is Vice President of Flight Landata, Inc., a company involved in multi-spectral remote sensing. Previously, Mr. Baker spent twelve years at Cullinet Software Corporation serving initially as Vice President in charge of technical development and later as Senior Vice President in charge of Customer Support. He holds a BS in Mathematics from the Massachusetts Institute of Technology.

    MR. HUBER has served as a Director of the Company since May 1995. He is retired Chairman and Chief Executive Officer and is currently a Director of J.M. Huber Corporation, a diversified family-owned company engaged in natural resource development, and specialty chemical and specialty equipment and wood product manufacturing. He is also a Director of Crompton and Knowles Corporation, a specialty chemical and equipment manufacturing company.

    DR. PICCIONI has served as a consultant to the Company since April 2, 1996. He was elected a director of the Company on May 30, 1996. He has been a consultant to OnTrak Systems, Inc. since March 1996. From June 1995 to March 1996, he was Chief Operating Officer of OnTrak Systems, Inc. From October 1993 to January 1995, Dr. Piccioni was President of the Thermco Systems Division of Silicon Valley Group. From December 1992 to October 1993 he was President of Dove, the company which was acquired by the Company in April 1996. Prior to founding Dove, Dr. Piccioni served as Chief Operating Officer and then as President and CEO of Osteon, Inc. Osteon, Inc. filed a petition in bankruptcy in November 1992. Mr. Piccioni and others purchased certain assets of Osteon, Inc. in such bankruptcy proceeding and licensed them to Dove until such assets were purchased by the Company in April 1996. Dr. Piccioni received a BS degree in Physics from California Institute of Technology and a Ph.D. degree in Physics from Stanford University.

    DR. WAXMAN has served as a Director of the Company since January 1994. Dr. Waxman has served as a Director of Norland Corp. since June 1990 and as a Managing Director of NMS BV since January 1992. He has also served as a Director of EICON since December 1994. Since 1993, Dr. Waxman has been Chairman and Chief Executive Officer of Merit Behavioral Care Corporation, the parent company of American Biodyne, Inc., which he co-founded in 1985 and for which he served as Chairman and Chief Executive Officer from 1988 to 1993. From 1983 to 1988, Dr. Waxman served as Chairman and Chief Executive Officer of Diasonics, Inc., which he founded. Dr. Waxman received a BSEE degree from City College of New York and MA and Ph.D. degrees from Princeton University. He serves on the Advisor Council of Princeton University's School of Engineering and Applied Sciences.

BOARD COMMITTEES

    There are two standing committees of the Board of Directors:

    AUDIT COMMITTEE. The Audit Committee was established in June, 1995. The Audit Committee consists of James J. Baker, Michael W. Huber and Reynald G. Bonmati. The Audit Committee: (i) makes recommendations to the Board of Directors with respect to the independent auditors who conduct the annual examination of the Company's accounts; (ii) reviews the scope of the annual audit and meets periodically with the Company's independent auditors to review their findings and recommendations; (iii) approves major accounting policies or changes thereto; and (v) periodically reviews principal internal controls to assure that the Company is maintaining a sound and modern system of financial controls.

    COMPENSATION COMMITTEE. The Compensation Committee was established in June, 1995. The Compensation Committee consists of Albert S. Waxman, James J. Baker and Michael W. Huber. The Compensation Committee periodically determines the amount and form of compensation and benefits payable to all principal officers and certain other management personnel. This committee also performs the duties of administration with respect to the Company's Amended and Restated 1994 Stock Option and Incentive Plan (the "Amended Plan").

DIRECTORS' REMUNERATION

    Each director of the Company who is not an employee of or consultant to the Company or any subsidiary (a "Non-Employee Director") receives $1,000 for each regular Board meeting attended and is reimbursed for all expenses relating to attendance at meetings. Under the Company's Amended Plan, each Non-Employee Director receives an automatic grant of options to acquire 30,000 shares of Common Stock, vesting in four equal annual installments, commencing on the first anniversary of the date of grant, at an exercise price per share equal to the market value on the date of grant. For Messrs. Baker, Huber and Waxman, such options were granted on January 3, 1996, the date the Amended Plan was approved by the Board. The exercise price for such options is $15.00 per share. For any future Non-Employee Director, such options will be deemed granted on the date such person becomes a Board member. Directors who are employees of or consultants to the Company do not receive compensation for serving as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee of the Board of Directors currently consists of James J. Baker, Michael W. Huber and Albert S. Waxman. None of these individuals has ever served as an officer or an employee of the Company. Except as described below, no executive officer of the Company has ever served as (i) a member of the compensation committee or equivalent of another entity, one of whose executive officers served on the Company's Compensation Committee, (ii) a director of another entity, one of whose executive officers served on the Company's Compensation Committee, or (iii) a member of the compensation committee or equivalent of another entity, one of whose executive officers served as a director of the Company. Dr. Waxman is a director of Norland Corp. and EICON, and Reynald G. Bonmati is a director of Norland Corp. and a member of the Compensation Committee of the Board of Directors of EICON. Mr. Bonmati, President and a director of the Company, is also an executive officer of Norland Corp. and EICON. Mr. Bonmati is a Managing Director of NMS BV and President and a director of Novatech Management Corporation, the general partner of Norland Partners, L.P. and the voting trustee for 41.2% of the outstanding stock of NMS BV. Dr. Waxman is also a Managing Director of NMS BV, and the Chairman, a director and 50% stockholder of Novatech Management Corporation. Mr. Baker's wife and Mr. Huber are limited partners of Novatech Ventures, L.P., which is a limited partner in Norland Partners, L.P. See "Certain Transactions."

EXECUTIVE COMPENSATION

    The following table provides, for the periods indicated, certain summary information concerning the cash and non-cash compensation earned by or awarded to the Company's President (the Chief Executive Officer) and each of the four other most highly compensated executive officers who were serving as executive officers as of December 31, 1995 (collectively, the "named executive officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                                                    --------------
                                                             ANNUAL COMPENSATION      SECURITIES
                                                            ----------------------    UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                        YEAR     SALARY ($)  BONUS ($)   OPTIONS (#)(1)  COMPENSATION ($)
- -----------------------------------------------  ---------  ----------  ----------  --------------  ----------------
Reynald G. Bonmati.............................       1995  $  100,000  $  100,000             0      $        0
 Chairman of the Board,                               1994     100,000           0       750,000               0
 President and Treasurer
John W. Buckman................................       1995      21,667           0             0          27,000(2)
 Vice President, Finance, and                         1994      50,000           0         6,000               0
 Secretary
Ralph G. Theodore..............................       1995      29,700           0             0               0
 Vice President, Operations and                       1994      26,000           0         6,000               0
 Assistant Secretary
Thomas P. Regan................................       1995     155,529           0             0               0
 Vice President,                                      1994     113,409           0        75,000               0
 U.S. Sales
James A. Sperlazza.............................       1995     326,602           0             0               0
 Vice President, Latin American and Pacific Rim       1994     271,241           0        75,000               0
 Sales

- ------------------------------
(1) Represents shares of Common Stock issuable upon exercise of options granted to the named executive officers.

(2) Consists of a $15,000 interest-free loan forgiven by the Company in May 1995 and a $12,000 payment for a four-month rental by the Company of a house owned by Mr. Buckman.

EMPLOYMENT AGREEMENTS

    The Company does not have employment agreements with any of the named executive officers.

OPTION GRANTS/EXERCISES IN 1995

    No stock options were granted to any named executive officer in 1995. The following tables set forth certain information concerning the exercise of options to purchase Common Stock of the Company during 1995 and the value at December 31, 1995 of outstanding options held by each of the named executive officers. The unexercisable portions of such options vest in two equal installments, the first of which vested on January 1, 1996 and the second of which vests on January 1, 1997, except for Mr. Buckman, all of whose options have become exercisable.

       OPTION EXERCISES IN 1995 AND VALUE OF OPTIONS AT DECEMBER 31, 1995

                                                                        NUMBER OF UNEXERCISED        VALUE OF UNEXERCISED
                                                                        OPTIONS HELD AT FISCAL     IN-THE- MONEY (1) OPTIONS
                                                                             YEAR END (#)          AT FISCAL YEAR END ($)(2)
                           SHARES ACQUIRED ON           VALUE         --------------------------  ---------------------------
          NAME               EXERCISE (#)(3)       REALIZED ($)(4)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
- ------------------------  ---------------------  -------------------  -----------  -------------  ------------  -------------
Reynald G. Bonmati                      0             $       0          375,000        375,000   $  5,812,275   $ 5,812,275
John W. Buckman                         0                     0            3,000          3,000         46,498        46,498
Ralph G. Theodore                       0                     0            3,000          3,000         46,498        46,498
Thomas P. Regan                         0                     0           37,500         37,500        581,231       581,231
James A. Sperlazza                      0                     0           37,500         37,500        581,231       581,231

- ------------------------------
(1) Options are "in-the-money" if the closing market price of the Company's Common Stock exceeds the exercise price of the options.

(2) The value of unexercised options represents the difference between the exercise price of such options and $15.50, the closing market price of the Company's Common Stock on December 31, 1995.

(3) Represents the number of shares received upon exercise or, if no shares were received, the number of shares with respect to which the options were exercised.

(4) The value of exercised options represents the difference between the exercise price of such options and the closing market price of the Company's Common Stock on the date of exercise.

STOCK OPTION PLAN

    The Company was incorporated in December 1993 and commenced operations in January 1994. In January 1994, the Company's Board of Directors adopted the 1994 Stock Option Plan, which was approved by the Company's stockholders in May 1994. Certain amendments were approved in June 1994. On January 3, 1996, the Board adopted the Amended Plan, subject to stockholder approval. The Company's stockholders approved the Amended Plan at the Annual Meeting of Stockholders held on May 30, 1996. Under the Amended Plan, awards may be granted with respect to an aggregate of 1,800,000 shares of Common Stock. As of June 1, 1996, options had been granted with respect to 1,435,500 shares (of which options for 734,250 shares had been exercised and options for 701,250 shares were outstanding) and 364,500 shares were available for additional awards.

    The purpose of the Amended Plan is to provide directors, officers, key employees and consultants with additional incentives by increasing their ownership interests in the Company. Directors, officers and other key employees of and consultants to the Company and its subsidiaries are eligible to participate in the Amended Plan. Awards may be granted by the Compensation Committee of the Board of Directors and may include: (i) options to purchase shares of Common Stock, including incentive stock options ("ISOs"), non-qualified stock options or both; and (ii) stock appreciation rights ("SARs"), whether in conjunction with the grant of stock options or independent of such grant, or SARs that are only exercisable in the event of a change in control of the Company or upon other events. Awards are not assignable or transferable except by the laws of descent and distribution. Under the Amended Plan, each Non-Employee Director receives an automatic grant of options to purchase 30,000 shares of Common Stock. The Non-Employee Directors are not eligible for any other awards under the Amended Plan. See "Management -- Directors' Remuneration."

    The Compensation Committee of the Board of Directors, which administers the Amended Plan, is required to consist of two or more directors who qualify as disinterested persons within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee has the authority, among other things, to: (i) select the officers and other key employees and consultants entitled to receive awards under the Amended Plan; (ii) determine the type or types of awards; (iii) determine the number of shares of Common Stock or rights covered by an award; and (iv) determine the terms and conditions of any awards granted under the Amended Plan, including any restrictions or limitations on transfer, any vesting schedules or the acceleration thereof and any forfeiture provisions or waivers thereof. The exercise price at which shares of Common Stock may be purchased pursuant to the grant of stock options under the Amended Plan and the grant price of an SAR are determined by the Compensation Committee at the time of grant. In no event may any one individual receive in any one year options for, or SARs which relate to, more than 180,000 shares of Common Stock.

    The Amended Plan will remain in effect until terminated by the Board of Directors. The Amended Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval at or before the annual meeting of stockholders following approval by the Board of Directors if required by any Federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

    The grant of an option or SAR will create no tax consequences for the grantee or the Company. A grantee will not have taxable income upon exercising an ISO (except that the alternative minimum tax may apply) and the Company will receive no deduction at that time. Upon exercising a non-qualified option, the participant must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the stock received. Upon exercise of a SAR, the participants must generally recognize ordinary income equal to any cash received and the fair market value of any stock received. In each case, the Company will be entitled to a deduction equal to the amount recognized as ordinary income by the participant.

    A participant's disposition of shares acquired upon the exercise of an option or SAR generally will result in capital gain or loss measured by the difference between the sale price and the participant's tax basis in such shares (or the exercise price of the option in the case of shares acquired by exercise of an ISO and held for the applicable ISO holding periods). Generally, there will be no tax consequences to the Company in connection with a disposition of shares acquired under an option or other award, except that the Company will be entitled to a deduction (and the participant will recognize ordinary taxable income) if shares acquired upon exercise of an ISO are disposed of before the applicable ISO holding periods have been satisfied.

    Different tax rules may apply with respect to participants who are subject to Section 16 of the Exchange Act when they acquire stock in a transaction deemed to be a nonexempt purchase under Section 16, upon disposition of a derivative security or the underlying stock within six months after the exempt grant of such derivative security under the Amended Plan or in other kinds of transactions under the Amended Plan (such as payment of the exercise price of an option by surrender of previously acquired Common Stock).

    The Omnibus Budget Reconciliation  Act of 1993 added  Section 162(m) to  the
Internal Revenue Code, which generally disallows a public company's tax deduction for compensation to the chief executive officer and the four other most highly compensated executive officers in excess of $1 million in any tax year beginning on or after January 1, 1994. Compensation that qualifies as "performance-based compensation" is excluded from the $1 million deductibility cap, and therefore remains fully deductible by the company that pays it. The Company intends that options and SARs granted with an exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant will qualify as such "performance-based compensation."

RETIREMENT PLANS

    Pursuant to the Norland Medical Systems, Inc. 401(k) Profit Sharing Plan, eligible employees may elect to contribute a portion of their salary on a pre-tax basis. With respect to employee contributions of up to 7% of salary, the Company makes a contribution at the rate of 25 cents on the dollar. The Company may also make additional discretionary contributions for any year. Contributions are subject to applicable limitations contained in the Internal Revenue Code. Employees are at all times vested in their own contributions; Company matching contributions vest gradually over six years of service.

                              CERTAIN TRANSACTIONS

TRANSACTIONS INVOLVING THE MANUFACTURERS

    The Company is a distributor of bone densitometers manufactured by the Manufacturers (Norland Corp. and Stratec). All of the outstanding stock of the Manufacturers is owned by NMS BV. Certain officers and directors of the Company, and certain other persons who have significant relationships with the Company, have direct and indirect material interests in or relationships with the Manufacturers and/or NMS BV. The Company has no ownership interest in NMS BV. The following is a list of those officers, directors and other persons who have specified relationships to the Company, a description of their relationships to the Company immediately prior to this offering and a description of the interests of those persons in NMS BV or the Manufacturers.

         PERSON                     RELATIONSHIP TO COMPANY                RELATIONSHIP TO MANUFACTURER/NMS BV
- ------------------------  -------------------------------------------  -------------------------------------------
Norland Partners, L.P.    - Owner of 11.4% of the Company's Common     -Owner of 41.2% of outstanding capital
                           Stock.                                       stock of NMS BV.
                          -Novatech Management Corporation ("Novatech  -Novatech Management is a voting trustee
                           Management") is the sole general partner.    for the 41.2% of NMS BV held by Norland
                                                                        Partners and the 8.8% of NMS BV held by
                                                                        Nissho Iwai Corporation and Nissho Iwai
                                                                        American Corporation.

Novatech Ventures, L.P.   -Owner of 3.8% of the Company's Common       -Limited partner of Norland Partners.
                           Stock.
                          -Novatech Resource Corporation ("Novatech
                           Resource") is the sole general partner.
                          -Limited partner of Norland Partners, L.P.
                           ("Norland Partners").

Reynald G. Bonmati        -President (chief executive officer),        -One of three Managing Directors of NMS BV.
                           Director and Treasurer.
                          -Direct owner of 8.2% of the Company's       -President and a Director of Norland Corp.
                           Common Stock
                          -President, Director and 50% stockholder of  -President, Director and 50% stockholder of
                           Novatech Management.                         Novatech Management.
                          -President, Director and principal           -President, Director and principal
                           stockholder of Novatech Resource.            stockholder of Novatech Resource.
                          -Limited partner of Novatech Ventures.       -Limited partner of Novatech Ventures.

Albert S. Waxman          -Director.                                   -One of three Managing Directors
                          -Chairman, Director and 50% stockholder of    of NMS BV.
                           Novatech Management.                        -Director of Norland Corp.
                                                                       -Chairman, Director and 50% stockholder of
                                                                        Novatech Management.

Hans Schiessl             - Owner of 21.8% of outstanding Common       -One of three Managing Directors of NMS BV.
                           Stock.
                                                                       -Owner of 50% of outstanding capital stock
                                                                        of NMS BV.
                                                                       -President of Stratec.

James J. Baker            -Wife is limited partner of Novatech         -Wife is limited partner of Novatech
                           Ventures.                                    Ventures.

Michael W. Huber          -Limited partner of Novatech Ventures.       -Limited partner of Novatech Ventures.

    Under the Company's Distribution Agreement with the Manufacturers, the Company has rights to exclusive worldwide distribution of all current and future medical diagnostic products developed or manufactured by Norland Corp. or Stratec. The Company's purchases from Norland Corp. and Stratec in 1995 were $4,012,468 and $9,294,825, respectively. Sales of Norland Corp. products and services by the Company to Stratec in 1995 were $889,982.

    The Company is party to the Product Development Loan Agreement with Manufacturers, under which the Company may make loans to the Manufacturers in installments up to an aggregate amount of $3.5 million during the period ending July 31, 1997. The proceeds of any such loans are to be used by the
Manufacturers for specific new product development projects involving enhancements of existing products and the application of pQCT technology to new products. The loans will bear interest at the rate of 10% per annum, and the principal will be payable in twenty equal quarterly installments commencing September 30, 1997. At May 1, 1996, there were outstanding loans of $75,906 from the Company to Norland Corp. If a new product covered by the Product Development Loan Agreement is introduced into the marketplace, the Company will be entitled to receive a royalty equal to 5% of the sales proceeds received by the Manufacturers with respect to such product. The Manufacturers have also granted the Company rights of first refusal with respect to any additional financing of research and development work by the Manufacturers.

    The Company subleases office space from Norland Corp. in Fort Atkinson, Wisconsin. Rent is allocated between Norland Corp. and the Company on a pro rata basis (based on square footage). The lease and sublease expire on June 30, 1996. Effective July 1, 1996, the Company will lease approximately 18,000 square feet of space in the building where Norland Corp. presently leases space. The lease will have a term of ten years. The Company will sublet approximately 14,000 square feet of this space to Norland Corp. for the full term of the lease, with the rent to be prorated on a square footage basis.

    In February 1996, Mr. Bonmati made a $1,000,000 loan to Stratec. This loan bears interest at the rate of 7% per annum payable quarterly and is payable in full on December 31, 1996. Mr. Bonmati and Mr. Schiessl are the owners of a building in Pforzheim, Germany, part of which will be leased to Stratec.

LOANS AND ADVANCES

    In 1994, Novatech Ventures made loans to the Company in the aggregate principal amount of $500,000, payable on demand and bearing interest at 10% per annum. In addition to the relationships with regard to Novatech Ventures described above, Catherine Bonmati, the wife of Reynald G. Bonmati, is trustee of trusts for the benefit of Sandrine Bonmati and Chrystele Bonmati, which, together, own 20% of the outstanding capital stock of Novatech Resource, general partner of Novatech Ventures, and are limited partners in Novatech Ventures. The loan was repaid in January 1995.

    Also in 1994, Dr. Waxman lent $250,000 to the Company on the same terms as the loan by Novatech Ventures and Mr. Bonmati made $50,000 of interest-free advances to the Company. These loans and advances were repaid in full in June and December of 1995, respectively.

    On February 22, 1995, the Company made an interest-free loan to John W. Buckman, a former officer and director of the Company, in the principal amount of $15,000. Such loan was forgiven by the Company in May 1995.

OTHER TRANSACTIONS

    The Company leases its principal executive offices at 106 Corporate Park Drive, Suite 106, White Plains, New York 10604. The Company sublets a portion of this office space to an affiliate of EICON. Both the lease and sublease expire on August 31, 2000. The Company subleases office space in New Haven, Connecticut, from other affiliates of EICON. The New Haven lease and sublease expire on August 31, 1996. The White Plains and New Haven rents are and will be allocated between the EICON affiliates and the Company on a pro rata basis (based on square footage). Mr. Bonmati, President and a Director of the Company, is President and a Director of EICON. Dr. Waxman, a Director of the Company, is a Director of EICON. Novatech Ventures, L.P., which immediately prior to this offering owns 3.8% of the outstanding Common

Stock of the Company and is a limited partner in Norland Partners, L.P. (the owner of 11.4% of the Company's outstanding Common Stock), is the owner of 24% of the outstanding stock of EICON. Novatech Ventures, L.P. and Mr. Bonmati hold warrants to purchase EICON stock.

    In the year ended December 31, 1995, purchases by Nissho accounted for approximately 68% of the Company's revenues. Nissho received volume discounts for its purchases of systems in 1995.

    On April 2, 1996, Dove Medical Systems, which manufactured, marketed and sold the OsteoAnalyzer line of bone densitometers, was merged into a newly formed wholly-owned subsidiary of the Company (the "Merger"). Pursuant to the Merger, all of the issued and outstanding stock of Dove Medical Systems was exchanged for an aggregate of 161,538 shares of Common Stock. Following the Merger, the Company's subsidiary changed its name to Dove Medical Systems, Inc. At the time of the Merger, approximately 76% of the stock of Dove Medical Systems was owned by Robert L. Piccioni and Joan Piccioni, his wife.

    On April 2, 1996 the Company also entered into a Purchase Agreement with Dr. and Mrs. Piccioni, CHC, Inc. and Mirella Monti Belshe (the "Purchase Agreement") pursuant to which the Company purchased a patent and rights to technology and other property rights which were licensed to Dove in its business. The cash purchase price paid by the Company for such assets was $3,600,000. The Company transferred the purchased assets to Dove Medical Systems, Inc. Following the Merger, Joan Piccioni became President of, and Robert L. Piccioni became a consultant to, Dove Medical Systems, Inc. Dr. Piccioni became a director of the Company on May 30, 1996. Dr. and Mrs. Piccioni received 123,345 of the 161,538 shares of the Company's Common Stock issued in connection with the Merger. They also received an aggregate of $3,001,846 of the $3,600,000 paid by the Company pursuant to the Purchase Agreement. The holders of the Company's Common Stock issued in connection with the Merger, including Dr. and Mrs. Piccioni, received certain registration rights with respect to such stock. See "Description of Capital Stock -- Registration Rights."

BYLAW PROVISION.

    The Company is in the process of amending its bylaws to provide that, before the Company may consummate certain "business combinations" with certain "related parties," the terms of the transaction must be approved by the affirmative vote of a majority of the Company's stockholders, including a majority of those stockholders who have no economic interest in such related party. See "Description of Capital Stock."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of June 1, 1996 (except as otherwise indicated) by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) the Selling Stockholders, (iii) each of the Company's directors; (iv) each named executive officer and (v) all directors and named executive officers as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name.

                                                      SHARES BENEFICIALLY                         SHARES BENEFICIALLY
                                                             OWNED                                       OWNED
                                                     PRIOR TO OFFERING (1)                       AFTER OFFERING (1)(2)
                                                    -----------------------  NUMBER OF SHARES   -----------------------
NAME OF BENEFICIAL OWNER                              NUMBER      PERCENT      BEING OFFERED      NUMBER      PERCENT
- --------------------------------------------------  ----------  -----------  -----------------  ----------  -----------
Reynald G. Bonmati (3) ...........................   1,612,500       23.4%          750,000        862,500       10.3
 Premium Point
 New Rochelle, NY 10801
Albert S. Waxman (4), (5) ........................     786,000       11.4           750,000         36,000       *
 59 Wooster Street
 New York, NY 10012
Kurt W. Streams (5)...............................           0      --                    0              0      --
Ralph G. Theodore (6).............................       4,500       *                    0          4,500       *
Thomas P. Regan (7)...............................      56,250       *                    0         56,250       *
James A. Sperlazza (8)............................           0      --                    0              0      --
James J. Baker (5)................................           0      --                    0              0      --
Michael W. Huber (5)..............................           0      --                    0              0      --
Robert L. Piccioni (9)............................     123,345        1.8                 0        123,345        1.5
All directors and officers of the Company as a
 group (9 persons) (3), (4), (7), (9).............   1,796,595       26.1           750,000      1,046,595       12.5
Novatech Ventures, L.P. ..........................     264,000        3.8                 0        264,000        3.1
 Premium Point
 New Rochelle, NY 10801
Norland Partners, L.P. ...........................     786,000       11.4           750,000         36,000       *
 Premium Point
 New Rochelle, NY 10801
Hans Schiessl ....................................   1,500,000       21.8                 0      1,500,000       17.9
 Markgrafenstrasse 8
 75117 Pforzheim
 Germany
Oppenheimer Funds, Inc. (10) .....................     459,000        6.7                 0        459,000        5.5
 Two World Trade Center
 Suite 3400
 New York, NY 10048-0203

- ------------------------
  * Less than 1%.

 (1) Calculated pursuant to Rule 13d-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by any other person.

 (2) If the over-allotment option is exercised in full by the Underwriters, Norland Partners, L.P. would sell an additional 36,000 shares of Common Stock and Novatech Ventures, L.P. would sell 264,000 shares of Common Stock.

 (3) Excludes 217,500 shares which may be acquired upon the exercise of options not exercisable within 60 days. Amount prior to this offering includes 786,000 shares held of record by Norland Partners, L.P. and 264,000 shares held of record by Novatech Ventures, L.P. that Mr. Bonmati may be deemed to beneficially own due to his relationship with such entities. Number of shares being offered consists of 750,000 shares being offered by Norland Partners, L.P. Mr. Bonmati is President and a principal stockholder of (i) Novatech Management Corporation, the general partner of Norland Partners, L.P., and (ii) Novatech Resource Corporation, the general partner of Novatech Ventures, L.P. Mr. Bonmati is also a limited partner of Novatech Ventures, L.P. Such beneficial ownership is disclaimed by Mr. Bonmati, except to the extent of his proportionate interest in such limited partnerships.

 (4) Amount prior to this offering consists of 786,000 shares held of record by Norland Partners, L.P. that Dr. Waxman may be deemed to beneficially own due to his relationship with such entity. Number of shares being offered consists of 750,000 shares being offered by Norland Partners, L.P. Dr. Waxman is Chairman of the Board and a principal stockholder of Novatech Management Corporation, the general partner of Norland Partners, L.P. Such beneficial ownership is disclaimed by Dr. Waxman, except to the extent of his proportionate interest in such limited partnership.

 (5) Excludes 30,000 shares which may be acquired upon the exercise of options not exercisable within 60 days.

 (6) Excludes 1,500 shares which may be acquired upon the exercise of options not exercisable within 60 days.

 (7) Includes 3,750 shares of Common Stock issuable pursuant to stock options exercisable within 60 days. Excludes 18,750 shares which may be acquired upon the exercise of options not exercisable within 60 days.

 (8) Excludes 18,750 shares which may be acquired upon the exercise of options not exercisable within 60 days.

 (9) Shares owned by Robert L. Piccioni and Joan Piccioni, his wife. Excludes 30,000 shares which may be acquired upon the exercise of options granted to Mr. Piccioni and 37,500 shares which may be acquired upon the exercise of options granted to Mrs. Piccioni, none of which are exercisable within 60 days.

(10) Information is as of December 31, 1995, based on Schedule 13D filed with the Securities and Exchange Commission. Oppenheimer Funds, Inc. reported shared dispositive power with respect to 459,000 shares, and Oppenheimer Discovery Fund reported sole voting power and shared dispositive power with respect to 450,000 shares.

                          DESCRIPTION OF CAPITAL STOCK

    The following description does not purport to be complete and is qualified in its entirety by this reference to the Company's Restated Certificate of Incorporation (the "Charter") and bylaws, copies of which are filed as an exhibit to the Registration Statement of which this Prospectus is a part.

AUTHORIZED AND OUTSTANDING COMMON STOCK

    As of the date of this Prospectus, the Company is authorized to issue 10,000,000 shares of Common Stock, $0.0005 par value per share. As of May 1, 1996, there were an aggregate of 6,895,788 shares of Common Stock outstanding. After completion of the offering pursuant to this Prospectus, 8,395,788 shares of Common Stock will be issued and outstanding (8,433,288 shares if the Underwriters over-allotment option is exercised in full). The issued and outstanding shares of Common Stock are and, upon payment therefor, the shares being offered hereby will be, validly issued, fully paid and nonassessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The Company has not paid dividends on the Common Stock and does not currently anticipate paying dividends. See "Dividend Policy." The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of holders of Preferred Stock, if any, then outstanding. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting.

PREFERRED STOCK

    As of the date of this Prospectus, the Company is authorized to issue 1,000,000 shares of Preferred Stock, $0.0005 par value per share, none of which are outstanding. The Charter of the Company expressly authorizes the Board of Directors, without further action by the Company's stockholders, from time to time, to issue authorized shares of Preferred Stock in one or more series and to determine the designations, preferences, qualifications, limitations or restrictions of any series, including without limitation, dividends rights, the price and terms and conditions on which shares may be redeemed, the amount payable in the event of voluntary or involuntary liquidation, the terms and conditions for conversion or voting rights and other terms. Any Preferred Stock so issued could dilute the voting power and equity of the holders of the Common Stock by, for example, reducing the amount of funds otherwise available for payment to holders of the Common Stock, either upon liquidation of the Company or as dividends, restricting the payment of dividends to holders of the Common Stock, and diluting the voting power of the holders of the Common Stock.

UNISSUED AND UNRESERVED CAPITAL STOCK

    One of the effects of the existence of unissued and unreserved shares of capital stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the Company's best interest, such shares could be issued by the Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or costly the completion of the takeover transaction by diluting the voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

    The Company has included in the Charter and in its by-laws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of Delaware (the "DGCL") and (ii) indemnify its directors and officers to the fullest extent permitted by the DGCL, including circumstances in which indemnification is otherwise discretionary. The Company believes that these provisions are necessary to attract and retain qualified persons as directors and officers.

    The Company elected on June 2, 1995 to exclude itself from the provisions of
Section  203  of  the  DGCL  ("Section  203").  Section  203  restricts  certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any "interested stockholder" (as defined in
Section 203) which includes, among others, any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of that stockholder (an "Interested Stockholder").

    Section 203 prevents, for a period of three years following the date that a person becomes an Interested Stockholder, the following types of transactions between the Company and the Interested Stockholder (subject to certain exceptions specified in Section 203): (i) mergers or consolidations, (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the Company, (iii) issuance or transfers by the Company of any stock of the Company which would have the effect of increasing the Interested Stockholder's proportionate share of stock of any class or series of the Company, (iv) any other transaction which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series of the Company which is owned by the Interested Stockholder, and (v) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the Company. Among the exceptions specified in Section 203 are transactions approved by (i) the Board of Directors prior to the time the Interested Stockholder obtained such status or (ii) the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, excluding shares owned by the Interested Stockholder.

    The Company is in the process of amending its bylaws to provide that, before the Company may consummate a "business combination" with certain "related parties," the terms of the transaction must be approved by the affirmative vote of a majority of the Company's stockholders, including a majority of those stockholders who have no economic interest in such related party. A "related party" is any entity more than 20% of the voting securities of which (including rights to acquire such voting securities) are owned beneficially directly or indirectly (other than through the Company), in aggregate, by (i) one or more directors of the Company and (ii) one or more persons each of whom benefically owns, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, 20% or more of the outstanding capital stock of the Company. The types of "business combinations" that will be subject to these requirements are any of the following transactions in which the total value of the consideration received by the related party or its equity owners exceeds the lesser of 20% of the value of the Company's assets (on a consolidated basis) as of the end of its most recently ended fiscal quarter or 20% of the Company's revenues (on a consolidated basis) for the four most recently ended fiscal quarters: (i) any merger or consolidation with the Company or any subsidiary;
(ii) any acquisition by the Company or any subsidiary of securities issued by the related party; (iii) any acquisition of assets by the Company or any subsidiary from the related party; and (iv) any transaction that results in the issuance or transfer by the Company or any subsidiary of any securities of the Company or such subsidiary (including securities convertible or exchangeable into stock and options or other rights to purchase stock, but excluding stock issued upon the exercise of any such conversion or exchange rights or of the exercise of any such options or other rights). The term "business combination" shall not include transactions pursuant to the Distribution Agreement or the Product Development Loan Agreement.

REGISTRATION RIGHTS

    The Company, Robert L. Piccioni and Joan Piccioni entered into a Registration Rights Agreement dated as of April 2, 1996 (the "Registration Rights Agreement") in connection with the Company's acquisition by merger of Dove. See "Certain Transactions." Under the Registration Rights Agreement, Robert L. Piccioni and Joan Piccioni and the other former stockholders of Dove (the "Holders") are entitled to demand and incidental registration rights with respect to the registration under the Securities Act of the 161,538 shares of Common Stock of the Company that they received in connection with the Dove acquisition. The Holders may exercise their demand and registration rights for a period beginning two years after the effective date of the Dove acquisition, or such earlier date, if any, as the termination without cause of the employment of Robert L. Piccioni or Joan Piccioni with the Company or a material adverse change by the

Company of the terms or location of their employment with the Company. The registration rights terminate at such time as the Common Stock acquired in the Dove acquisition may be sold by the Holders pursuant to Rule 144 under the Securities Act.

TRANSFER AGENT AND REGISTER

    The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Upon completion of this offering, the Company will have approximately 8,395,788 shares of the Common Stock outstanding (8,433,288 shares if the over-allotment option is exercised in full). Of these shares, the 2,250,000 shares of Common Stock sold in this offering (2,587,500 shares if the over-allotment option is exercised in full), will be freely tradeable, without restriction under the Securities Act, except for any such shares which may be acquired by an affiliate of the Company (an "Affiliate"), as that term is defined in Rule 144, which shares will be subject to the resale limitations of Rule 144. After the completion of the offering approximately 2,639,500 outstanding shares (approximately 2,339,500 shares if the over-allotment option is exercised in full) are "restricted" securities within the meaning of Rule
144. Approximately 678,000 restricted shares will be available for immediate sale in the public market in reliance upon Rule 144 or Rule 701 promulgated under the Securities Act and the remaining approximately 1,961,500 restricted shares will not be transferable pursuant to Rule 144 until the expiration of their respective two-year holding periods.

    The Selling Stockholders and officers and directors of the Company (owning an aggregate of approximately 3,250,000 shares of Common Stock immediately prior to the offering) have agreed pursuant to lock-up agreements with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock before 120 days after effectiveness of the Registration Statement for the shares of Common Stock offered hereby without the consent of UBS Securities LLC. See "Underwriting."

    In general, under Rule 144 as currently in effect, if a period of at least two years has elapsed between the later of the date restricted shares (as that phrase is defined in Rule 144) were acquired from the Company and the date on which they were acquired from an Affiliate, then the holder of such restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of (i) one percent of the then outstanding shares of the Common Stock (approximately 83,400 shares immediately after this offering), and (ii) the average weekly reported volume of trading of the Common Stock during the four calendar weeks preceding the date on which the notice of such sale is filed with the Securities and Exchange Commission. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Under Rule 144(k), if a period of at least three years has elapsed between the later of the date on which restricted shares were acquired from the Company and the date on which they were acquired from an Affiliate, a holder of such restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above. Under proposed amendments to Rule 144, the two and three year holding periods referred to above would be reduced to one year and two years, respectively.

    Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers up to the date the Company became subject to the reporting requirements of the Exchange Act pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Securities and Exchange Commission has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, such securities may be sold (i) by persons other than Affiliates, subject only to the manner of sale provisions of Rule 144 and
(ii) by Affiliates under Rule 144 without compliance with its two-year minimum holding period requirements. An aggregate of 267,750 shares of Common Stock issuable upon exercise of outstanding options may, following exercise of such options, be sold immediately pursuant to Rule 701.

    An aggregate of 701,250 shares of Common Stock are subject to issuance upon exercise of outstanding stock options. The Company intends to file a registration statement on Form S-8 to register shares issuable under the Company's Amended Plan. See "Management -- Stock Option Plan." Options for approximately 26,250 shares of the outstanding options are vested. When such registration statement becomes effective, shares issued upon exercise of options pursuant to such plan will be freely tradeable in the public market, subject, in the case of Affiliates, to the volume, manner of sale, notice and public information requirements of Rule 144.

    Sales of significant amounts of the Common Stock could have an adverse impact on the market price of the Common Stock.

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom UBS Securities LLC and Pacific Growth Equities, Inc. are acting as representatives (the "Representatives"), have agreed to purchase from the Company and Norland Partners, L.P. the following respective number of shares of Common Stock:

                                                                                             NUMBER OF
UNDERWRITERS                                                                                   SHARES
- -------------------------------------------------------------------------------------------  ----------
UBS Securities LLC.........................................................................
Pacific Growth Equities, Inc...............................................................

    Total..................................................................................

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased. The Underwriting Agreement contains certain provisions whereby if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

    The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock directly to the public at the offering price set forth on the cover of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share. The Underwriters may allow and such dealers may reallow a concession not in excess of $ per share to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

    The Company and the Selling Stockholders have granted the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus, to purchase up to 337,500 additional shares of Common Stock to cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Common Stock to be purchased by it shown in the above table bears to the total number of shares of Common Stock offered hereby. The Company and the Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised. The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders pursuant to the Underwriters exercise (if any) of the over-allotment option.

    The Representatives have informed the Company that the Underwriters do not expect to confirm sales of Common Stock offered by this Prospectus to accounts over which they exercise discretionary authority in excess of 5% of the number of shares of Common Stock offered hereby.

    The Underwriting Agreement provides that the Company will indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act, or will contribute to payments the Underwriter may be required to make in respect thereof.

    Pacific Growth Equities acted as Underwriter for the Company's initial public offering in August 1995.

    The Selling Stockholders and officers and directors of the Company (owning an aggregate of approximately 3,250,000 shares of Common Stock immediately prior to the offering) have entered into lock-up agreements with the Underwriters which provide that they will not offer, sell or otherwise dispose of any of the Company's Common Stock for a period of 120 days after effectiveness of the Registration Statement for the shares of Common Stock offered hereby without the prior written consent of UBS Securities LLC. The Company has agreed that it will not, without the prior written consent of UBS Securities LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock for a period of 180 days after the date of this Prospectus, except that the Company may grant additional options under its stock option plans, or issue shares upon the exercise of outstanding stock options. See "Shares Eligible for Future Sale."

    Certain of the Underwriters that currently act as market makers for the Company's Common Stock may engage in "passive market making" in such securities on Nasdaq in accordance with Rule 10b-6A under the Exchange Act. Rule 10b-6A permits, upon the satisfaction of certain conditions, underwriters and selling group members participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 10b-6A under the Exchange Act would otherwise prohibit that activity (the "cooling off period"). It prohibits underwriters and selling group members engaged in passive market making generally from entering a bid or effecting a purchase at a price that exceeds the highest bid for those securities displayed on Nasdaq by a market maker that is not participating in the distribution. Under Rule 10b-6A, each underwriter or selling group member engaged in passive market making is subject to a daily net purchase limitation equal to 30% of that underwriter's or selling group member's average daily trading volume during the two full consecutive calendar months immediately preceding the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed. Certain Underwriters intend to engage in passive market making in the Company's Common Stock during the cooling off period pursuant to Rule 10b-6A.

                                 LEGAL MATTERS
    The validity of the shares of the Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters will be passed upon for the Underwriters by Howard, Rice, Nemerovski, Canady, Falk & Rabkin, A Professional Corporation, San Francisco, California.

                                    EXPERTS
    The financial statements included in this Prospectus and elsewhere in the Registration Statement have been audited (i) by Coopers & Lybrand L.L.P. for the Company as of and for the years ended December 31, 1994 and 1995, (ii) by Schweizerische Treuhandgesellschaft - Coopers & Lybrand AG for OBV as of and for the year ended December 31, 1993, and (iii) by Hurley & Company for Dove Medical Systems as of and for the years ended December 31, 1994 and 1995, each independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                             ADDITIONAL INFORMATION
    The   Company  has  filed  with  the  Securities  and  Exchange  Commission,
Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement, exhibits and schedules. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
AUDITED FINANCIAL STATEMENTS:

NORLAND MEDICAL SYSTEMS, INC.
Report of Independent Accountants..........................................................................        F-2

Financial Statements:
  Balance Sheets as of December 31, 1995 and 1994..........................................................        F-3
  Statements of Income for the years ended December 31, 1995 and 1994......................................        F-4
  Statements of Changes in Stockholders' Equity for the years ended December 31, 1995 and 1994.............        F-5
  Statements of Cash Flows for the years ended December 31, 1995 and 1994..................................        F-6
  Notes to Financial Statements............................................................................        F-7

OSTECH B.V.
Report of Independent Accountants..........................................................................       F-13

Financial Statements:
  Statement of Income (Loss) for the year ended December 31, 1993..........................................       F-14
  Statement of Cash Flows for the year ended December 31, 1993.............................................       F-15
  Notes to Financial Statements............................................................................       F-16

DOVE MEDICAL SYSTEMS
Report of Independent Accountants..........................................................................       F-20
Financial Statements:
  Balance Sheets as of December 31, 1995 and 1994..........................................................       F-21
  Statements of Income for the years ended December 31, 1995 and 1994......................................       F-22
  Statements of Changes in Stockholders' Equity for the years ended December 31, 1995 and 1994.............       F-23
  Statements of Cash Flows for the years ended December 31, 1995 and 1994..................................       F-24
  Notes to Financial Statements............................................................................       F-25

UNAUDITED FINANCIAL STATEMENTS:
NORLAND MEDICAL SYSTEMS, INC.
Condensed Balance Sheets as of March 31, 1996 and 1995.....................................................       F-29
Condensed Statements of Income for the three months ended March 31, 1996 and 1995..........................       F-30
Condensed Statements of Changes in Stockholders' Equity for the three months ended March 31, 1996 and
 1995......................................................................................................       F-31
Condensed Statements of Cash Flows for the three months ended March 31, 1996 and 1995......................       F-32
Notes to Condensed Financial Statements....................................................................       F-33
DOVE MEDICAL SYSTEMS
Condensed Balance Sheets as of March 31, 1996 and 1995.....................................................       F-34
Condensed Statements of Income for the three months ended March 31, 1996 and 1995..........................       F-35
Condensed Statements of Changes in Stockholders' Equity for the three months ended March 31, 1996 and
 1995......................................................................................................       F-36
Condensed Statements of Cash Flows for the three months ended March 31, 1996 and 1995......................       F-37
Notes to Condensed Financial Statements....................................................................       F-38

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS:
NORLAND MEDICAL SYSTEMS, INC.
Pro Forma Combined Condensed Balance Sheet as of March 31, 1996............................................       F-40
Pro Forma Combined Condensed Statement of Income for the year ended December 31, 1995 and for the three
 months ended March 31, 1996...............................................................................       F-41
Notes to the Pro Forma Combined Condensed Financial Statements.............................................       F-42

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  Norland Medical Systems, Inc.:

    We have audited the accompanying balance sheets of Norland Medical Systems, Inc. (formerly Ostech, Inc.) as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    The Company,  as  disclosed  in  the  financial  statements,  has  extensive transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Norland Medical Systems, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
March 4, 1996, except for
Note 14, for which the
date is June 4, 1996.

                         NORLAND MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                                                           1995           1994
                                                                                       -------------  ------------
Current assets:
  Cash and cash equivalents..........................................................  $  19,218,865  $    554,732
  Accounts receivable, net (Note 3)..................................................      4,571,520     1,872,494
  Accounts receivable -- affiliate (Note 3)..........................................        180,253       303,353
  Inventories (Note 4)...............................................................        798,484       --
  Prepaid expenses and other current assets..........................................         68,989        21,350
                                                                                       -------------  ------------
    Total current assets.............................................................     24,838,111     2,751,929
                                                                                       -------------  ------------
Product development loan receivable -- affiliate (Note 5)............................         48,519       --
                                                                                       -------------  ------------
    Total assets.....................................................................  $  24,886,630  $  2,751,929
                                                                                       -------------  ------------
                                                                                       -------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable -- stockholders (Note 6).............................................  $    --        $    750,000
  Stockholder advances (Note 6)......................................................       --              50,000
  Accounts payable -- Stratec (Note 7)...............................................      2,139,656       605,995
  Accounts payable -- Norland (Note 7)...............................................        493,424     1,086,163
  Accounts payable -- trade..........................................................         32,000       --
  Accrued expenses...................................................................        361,003        46,727
  Income taxes payable...............................................................      1,305,037        27,000
  Customer deposits..................................................................         34,664       118,000
                                                                                       -------------  ------------
    Total current liabilities........................................................      4,365,784     2,683,885
                                                                                       -------------  ------------
Stockholders' equity (Notes 8 and 14):
  Common stock, par value of $0.0005 per share -- 10,000,000 shares authorized,
   6,000,000 shares issued and outstanding...........................................          3,000         1,500
  Additional paid-in capital.........................................................     18,349,813       --
  Stock subscriptions receivable.....................................................       --              (1,000)
  Retained earnings..................................................................      2,168,033        67,544
                                                                                       -------------  ------------
    Total stockholders' equity.......................................................     20,520,846        68,044
                                                                                       -------------  ------------
    Total liabilities and stockholders' equity.......................................  $  24,886,630  $  2,751,929
                                                                                       -------------  ------------
                                                                                       -------------  ------------

    The accompanying notes are an integral part of the financial statements.

                         NORLAND MEDICAL SYSTEMS, INC.

                              STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                         1995           1994
                                                                                     -------------  -------------
Revenue (including sales to an affiliate of $889,982 and $631,523 in 1995 and 1994, respectively).....................................................................  $  18,243,808  $  10,041,548
Cost of revenue....................................................................     12,508,809      6,517,701
One-time distribution agreement costs (Note 2).....................................       --            1,922,247
                                                                                     -------------  -------------
    Gross profit...................................................................      5,734,999      1,601,600
Sales and marketing expense........................................................      1,651,125        973,208
General and administrative expense (including an overhead charge from an affiliate
 of $22,360 and $150,000 in 1995 and 1994, respectively)...........................        960,368        526,364
                                                                                     -------------  -------------
Operating income...................................................................      3,123,506        102,028
Other income (expense):
  Interest income..................................................................        443,653       --
  Other expense....................................................................        (30,670)        (6,984)
                                                                                     -------------  -------------
                                                                                           412,983         (6,984)
                                                                                     -------------  -------------
  Income before income taxes.......................................................      3,536,489         95,044
Provision for income taxes (Note 10)...............................................      1,436,000         27,000
                                                                                     -------------  -------------
    Net income.....................................................................  $   2,100,489  $      68,044
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Net income per common and common equivalent share..................................  $        0.40  $        0.02
                                                                                     -------------  -------------
                                                                                     -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                         NORLAND MEDICAL SYSTEMS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                   COMMON        PAID-IN         STOCK        RETAINED
                                          TOTAL        SHARES       STOCK        CAPITAL     SUBSCRIPTIONS    EARNINGS
                                      -------------  ----------  -----------  -------------  -------------  ------------
Issuance of 1,000 shares of common
 stock..............................  $    --             1,000   $      10   $         990    $  (1,000)   $    --
2,000-for-1 stock split on June 2,
 1995 (Note 8)......................       --         1,999,000         990            (990)      --             --
3-for-2 stock split on June 14, 1996
 (Note 14)..........................       --         1,000,000         500        --             --                (500)
Net income..........................         68,044      --          --            --             --              68,044
                                      -------------  ----------  -----------  -------------  -------------  ------------
Balance as of December 31, 1994.....         68,044   3,000,000       1,500        --             (1,000)         67,544
Proceeds from common stock
 subscription.......................          1,000      --          --            --              1,000         --
Issuance of 2,000,000 shares of
 common stock on August 2, 1995, net
 of costs and expenses directly
 related to the offering (Note 8)...     18,351,313   2,000,000       1,000      18,350,313       --             --
3-for-2 stock split on June 14, 1996
 (Note 14)..........................       --         1,000,000         500            (500)      --             --
Net income..........................      2,100,489      --          --            --             --           2,100,489
                                      -------------  ----------  -----------  -------------  -------------  ------------
Balance as of December 31, 1995.....  $  20,520,846   6,000,000   $   3,000   $  18,349,813    $  --        $  2,168,033
                                      -------------  ----------  -----------  -------------  -------------  ------------
                                      -------------  ----------  -----------  -------------  -------------  ------------

    The accompanying notes are an integral part of the financial statements.

                         NORLAND MEDICAL SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                          1995           1994
                                                                                      -------------  -------------
Cash flows from operating activities:
  Net income........................................................................  $   2,100,489  $      68,044
                                                                                      -------------  -------------
  Adjustments to reconcile net income to net cash used in operating activities:
    Provision for doubtful accounts.................................................        150,000       --
    Amortization expense............................................................         17,415       --
    Changes in:
      Accounts receivable...........................................................     (2,725,926)    (2,175,847)
      Inventories...................................................................       (815,899)      --
      Prepaid expenses and other current assets.....................................        (47,639)       (21,350)
      Accounts payable..............................................................        972,922      1,692,158
      Accrued expenses..............................................................        314,276         46,727
      Income taxes payable..........................................................      1,278,037         27,000
      Customer deposits.............................................................        (83,336)       118,000
                                                                                      -------------  -------------
        Total adjustments...........................................................       (940,150)      (313,312)
                                                                                      -------------  -------------
        Net cash provided by (used in) operating activities.........................      1,160,339       (245,268)
                                                                                      -------------  -------------
Cash flows from financing activities:
  Product development loan to affiliate.............................................        (48,519)      --
                                                                                      -------------  -------------
      Net cash used in investing activities.........................................        (48,519)      --
                                                                                      -------------  -------------
Cash flows from financing activities:
  Proceeds from issuance of common stock, net.......................................     18,351,313       --
  Proceeds from common stock subscriptions..........................................          1,000       --
  Notes payable to stockholders.....................................................       (750,000)       750,000
  Stockholder advances..............................................................        (50,000)        50,000
                                                                                      -------------  -------------
      Net cash provided by financing activities.....................................     17,552,313        800,000
                                                                                      -------------  -------------
Net increase in cash................................................................     18,664,133        554,732
Cash and cash equivalents at beginning of year......................................        554,732       --
                                                                                      -------------  -------------
Cash and cash equivalents at end of year............................................  $  19,218,865  $     554,732
                                                                                      -------------  -------------
                                                                                      -------------  -------------

Noncash financing activities:

The $18,351,313 net proceeds of the initial public offering represents the $21,000,000 of gross proceeds less the costs and expenses directly related to the offering of $2,648,687.

During 1994, the Company issued common stock having an aggregate par value of $1,000 in return for stock subscriptions receivable of $1,000.

Cash paid for:


                                                                                          1995           1994
                                                                                      -------------  -------------
  Income taxes......................................................................  $     157,963  $           0
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Interest..........................................................................  $      10,342  $           0
                                                                                      -------------  -------------
                                                                                      -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                         NORLAND MEDICAL SYSTEMS, INC.
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    COMPANY'S ACTIVITIES

    Norland Medical Systems, Inc. ("NMS" or the "Company") distributes devices which aid in the detection and monitoring of bone diseases, and in the assessment of the effect of existing and potential therapies for the treatment of such diseases throughout the world to hospitals, clinics, research institutions, pharmaceutical companies and individual practitioners. The Company primarily sells through medical product distributors in foreign (non-U.S.) countries, and directly to end users in the United States.

    CORPORATE STRUCTURE

    NMS was incorporated on December 21, 1993 as Ostech, Inc. to be the exclusive marketer and distributor of certain medical products and technologies of Norland Corporation (U.S.) and Stratec Medizintechnik GmbH (Germany) ("Stratec") (jointly "manufacturers"). The Company commenced operations January 1, 1994 as the exclusive distributor of Norland Corporation products for all markets of the world and for Stratec products for all markets of the world except Europe and the Middle East. The Company changed its name to Norland Medical Systems, Inc. effective October 10, 1995.

    Both Norland Corporation and Stratec have been wholly-owned subsidiaries of Norland Medical Systems B.V. (Netherlands) since 1992. Certain shareholders of NMS are shareholders of Norland Medical Systems B.V. and own 91.2% of that company. Nissho Iwai American Corporation ("Nissho Iwai"), a major customer of NMS, and its affiliate own the remaining 8.8% of Norland Medical Systems B.V.

    MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE AND COST RECOGNITION

    NMS purchases merchandise and services from the manufacturers on the basis of sales orders in hand. NMS invoices customers and is invoiced by the manufacturers when the product is shipped. Revenue is recognized at the time of shipment. Management believes the gross profit recognized by NMS materially approximates that which would have been realized had the Company used unaffiliated suppliers.

    The manufacturers offer one-year warranties on both the hardware and software included in their systems. The Company provides warranty services on behalf of the manufacturers. Costs for returns and exchanges are borne by the respective manufacturer, not the Company. The Company invoices the manufacturer for the costs of performing such warranty services.

    The Company has no obligations to provide any other services to any of its sub-distributors or their customers.

    CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. The Company had no such instruments and the cash reflected on the balance sheets reflects only cash in the Company's bank accounts, a short-term time deposit and an investment in a money market mutual fund.

    INVENTORY

    Based on the shipping terms and when product title is transferred with its suppliers and customers, NMS does not generally maintain finished goods inventory.

                         NORLAND MEDICAL SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    From time to time, the Company may judge it desirable for marketing purposes to provide a device to a prominent scientist or research institution specializing in the study of bone disease until the device is eventually returned to be sold. In such cases, the Company will carry the device in inventory at cost less amortization expense calculated on a straight-line basis over thirty-six months. In addition, the Company will occasionally rent a device in anticipation of an eventual sale following satisfactory use by the customer. In such cases, the Company will carry the device in inventory at its net realizable value until the time of the sale.

    Inventory includes product kits purchased from Stratec which are recorded in inventory at purchase cost until the time of sale or rental of the assembled product.

    INCOME TAXES

    The Company accounts for income taxes under Statement of Financial Accounting Standards (SFAS) No. 109. Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date.

    NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE

    Primary income per share is calculated by dividing net income by the average shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents are stock options, which have been included using the treasury stock method only when their effect is dilutive.

    The average common and common equivalent shares issued and under option was 5,245,235 shares and 4,002,000 shares for the years ended December 31, 1995 and 1994, respectively after giving effect to the 3-for-2 stock split described in
Note 14.

    CONCENTRATION OF CREDIT RISK

    The Company generally sells on either sixty day terms or against irrevocable letters of credit. Any financing of the end user is the decision of, and dependent on, the distributor in each country. At December 31, 1995 and 1994, the largest balance, 58% and 42%, respectively, of the total outstanding trade receivables, was owed by a single distributor.

    FOREIGN EXCHANGE EXPOSURE

    All of the Company's purchases and sales of products and services are made in U.S. dollars. As a result, the Company has minimal exposure to foreign exchange risk in the short-term. However, a significant portion of the Company's products are supplied by Stratec and sold along with Norland Corporation products into foreign markets. Any significant and lasting change in the exchange rates between the U.S. dollar and the currencies of those countries could have a material effect on both the costs and sales of those products and services.

2.  DISTRIBUTION AGREEMENT:
    In 1994, the Company entered into exclusive distribution agreements with the manufacturers. The invoice prices from the manufacturers to NMS are determined by using a pricing formula whereby the margin retained by NMS is equal to one-half of the difference between the price at which the product is sold to the distributor or end user and the direct cost of material, parts and labor of Stratec or Norland Corporation.

    The agreement with Norland Corporation provided that in 1994 the Company would purchase a minimum of $5,200,000 of products and services during the first year of the agreement, irrespective of the pricing formula described above. If the minimum purchase requirement had not been in effect for the first

                         NORLAND MEDICAL SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2.  DISTRIBUTION AGREEMENT: (CONTINUED)
year of this distribution agreement, the total purchases by the Company of products and services from Norland Corporation would have been $3,277,753. The excess of $1,922,247 paid by the Company over the pricing formula was, based on its materiality, charged to operations as a separate line item for fiscal 1994.

    Effective April 1, 1995, the Company entered into an amended distribution agreement which expires December 31, 2015. This agreement may be renewed for an indefinite number of successive five-year terms and contains no purchase obligation on the part of NMS. Under this agreement, the Company may not distribute devices manufactured by any non-affiliate of the Company which compete directly with the devices obtained from the manufacturers.

    Under the distribution agreement, the Company is not limited to products manufactured by the manufacturers. However, for the years ending December 31, 1995 and 1994, the manufacturers were the sole suppliers of products and services to NMS.

3.  TRADE ACCOUNTS RECEIVABLE:
    Trade accounts receivable at December 31 were as follows:

                                                                        1995          1994
                                                                    ------------  ------------
Account receivable................................................  $  4,901,733  $  2,175,847
Less Allowance for doubtful accounts..............................       150,000       --
                                                                    ------------  ------------
                                                                    $  4,751,773  $  2,175,847
                                                                    ------------  ------------
                                                                    ------------  ------------

    Accounts receivable were entirely represented by sales of products and services purchased from Stratec and Norland Corporation.

    NMS does not currently distribute products manufactured by Stratec and Norland Corporation in Europe. Those products are distributed directly by Stratec through its own sales organization and through distributors. As a result, NMS is both a supplier of Norland Corporation products to Stratec and a purchaser of Stratec products. From time to time, the two companies issue compensating credit memos in payment of merchandise debt in order to minimize the costs of foreign exchange and bank transfers. The amount owed by Stratec to NMS at December 31, 1995 and 1994 was $180,253 and $303,353, respectively.

    During 1995 and 1994, the Company sold $889,982 and $631,523, respectively, of products and services to Stratec.

4.  INVENTORIES:
    Inventories consist of the following as of December 31:

                                                                           1995        1994
                                                                        ----------  ----------
Products kits.........................................................  $  413,255  $   --
Spare parts...........................................................     170,007      --
Demonstration systems, net of $17,415 and $0 accumulated amortization
 at December 31, 1995 and 1994, respectively..........................     146,274      --
Rental systems........................................................      68,948      --
                                                                        ----------  ----------
                                                                        $  798,484  $   --
                                                                        ----------  ----------
                                                                        ----------  ----------

5.  PRODUCT DEVELOPMENT LOAN RECEIVABLE -- AFFILIATE:
    In accordance with the terms of a Product Development Loan Agreement dated June 1, 1995 between NMS and the manufacturers, the Company advanced $48,519 to Norland Corporation as of December 31, 1995. The loan accrues interest at 10% per annum payable quarterly beginning March 31, 1996. Principal payments are due in twenty equal quarterly installments beginning September 30, 1997.

                         NORLAND MEDICAL SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  NOTES PAYABLE -- STOCKHOLDERS:
    During 1994, the Company entered into uncollateralized demand promissory notes payable in the amount of $750,000, with interest payable at 10%, with three beneficial stockholders of the Company to provide financing for the first year of operations. The notes were repaid in full during 1995.

    A certain beneficial stockholder advanced $50,000, without interest, in December 1994. The advance was repaid in full in December 1995.

7.  TRADE ACCOUNTS PAYABLE:
    During 1995 and 1994, the Company purchased $4,012,468 and $5,200,000, respectively, of products and services from Norland Corporation and $9,294,825 and $3,239,948, respectively, from Stratec. The amounts owed at December 31, 1995 and 1994 by NMS to these two companies for such purchases were $493,424 and $2,139,656, and $1,086,163 and $605,995, respectively.

8.  STOCKHOLDERS' EQUITY:
    On August 2, 1995, NMS sold 2,000,000 shares of common stock, having an aggregate par value of $1,000, at the initial public offering price of $10.50 per share. Deducted from the resulting gross proceeds of $21,000,000 are $2,648,687 in costs and expenses directly related to the offering, resulting in net proceeds of $18,351,313.

    On June 2, 1995, the Board authorized a 2,000-for-1 stock split which decreased par value to $0.0005 per share and increased authorized and issued shares to 10,000,000 and 2,000,000, respectively.

9.  COMPENSATION PROGRAMS:

    STOCK OPTION PLAN

    The Company has a Stock Option Plan covering officers, key employees and consultants of the Company. The Company has authorized 1,200,000 shares for options under the plan after giving effect to the 3-for-2 stock split described in Note 14.

    Options outstanding as of December 31 were as follows:

                      SHARES
              ----------------------
OPTION PRICE     1995        1994
- ------------  ----------  ----------
 $   0.0005      252,000     252,000
     0.0006      750,000     750,000
    10.67         21,000      --
    10.83         30,000      --
    12.83         31,500      --
    13.33          3,000      --
    13.83         30,000      --
              ----------  ----------
               1,117,500   1,002,000
              ----------  ----------
              ----------  ----------

    The outstanding options at December 31, 1994 have an exercise price not less than the market value on January 3, 1994, the date on which such options were granted. Fifty percent of the options became exercisable in 1995. On January 1, 1996, an additional twenty-five percent became exercisable and the remaining twenty-five percent becomes exercisable on January 1, 1997. Of the 1,002,000 options granted in 1994, the term for 252,000 options is ten years and the term for 750,000 options is five years. Options granted in 1995 vest over a four year period and expire ten years from the granting date, or upon termination of employment. The option price was based on 100% of market value of the Company's stock on the dates the options were granted.

                         NORLAND MEDICAL SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9.  COMPENSATION PROGRAMS: (CONTINUED)
    The following is a summary of options related to the plan as of December 31:

                                                                   OPTION PRICE                  OPTION PRICE
                                                        1995        PER SHARE         1994        PER SHARE
                                                     ----------  ----------------  ----------  ----------------
Options outstanding at beginning of year...........   1,002,000  $  0.0005-0.0006      --             --
Granted............................................     115,500  $    10.67-13.83   1,002,000  $  0.0005-0.0006
                                                     ----------                    ----------
Options outstanding at end of year.................   1,117,500  $   0.0005-13.83   1,002,000  $  0.0005-0.0006
                                                     ----------                    ----------
                                                     ----------                    ----------
Options exercisable at end of year.................     501,000                        --
                                                     ----------                    ----------
                                                     ----------                    ----------

    The Company is currently evaluating its alternatives under the provisions of SFAS No. 123 "Accounting for Stock-Based Compensation" and plans on implementing the statement in 1996 in accordance with its effective date.

    401(K) PLAN

    Pursuant to the Norland Medical Systems, Inc. Retirement Savings Plan, eligible employees may elect to contribute a portion of their salary on a pre-tax basis. With respect to employee contributions of up to 7% of salary, the Company makes a contribution at the rate of 25 cents on the dollar. The Company may also make additional discretionary contributions for any year. Contributions are subject to applicable limitations contained in the Internal Revenue Code. Employees are at all times vested in their own contributions; Company matching contributions vest gradually over six years of service. The Company's policy is to fund plan contributions as they accrue. Contribution expense was $1,776 and $0 for the years ended December 31, 1995 and 1994, respectively.

10. INCOME TAX:
    The components of the provision for income taxes as of December 31 were as follows:

                                                                           1995        1994
                                                                       ------------  ---------
Current:
  Federal............................................................  $  1,202,406  $  17,500
  State..............................................................       233,594      9,500
  Deferred-net.......................................................       --          --
                                                                       ------------  ---------
                                                                       $  1,436,000  $  27,000
                                                                       ------------  ---------
                                                                       ------------  ---------

    As of December 31, 1995 and 1994, the Company did not have any significant differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

    A reconciliation of the difference between the statutory federal income tax rate and the effective income tax rate for the years ended December 31 follows:

                                                                               1995         1994
                                                                            -----------  -----------
Statutory income tax rate.................................................       34.0%        34.0%
State income taxes, net of federal tax effect.............................        6.6          6.6
Impact of graduated federal income tax rates..............................      --           (12.2)
                                                                                  ---        -----
Effective income tax rate.................................................       40.6%        28.4%
                                                                                  ---        -----
                                                                                  ---        -----

                         NORLAND MEDICAL SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

11. OTHER RELATED PARTY TRANSACTIONS:
    The Company rents space and purchases administrative support services from another company in which certain beneficial stockholders of NMS are also stockholders. The cost of the space and services to NMS for the years ended December 31, 1995 and 1994 was $22,360 and $150,000, respectively. As of December 31, 1995 and 1994, no amount was due by the Company for these costs.

12. SUPPLEMENTAL SALES AND CUSTOMER INFORMATION:
    The Company's largest customers are medical distributors in countries with high incidence of bone disease, available therapies and significant third party reimbursement. Two such distributors accounted for 68% and 9%, and 34% and 30% of revenues, respectively, for the years ended December 31, 1995 and 1994, respectively.

    Sales by geographic territory for the years ended December 31 were as follows:

                                                       1995                        1994
                                            --------------------------  --------------------------
Pacific Rim...............................  $  15,998,238       87.7%   $   7,737,897       77.0%
North America.............................      1,152,046        6.3          750,739        7.5
Europe/Middle East........................        889,982        4.9          631,523        6.3
Latin America.............................        203,542        1.1          921,389        9.2
                                            -------------      -----    -------------      -----
                                            $  18,243,808      100.0%   $  10,041,548      100.0%
                                            -------------      -----    -------------      -----
                                            -------------      -----    -------------      -----

13. QUARTERLY FINANCIAL DATA: (UNAUDITED)

                                                                       1994 QUARTERS
                                           ----------------------------------------------------------------------
                                              FIRST         SECOND        THIRD         FOURTH          TOTAL
                                           ------------  ------------  ------------  -------------  -------------
Revenue..................................  $  1,733,995  $  2,366,798  $  2,427,780  $   3,512,975  $  10,041,548
Gross profit (loss)......................       679,247       815,950       873,955       (767,552)     1,601,600
Operating income (loss)..................       406,442       549,146       451,071     (1,304,631)       102,028
Net income (loss)........................       240,526       325,136       267,173       (764,791)        68,044
Net income (loss) per Common and Common
 equivalent share........................  $       0.06  $       0.08  $       0.07  $       (0.19) $        0.02

                                                                       1995 QUARTERS
                                           ----------------------------------------------------------------------
                                              FIRST         SECOND        THIRD         FOURTH          TOTAL
                                           ------------  ------------  ------------  -------------  -------------
Revenue..................................  $  3,895,921  $  4,003,310  $  5,230,527  $   5,114,050  $  18,243,808
Gross profit.............................     1,295,390     1,254,162     1,519,420      1,666,027      5,734,999
Operating income.........................       735,384       796,134       719,811        872,177      3,123,506
Net income...............................       438,312       475,666       505,364        681,148      2,100,490
Net income per Common and Common
 equivalent share........................  $       0.11  $       0.12  $       0.08  $        0.10  $        0.40

14. SUBSEQUENT EVENTS:
    On April 2, 1996, the Company acquired Dove Medical Systems ("Dove") and certain assets that were licensed to Dove, and the Company gave as consideration 161,538 shares of its Common Stock, after giving effect to the 3-for-2 stock split effective June 14, 1996, and $3,600,000 in cash.

    On May 30, 1996, the Board authorized a 3-for-2 stock split to be effective June 14, 1996 which increased issued and outstanding shares to 6,000,000. The impact of the split has been reflected in the accompanying financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders of Ostech B.V.:

    We have audited the accompanying statement of net assets in liquidation of Ostech B.V. as of December 31, 1993, not presented separately herein, and the related statement of income (loss) and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides reasonable basis for our opinion.

    The Company,  as  disclosed  in  the  financial  statements,  has  extensive transactions and relationships with related parties. Because of these relationships, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation as of December 31, 1993, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

    As described in Note 1 to the financial statements, the stockholders of Ostech B.V. decided to cease operations and to liquidate the assets and liabilities. As a result, the Company changed its basis of accounting from the going concern to a liquidation basis.

                                      SCHWEIZERISCHE TREUHANDGESELLSCHAFT --
                                      COOPERS & LYBRAND AG

Zurich, Switzerland
June 5, 1995

                                  OSTECH B.V.
                           STATEMENT OF INCOME (LOSS)
                      FOR THE YEAR ENDED DECEMBER 31, 1993

Revenue (including sales to affiliates of $672,396).............................  $5,488,095
Cost of revenue.................................................................   4,066,539
                                                                                  ----------
  Gross Profit..................................................................   1,421,556
Sales and marketing expense.....................................................   1,068,197
General and administration
 (including expense reimbursements from an affiliate of $2,000).................     399,449
                                                                                  ----------
  Operating Loss................................................................     (46,090)
Other expense...................................................................     (13,760)
Liquidation loss -- net.........................................................    (326,007)
                                                                                  ----------
                                                                                    (339,767)
                                                                                  ----------
  Loss before taxes.............................................................    (385,857)
Provision for taxes.............................................................          60
                                                                                  ----------
  Net Loss......................................................................  $ (385,917)
                                                                                  ----------
                                                                                  ----------

    The accompanying notes are an integral part of the financial statements.

                                  OSTECH B.V.
                            STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1993

OPERATING ACTIVITIES:
Net loss.........................................................................  $(385,917)
                                                                                   ---------
Adjustments to reconcile net loss to net cash used in operations:
  Depreciation...................................................................     27,326
  Amortization...................................................................     29,502
  Bad debts......................................................................    160,615
  Changes in assets and liabilities:
    Accounts receivable..........................................................    543,270
    Accounts receivable -- affiliates............................................     38,327
    Other current assets.........................................................     (9,274)
    Inventory....................................................................        745
    Net assets in liquidation....................................................    (45,372)
    Accounts payable.............................................................   (159,682)
    Accrued commissions and expenses.............................................     21,449
    Accounts payable -- affiliates...............................................   (463,979)
                                                                                   ---------
      Total adjustments..........................................................    142,927
                                                                                   ---------
      Net cash used in operating activities......................................   (242,990)
                                                                                   ---------
FINANCING ACTIVITIES:
  Repayment of advances from affiliates..........................................    (74,213)
                                                                                   ---------
      Net cash used in financing activities......................................    (74,213)
                                                                                   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH..........................................      1,656
                                                                                   ---------
NET DECREASE IN CASH.............................................................   (315,547)
CASH AT BEGINNING OF YEAR........................................................    604,810
                                                                                   ---------
CASH AT END OF YEAR..............................................................  $ 289,263
                                                                                   ---------
                                                                                   ---------

Supplemental disclosure of non-cash financing activities:

    During 1993, Ostech B.V. settled outstanding assets and liabilities with affiliates of $333,732, which has been reflected as a contribution of capital by the common parent, Norland Medical Systems B.V.

    The accompanying notes are an integral part of the financial statements.

                                  OSTECH B.V.
                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    CORPORATE STRUCTURE

    Ostech B.V. (Rotterdam, The Netherlands) ("OBV") was incorporated on May 7, 1992 to market and distribute the products and technologies of Norland Corporation (U.S.) ("Norland Corp.") outside of the U.S., Canada and Switzerland and of Stratec Medizintechnik GmbH (Germany) ("Stratec") outside of Germany and Switzerland through its branch operations located in Pfaffikon, Switzerland. Its branch operations represented all of the operating activity of OBV. OBV commenced operations on April 1, 1992. OBV, Norland Corp. and Stratec are wholly-owned subsidiaries of Norland Medical Systems B.V. (The Netherlands) ("NMS BV") since 1992. The sole founding shareholder of OBV was NMS BV, with an initial capital contribution of NLG 40,000 ($22,096) for 400 shares at par, constituting all of the issued and outstanding stock at the time.

    COMPANY'S ACTIVITIES

    OBV distributes devices to aid in the detection and monitoring of bone diseases, and in the assessment of the effect of existing and potential therapies for the treatment of those diseases. These devices are distributed throughout the world to hospitals, clinics, research institutions, pharmaceutical companies and individual practitioners. Sales are made generally to distributors of medical products in the foreign (non-U.S.) countries. Norland Corp. continued to distribute its products in the U.S. and Canada, Stratec continued to distribute its products in Germany and a separate subsidiary of NMS BV distributed both companies' products in Switzerland. For sales of Stratec products in the U.S. and Canada, Norland Corp. served as a subdistributor of OBV.

    BASIS OF PRESENTATION

    In December, 1993 the management of NMS BV decided to cease operations and adopted a plan to liquidate OBV's assets and liabilities. Accordingly, OBV changed its basis of accounting from a going concern basis as of December 31, 1993. That liquidation was substantially carried out through 1994, and the results of that liquidation have been reflected in OBV's accounts as of December 31, 1993 as "Liquidation loss -- net." The trade accounts receivable were transferred at their net book value to Stratec, which has the responsibility for collecting all open accounts. Fixed assets were sold or scrapped. All of the intercompany accounts receivable and payable were settled with the respective affiliate at their net realizable value. All outstanding third party obligations were paid utilizing the cash remaining in OBV's bank account. OBV incurred net operating losses on liquidation of $110,007, due primarily to severance payments and outstanding lease commitments offsetting sale of remaining inventory and committed sales and other wind-up activity of $104,880. OBV realized a gain on the liquidation of outstanding assets and liabilities with affiliates of $333,732, which has been reflected as a contribution of capital by the common parent, NMS BV. In addition, the company wrote-off organizational expenses totalling $320,880. The summation of these items resulting in a net loss as a result of winding up the company of $326,007. The statement of net assets in liquidation has not been presented as it bears no relationship to Norland Medical Systems, Inc.

    The "Liquidation loss -- net" for 1993 includes the following components:

A.         Write-off of the unamortized organizational expenses........  $(320,880)
                                                                         ---------
B.         Net operating losses on liquidation.........................   (110,007)
                                                                         ---------
C.         Other wind-up activity after December 31, 1993 (i.e., sales     104,880
           of inventory, fixed assets, etc.)...........................
                                                                         ---------
           Total.......................................................  $(326,007)
                                                                         ---------
                                                                         ---------

                                  OSTECH B.V.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    REVENUE AND COST RECOGNITION

    OBV purchases merchandise and services from Norland Corp. and Stratec on the basis of firm orders in hand. OBV invoices customers and is invoiced by Norland Corp. and Stratec when the product is shipped. Revenue is recognized at the time of shipment.

    As both OBV and the customer are invoiced at the same time, costs of products and services are recognized at the time of shipment. The invoice prices from Norland Corp. and Stratec to OBV are determined by using a pricing formula whereby the direct cost of material, parts and labor of Stratec or Norland Corp. is multiplied by a standard markup coefficient which has been determined to provide gross margins to OBV and the supplying factories which are representative of other manufacturers and distributors in similar industries. Management believes the gross profit recognized by OBV materially approximates that which would have been realized had OBV used unaffiliated suppliers.

    The manufacturers offer one-year warranties on both the hardware and software included in their systems. OBV provides warranty services on behalf of the manufacturers. Costs for returns and exchanges are borne by the respective manufacturer, not OBV. OBV invoices the manufacturer for the costs of performing such warranty services. OBV has no obligations to provide any other services to any of its sub-distributors or their customers.

    CASH AND CASH EQUIVALENTS

    For purposes of the statements of cash flows, OBV considers all highly liquid debt instruments purchased with a maturity of three months or less at the date of purchase to be cash equivalents.

    INVENTORY

    As a result of the simultaneous invoice from the supplier and to the customer, OBV does not generally maintain any finished goods inventory on its books. OBV maintains a stock of replacement parts at its location in Pfaffikon, which also houses its service organization. Service is provided to customers in OBV's sales territories on the basis of the warranty provided by each manufacturer on both the hardware and software included in their systems.

    From time to time, OBV judged it desirable for marketing purposes to place a device at the disposal of a prominent scientist or research institution specializing in the study of bone disease. In such cases, OBV carried the device inventory at its net realizable value until it was eventually returned to be sold. In addition, OBV occasionally rented a device in anticipation of an eventual sale following satisfactory use by the customer. In such cases, OBV carried the device in inventory until the time of the sale.

    INCOME TAXES

    Effective January 1, 1993, OBV adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." At January 1, 1993, the cumulative effect of the change in accounting for income taxes is immaterial.

    Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Under SFAS No. 109, the provision for income taxes includes taxes payable for the current period plus the change in deferred tax assets and liabilities during the period.

                                  OSTECH B.V.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
    MAJOR CUSTOMERS

    OBV's largest customers are medical distributors in countries with high incidence of bone disease, available therapies and significant third party reimbursement. These include Picker in Germany, Emsor in Spain, Cam Diagnostics in Italy, Dutoit Medical in Belgium, Nissho Iwai Corporation in Japan, Inderlec Australia in Australia and Meditec Co., Ltd. in Korea. Sales to Meditec totalled 12% of 1993 revenues.

    CONCENTRATION OF CREDIT RISK

    OBV generally sells on either thirty day terms or against irrevocable letters of credit. Any financing of the end user is the decision of, and dependent on, the distributor in each country.

    FOREIGN EXCHANGE

    The accounts of OBV are maintained in Dutch Guilders and Swiss Francs and are translated into U.S. dollars at the month-end exchange rate for the balance sheet and statement of net assets in liquidation and average exchange rate for the month for the income statement. Foreign currency gains and losses resulting from transactions are included in net income. OBV did not have the rights to distribute products manufactured by Stratec in Germany and Norland Corp. in the U.S. Those products were distributed directly by Norland Corp. and Stratec through their own sales organizations. As a result, OBV was both a supplier of Norland Corp. products to Stratec and a purchaser of Stratec products. From time to time, the two companies issue compensating credit memos in payment of merchandise debt in order to minimize the costs of foreign exchange and bank transfers.

2.  CAPITAL TRANSACTIONS:
    Ostech B.V.-Paffikon is organized as a branch of Ostech B.V.-Rotterdam and is consolidated with that entity. OBV was capitalized upon incorporation on May 7, 1992 with $22,096 (NLG40,000 at $0.5524). There have been no capital contributions or dividends since that date.

    Upon adoption of the liquidation basis of accounting, the affiliate accounts were adjusted to ultimate settlement amounts resulting in a capital contribution of $333,732 at December 31, 1993.

3.  INCOME TAX:
    OBV satisfied all of its Swiss tax obligations in 1994 and, as a result, has no further provision necessary for the Swiss branch. Ostech B.V.-Rotterdam performs all of its sales activities through its Swiss branch and incurs a tax obligation in the Netherlands based on the criteria of the available tax ruling in such circumstances.

4.  OPERATING LEASES:
    OBV leased facilities and motor vehicles under noncancelable leases with terms in excess of one year. These leases were terminated during 1994, the cost of which has been included in liquidation gain-net in the accompanying statement of income (loss) and retained earnings. Rental expenses totaled $71,472 for the year ended December 31, 1993.

5.  OTHER RELATED PARTY TRANSACTIONS:
    The Company purchased its products and services exclusively from Norland Corp. and Stratec.

    OBV's facilities were shared with an affiliate. During 1993, OBV received approximately $2,000 as a rent and administrative cost reimbursement. The basis for determining the allocation was the square feet occupied by the affiliate plus a portion of administrative support personnel based on usage, which is deemed reasonable by management.

    OBV's revenues include sales of merchandise to affiliates totaling $672,396 in 1993.

                                  OSTECH B.V.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

5.  OTHER RELATED PARTY TRANSACTIONS: (CONTINUED)
    Management believes the revenues would not be materially different if the sales were to unaffiliated companies.

6.  SALES BY GEOGRAPHIC TERRITORY:
    Sales by geographic territory for the year ended December 31, 1993 were as follows:

Europe..................................................  $2,973,516   54.2%
Latin America...........................................   1,177,453   21.5
Korea...................................................     644,579   11.7
North America...........................................     356,396    6.5
Pacific Rim, remaining..................................     336,151    6.1
                                                          ----------  ------
                                                          $5,488,095  100.0%
                                                          ----------  ------
                                                          ----------  ------

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors
Dove Medical Systems:

    We have audited the accompanying balance sheets of Dove Medical Systems as of December 31, 1995 and 1994, and the related statements of income, changes in stockholders' equity and cash flows, for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Dove Medical Systems as of December 31, 1995 and 1994, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Hurley & Company

Granada Hills, California
May 10, 1996

                              DOVE MEDICAL SYSTEMS
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                     ASSETS

                                                                                               1995        1994
                                                                                            ----------  ----------
Current assets:
  Cash and cash equivalents...............................................................  $  195,122  $  158,696
  Accounts receivable, net of allowance for doubtful accounts of $1,000 and $0 at December
   31, 1995 and 1994, respectively........................................................     160,366      19,396
  Inventories.............................................................................     219,886     211,082
  Prepaid expenses........................................................................       3,487       3,338
                                                                                            ----------  ----------
    Total current assets..................................................................     578,861     392,512
                                                                                            ----------  ----------
Property and equipment:
  Equipment, furniture and fixtures.......................................................      39,364      23,914
  Less accumulated depreciation...........................................................      13,498       7,536
                                                                                            ----------  ----------
                                                                                                25,866      16,378
Other assets:
  Organization costs, net of accumulated amortization of $1,637 and $1,086 at December 31,
   1995 and 1994, respectively............................................................       1,118       1,669
  Deposits................................................................................       7,546       5,011
                                                                                            ----------  ----------
    Total assets..........................................................................  $  613,391  $  415,570
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................................................  $   69,313  $   71,859
  Profit sharing contribution payable.....................................................      52,000      --
  Accrued employee personal time..........................................................      10,113       8,127
  Product warranty reserve................................................................      10,000       5,000
  Service deposits........................................................................      13,000      --
  Income tax payable......................................................................       1,374       2,534
                                                                                            ----------  ----------
    Total current liabilities.............................................................     155,800      87,520
                                                                                            ----------  ----------

Commitments and contingencies.............................................................      --          --

Stockholders' equity:
  Common Stock, no par value, authorized 100,000 shares, issued and outstanding 35,000
   shares.................................................................................      35,000      35,000
  Retained earnings.......................................................................     422,591     293,050
                                                                                            ----------  ----------
    Total Stockholders' equity............................................................     457,591     328,050
                                                                                            ----------  ----------
    Total liabilities and stockholders' equity............................................  $  613,391  $  415,570
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    The accompanying notes are an integral part of the financial statements

                              DOVE MEDICAL SYSTEMS
                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                            1995          1994
                                                                                        ------------  ------------
Revenue, net of discounts and allowances..............................................  $  1,860,929  $  1,903,034
Cost of revenue.......................................................................       854,693     1,145,807
                                                                                        ------------  ------------
    Gross profit......................................................................     1,006,236       757,227
Sales and marketing expense...........................................................       150,761        33,569
General and administrative expense....................................................       419,814       396,645
                                                                                        ------------  ------------
    Operating income..................................................................       435,661       327,013
Other income:
  Interest income.....................................................................         3,120         3,022
  Other Income, net...................................................................           244           997
                                                                                        ------------  ------------
    Income before income tax..........................................................       439,025       331,032
Income tax............................................................................         6,094         4,694
                                                                                        ------------  ------------
    Net income........................................................................  $    432,931  $    326,338
                                                                                        ------------  ------------
                                                                                        ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                              DOVE MEDICAL SYSTEMS
                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                              SHARES ISSUED                             TOTAL
                                                                   AND        COMMON     RETAINED    STOCKHOLDERS'
                                                               OUTSTANDING     STOCK     EARNINGS       EQUITY
                                                              -------------  ---------  -----------  ------------
Balance as of January 1, 1994...............................       35,000    $  35,000  $    96,722   $  131,722
Net Income..................................................       --           --          326,328      326,328
Stockholder Distributions...................................       --           --         (130,000)    (130,000)
                                                                   ------    ---------  -----------  ------------
Balance as of December 31, 1994.............................       35,000       35,000      293,050      328,050
Net Income..................................................       --           --          432,931      432,931
Stockholder Distributions...................................       --           --         (303,390)    (303,390)
                                                                   ------    ---------  -----------  ------------
Balance as of December 31, 1995.............................       35,000    $  35,000  $   422,591   $  457,591
                                                                   ------    ---------  -----------  ------------
                                                                   ------    ---------  -----------  ------------

    The accompanying notes are an integral part of the financial statements.

                              DOVE MEDICAL SYSTEMS
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                                                             1995         1994
                                                                                          -----------  -----------
Cash flows from operating activities:
  Net Income............................................................................  $   432,931  $   326,328
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.......................................................        6,513        4,764
    Product warranty reserve............................................................        5,000        5,000
    Changes in:
      Accounts receivable...............................................................     (140,970)      (7,796)
      Inventories.......................................................................       (8,804)    (148,214)
      Prepaid expenses..................................................................         (149)      (1,386)
      Deposits..........................................................................       (2,535)      (1,785)
      Accounts payable and other accrued expenses.......................................       51,440      (55,415)
      Service deposits..................................................................       13,000      --
      Income tax payable................................................................       (1,160)       1,188
                                                                                          -----------  -----------
        Total adjustments...............................................................      (77,665)    (203,644)
                                                                                          -----------  -----------
        Net cash provided by operating activities.......................................      355,266      122,684
                                                                                          -----------  -----------
Cash flows from investing activities:
    Furniture and equipment expenditures................................................      (15,450)      (2,245)
                                                                                          -----------  -----------
        Net cash used by investing activities:..........................................      (15,450)      (2,245)
                                                                                          -----------  -----------
Cash flows from financing activities:
  Distributions to stockholders.........................................................     (303,390)     (30,000)
                                                                                          -----------  -----------
        Net cash used by financing activities...........................................     (303,390)     (30,000)
                                                                                          -----------  -----------
Net increase in cash and cash equivalents...............................................       36,426       90,439
Cash and cash equivalents at beginning of year..........................................      158,696       68,257
                                                                                          -----------  -----------
Cash and cash equivalents at end of year................................................  $   195,122  $   158,696
                                                                                          -----------  -----------
                                                                                          -----------  -----------
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the year ended December 31, 1994, the Company distributed to its stockholder a
 $100,000 note receivable from a debtor.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:


                                                                                             1995         1994
                                                                                          -----------  -----------
Income taxes paid.......................................................................  $     7,254  $     3,506
                                                                                          -----------  -----------
                                                                                          -----------  -----------
Interest paid...........................................................................  $         0  $         3
                                                                                          -----------  -----------
                                                                                          -----------  -----------

    The accompanying notes are an integral part of the financial statements.

                              DOVE MEDICAL SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS

1.  BUSINESS ACTIVITY:
    Dove Medical Systems (the "Company") manufactures medical scanning devices (bone densitometers, known as the "OsteoAnalyzer") that are utilized by hospitals, medical clinics, research institutions, and individual practitioners throughout the world to help in the diagnosis of osteoporosis and other bone disorders.

2.  ORGANIZATION AND BASIS OF PRESENTATION:
    The Company was incorporated in California on December 9, 1992. Through December 31, 1995, all the issued and outstanding common shares of the Company (totaling 35,000 shares) were owned by a single stockholder (a husband and wife) as community property. In April 1996, Norland Medical Systems, Inc. ("Norland"), a publicly held company, acquired all the outstanding common shares of the Company (including exercised stock options issued to other individuals) through an exchange of common stock. The financial statements of the Company as of December 31, 1995 and 1994 and for the years then ended do not reflect any amounts or valuations arising from this transaction.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    MANAGEMENT ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

    CASH AND CASH EQUIVALENTS

    Cash and cash equivalents includes cash on hand and on deposit and highly liquid debt instruments with original maturities of three months or less. Substantially all funds are on deposit with one financial institution.

    INVENTORIES

    Inventories represent raw material (parts and components), work-in-process (assemblies) and finished goods. Inventories are valued at the lower of cost (first-in, first-out method) or market.

    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. The Company provides for depreciation using the straight-line method over the estimated useful lives of the assets. The estimated useful lives range from five to seven years.

    ORGANIZATION COSTS

    Organization costs are amortized over sixty months using the straight-line method.

    REVENUE RECOGNITION

    Revenues are considered earned when all work on an inventoried system or replacement part intended for customer use has been completed and the unit has been shipped.

    INCOME TAXES

    Differences between financial statement and taxable income exist, due primarily to timing differences pertaining to depreciation. These differences are not material. The Company's stockholder has elected to be taxed as an S Corporation and pay taxes primarily at the shareholder level. As such, income taxes reflect only the 1.5% rate due California for S Corporations. In April 1996, the Company's S Corporation status was terminated prior to its merger with Norland.

                              DOVE MEDICAL SYSTEMS

4.  INVENTORIES:
    Inventories consisted of the following:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1995          1994
                                                                   ------------  ------------
Raw materials and component parts................................   $  125,082    $  106,163
Assemblies in process............................................       33,534        76,616
Finished goods...................................................       65,270        32,303
                                                                   ------------  ------------
                                                                       223,886       215,082
Less obsolescence reserve........................................        4,000         4,000
                                                                   ------------  ------------
                                                                    $  219,886    $  211,082

5.  PROPERTY AND EQUIPMENT:
    Property and equipment consisted of the following:

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1995          1994
                                                                   ------------  ------------
Furniture and fixtures...........................................   $    4,243    $    4,243
Equipment........................................................       35,121        19,671
                                                                   ------------  ------------
                                                                        39,364        23,914
Less accumulated depreciation....................................       13,498         7,536
                                                                   ------------  ------------
                                                                    $   25,866    $   16,378
                                                                   ------------  ------------
                                                                   ------------  ------------

6.  PROFIT SHARING PLAN:
    During the years ended December 31, 1995 and 1994, the Company had a defined contribution pension plan covering substantially all of its employees. The plan utilized an age weighted allocation, whereby the current year's contribution was allocated proportional to the participants' present value of a benefit payable at normal retirement date equal to 1% of pay, using annual pre-retirement interest of 8.00%. The Company contributed at approximately 15% of covered payroll (the maximum rate) during both of these years, resulting in pension plan costs of $52,000 and $34,391, respectively. The plan was subsequently terminated and vesting requirements waived (with employee accumulated benefit amounts transferred to individual IRA accounts) prior to the acquisition of 100% of the Company's common stock by Norland in April 1996.

7.  RELATED PARTY TRANSACTIONS:

    (a) The Company was granted an exclusive worldwide license by the owners of intellectual property purchased from the bankruptcy estate of Osteon, Inc. pertaining to a U.S. patent employed in the manufacture and calibration of the Company's scanning devices, along with other software and technology. Approximately 83% of this intellectual property was owned by the Company's chairman and principal stockholder, 10% by his mother, and another 7% by an unrelated S corporation.

    As consideration for this license during the period January 1, 1994 through June 30, 1994, the Company paid its chairman $27,500 and issued a total of 17,700 options to the three intellectual property owners (15,000, 2,000, and 700 options, respectively) to purchase the Company's common stock at $6.00 per share over a term of five years. Another $100,000 was paid to the intellectual property owners as a use fee for the period July 1, 1994 through December 31, 1994. Extended agreements covering the 1995 calendar year and subsequent period dictated a use fee of $2,000 for every OsteoAnalyzer sold. Total use fees incurred, based upon shipment of 65 OsteoAnalyzers, amounted to $130,000 for the year ended December 31, 1995.

                              DOVE MEDICAL SYSTEMS

7.  RELATED PARTY TRANSACTIONS: (CONTINUED)
    (b) The Company's president (and wife of the chairman) was paid a salary of $150,000 during each of the years ended December 31, 1995 and 1994, respectively. Under California's community property laws, she beneficially held 100% of the Company's outstanding stock throughout these periods.

8.  COMMITMENTS AND CONTINGENCIES:

    (a) The Company has a two-year lease to rent warehouse and office space in Newbury Park, California. The lease expires in January 1998. Monthly payments are currently $2,052, with a 3% to 6% rent adjustment to be made in February 1997. From inception, the Company previously leased smaller facilities in its Newbury Business Park location, and for part of 1994, rented additional office space in Los Angeles.

    Future minimum lease payments required under its operating lease(s) are as follows:

Year ended December 31:
  1996.....................................................  $  23,634
  1997.....................................................     25,312
  1998.....................................................      2,115
                                                             ---------
                                                             $  51,061
                                                             ---------
                                                             ---------

    Rental expense for the years ended December 31, 1995 and 1994 was $12,744 and $23,423, respectively.

    (b) The Company warrants its products for a full year from date of sale, including all parts and on-site labor. The Company limits its risk by having similar arrangements in place with its primary component manufacturers and suppliers. A warranty liability reserve in the amount of $10,000 and $5,000 was recognized at December 31, 1995 and 1994, respectively, to cover estimated repair and replacement costs to be incurred after the balance sheet date related, respectively, to revenues generated during the respective annual periods.

9.  STOCK OPTIONS:
    The following stock option computations are reflective of a 100:1 common stock split, which occurred in December, 1993:

    At December 31, 1995, there were 2,100 options outstanding to purchase the Company's common stock at a price of $1.00 per share. These stock options had been issued under the Company's 1992 Incentive Stock Option Plan. Additionally, there were another 2,500 stock options exercisable at $6.00 per share which had been issued to a consultant, as well as 17,700 more stock options issued to intellectual property owners, also exercisable at $6.00 per share, as described in Note 7(a) above. The total number of options outstanding at December 31, 1995 was therefore 22,300.

    In April 1996, prior to the consummation of the acquisition of 100% of the Company's common stock by Norland, 5,600 of the above stock options were exercised, bringing the total number of common shares outstanding to 40,600, including 35,000 shares of stock owned as community property by the Company's chairman and president, and representing 100% of previously issued common stock. The balance of 16,700 stock options, namely, 15,000 held by the Company's chairman, 1,000 hold by his mother, and 700 held by an unrelated intellectual property owner, were not exercised and were voided. The chairman did sell 4,000 of his personal shares to the unrelated intellectual property owner at a price of $6.00 each.

10. EXPORT SALES AND MAJOR CUSTOMERS/SUPPLIERS:
    During   the  years  ended  December  31,   1995  and  1994,  export  sales,
predominantly to Japan, China (both Taiwan and the mainland), and Korea, accounted for greater than 90% of the Company's total revenues. These sales were transacted in U.S. dollars, so revenues were not affected by currency translations. One customer accounted for approximately 67% of sales during calendar 1995 and approximately 83% of sales

                              DOVE MEDICAL SYSTEMS

10. EXPORT SALES AND MAJOR CUSTOMERS/SUPPLIERS: (CONTINUED) during the 1994 year. Another customer accounted for approximately 17% of sales during 1995. No other customer accounted for 10% or more of sales during the years ended December 31, 1995 and 1994, respectively.

    While the Company believes it can develop alternate sources for all parts, there are currently three vendors that are the sole source for the items provided. During each of the years ended December 31, 1995 and 1994, respectively, these suppliers collectively accounted for approximately 60% of the Company's net purchases of parts and materials.

11. SUBSEQUENT EVENT:
    In  April 1996,  Norland acquired all  the outstanding common  stock of Dove
Medical Systems (totalling 40,600 shares as detailed in Note 9 above), in a stock swap valued at approximately $3,311,000.

                         NORLAND MEDICAL SYSTEMS, INC.

                            CONDENSED BALANCE SHEETS

                            MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                     ASSETS

                                                                                           1996           1995
                                                                                       -------------  ------------
Current assets:
  Cash...............................................................................  $  17,639,970  $    480,046
  Accounts receivable -- trade, less allowance for doubtful accounts of $150,000 at
   March 31, 1996....................................................................      5,708,930     2,347,385
  Accounts receivable -- affiliate...................................................        142,395       321,937
  Inventories........................................................................        879,132             0
  Prepaid expenses and other current assets..........................................        157,415        34,540
                                                                                       -------------  ------------
    Total current assets.............................................................     24,527,842     3,183,908
  Property and equipment.............................................................         84,013             0
  Product development loan receivable -- affiliate...................................         75,906             0
                                                                                       -------------  ------------
    Total assets.....................................................................  $  24,687,761  $  3,183,908
                                                                                       -------------  ------------
                                                                                       -------------  ------------

                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable -- stockholders......................................................  $           0  $    250,000
  Stockholder advances...............................................................              0        50,000
  Accounts payable -- Stratec........................................................      1,685,351     1,045,838
  Accounts payable -- Norland........................................................        892,975       694,690
  Accrued expenses...................................................................        374,156       202,000
  Income taxes payable...............................................................        485,837       295,587
  Customer deposits..................................................................         40,072       138,937
                                                                                       -------------  ------------
    Total current liabilities........................................................  $   3,478,391  $  2,677,052
                                                                                       -------------  ------------
                                                                                       -------------  ------------
Stockholders' equity:
  Common stock, par value of $.0005 per share -- 10,000,000 shares authorized,
   6,698,250 shares issued at March 31, 1996 and 3,000,000 shares issued at March 31,
   1995..............................................................................          3,349         1,500
  Subscriptions receivable...........................................................              0          (500)
  Additional paid-in capital.........................................................     18,346,732             0
  Retained earnings..................................................................      2,859,289       505,856
                                                                                       -------------  ------------
    Total stockholders' equity.......................................................     21,209,370       506,856
                                                                                       -------------  ------------
    Total liabilities and stockholders' equity.......................................  $  24,687,761  $  3,183,908
                                                                                       -------------  ------------
                                                                                       -------------  ------------

     The accompanying notes are an integral part of the condensed financial statements.

                         NORLAND MEDICAL SYSTEMS, INC.

                         CONDENSED STATEMENTS OF INCOME

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                                                                            1996          1995
                                                                                        ------------  ------------
Revenue...............................................................................  $  5,218,290  $  3,895,921
Cost of revenue.......................................................................     3,415,911     2,600,531
                                                                                        ------------  ------------
    Gross profit......................................................................     1,802,379     1,295,390
Sales and marketing expense...........................................................       575,348       334,553
General and administrative expense....................................................       305,716       225,453
                                                                                        ------------  ------------
    Operating income..................................................................       921,315       735,384
Other income..........................................................................       242,941         2,515
                                                                                        ------------  ------------
Income before taxes...................................................................     1,164,256       737,899
Provision for taxes...................................................................       473,000       299,587
                                                                                        ------------  ------------
    Net income........................................................................  $    691,256  $    438,312
                                                                                        ------------  ------------
Earnings per share....................................................................  $        .10  $        .11
                                                                                        ------------  ------------
                                                                                        ------------  ------------
Weighted average number of common and common equivalent shares........................     7,057,010     4,002,000
                                                                                        ------------  ------------
                                                                                        ------------  ------------

     The accompanying notes are an integral part of the condensed financial statements.

                         NORLAND MEDICAL SYSTEMS, INC.

            CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                                              COMMON        PAID-IN         STOCK        RETAINED
                                     TOTAL        SHARES       STOCK        CAPITAL     SUBSCRIPTIONS    EARNINGS
                                 -------------  ----------  -----------  -------------  -------------  ------------
Balance as of December 31,
 1995..........................  $  20,520,846   6,000,000   $   3,000   $  18,349,813       --        $  2,168,033
Issuance of shares for stock
 options exercised.............            270     698,250         349             (79)      --             --
Cost and expenses directly
 related to the stock
 offering......................         (3,002)     --          --              (3,002)      --             --
Net income.....................        691,256      --          --            --             --             691,256
                                 -------------  ----------  -----------  -------------  -------------  ------------
Balance as of March 31, 1996...  $  21,209,370   6,698,250   $   3,349   $  18,346,732       --        $  2,859,289
                                 -------------  ----------  -----------  -------------  -------------  ------------
                                 -------------  ----------  -----------  -------------  -------------  ------------
Balance as of December 31,
 1994..........................  $      68,044   3,000,000   $   1,500        --          $  (1,000)   $     67,544
Proceeds from common stock
 subscriptions.................            500      --          --            --                500         --
Net income.....................        438,312      --          --            --             --             438,312
                                 -------------  ----------  -----------  -------------  -------------  ------------
Balance as of March 31, 1995...  $     506,856   3,000,000   $   1,500        --          $    (500)   $    505,856
                                 -------------  ----------  -----------  -------------  -------------  ------------
                                 -------------  ----------  -----------  -------------  -------------  ------------

           See accompanying notes to condensed financial statements.

                         NORLAND MEDICAL SYSTEMS, INC.

                       CONDENSED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                                                                           1996          1995
                                                                                       -------------  -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income.........................................................................  $     691,256   $ 438,312
  Adjustments to reconcile net income to net cash used in operating activities:......         12,933           0
    Amortization expense.............................................................
    Inventory obsolescence expense...................................................         15,000           0
    Changes in:
      Accounts receivable............................................................     (1,099,552)   (493,475)
      Inventories....................................................................       (108,581)          0
      Prepaid expenses and other current assets......................................        (88,426)    (13,190)
      Accounts payable...............................................................        (86,754)     48,370
      Customer deposits..............................................................          5,408      20,937
      Accrued expenses...............................................................         13,153     155,273
      Income taxes payable...........................................................       (819,200)    268,587
                                                                                       -------------  -----------
        Total adjustments............................................................     (2,156,019)    (13,498)
                                                                                       -------------  -----------
        Net cash (used in) provided by operating activities..........................     (1,464,763)    424,814
                                                                                       -------------  -----------
INVESTING ACTIVITIES:
  Purchase of property and equipment.................................................        (84,013)          0
  Product development Loan to affiliate..............................................        (27,387)          0
                                                                                       -------------  -----------
        Net cash used in investing activities........................................       (111,400)          0
                                                                                       -------------  -----------
FINANCING ACTIVITIES:
  Repayment of stockholder notes.....................................................              0    (500,000)
  Cost and expense of issuance of Common Stock.......................................         (3,002)          0
  Proceeds from stock options exercised..............................................            270           0
  Proceeds from common stock subscriptions...........................................              0         500
                                                                                       -------------  -----------
        Net cash used in financing activities........................................         (2,732)   (499,500)
                                                                                       -------------  -----------
NET DECREASE IN CASH.................................................................     (1,578,895)    (74,686)
CASH, BEGINNING OF PERIOD............................................................     19,218,865     554,732
                                                                                       -------------  -----------
CASH, END OF PERIOD..................................................................  $  17,639,970   $ 480,046
                                                                                       -------------  -----------
                                                                                       -------------  -----------

     The accompanying notes are an integral part of the condensed financial statements.

                         NORLAND MEDICAL SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                            MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION
    The financial information included herein has been prepared by management without audit by independent certified public accountants who do not express an opinion thereon. The information furnished herein includes all adjustments which are, in the opinion of management, necessary for a fair statement of financial position and the results of operations as of and for the three months ended March 31, 1996 and 1995, and all such adjustments are of a normal recurring nature. Management recommends the accompanying financial information be read in conjunction with the Company's audited financial statements and related notes set forth elsewhere herein.

    The results for the three-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 1996.

2.  INVENTORIES
    As of March 31, 1996, inventories consist of the following:

Rental systems....................................................  $ 433,680
Demonstration systems, less accumulated amortization of $30,348...    276,368
Spare parts and sub-assemblies, less an obsolescence reserve of
 $15,000..........................................................     85,597
Product kits......................................................     83,487
                                                                    ---------
                                                                    $ 879,132
                                                                    ---------
                                                                    ---------

    Systems used in the Company's short-term rental and pay-per-scan programs are carried in inventory at the lower cost or net realizable value until the time of sale.

    The Company maintains an inventory of demonstration systems to support its marketing efforts. Such systems are carried in inventory at the lower of cost or net realizable value until the time of sale. From time to time, the Company may judge it desirable for marketing purposes to provide a device to a prominent scientist or research institution specializing in the study of bone disease. In such cases, the Company will carry the device in demonstration system inventory at cost less amortization expense calculated on a straight-line basis over thirty-six months.

    Spare parts and sub-assemblies are stated at the lower of cost or market; cost is determined principally by the first-in, first-out method. Inventory includes product kits purchased from Stratec which are recorded in inventory at purchase cost until the time of sale or rental of the assembled product.

3.  NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
    Primary income per share is calculated by dividing net income by the average shares of common stock and common stock equivalents outstanding during the period after giving effect to the Stock Split. Common stock equivalents are stock options which have been included using the treasury stock method only when their effect is dilutive.

                              DOVE MEDICAL SYSTEMS

                            CONDENSED BALANCE SHEETS

                            MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                     ASSETS

                                                                                               1996        1995
                                                                                            ----------  ----------

Current assets:
  Cash and cash equivalents...............................................................  $  167,063  $  296,027
  Accounts receivable, net of allowance for doubtful accounts of $1,000 and $0 at March
   31, 1996 and 1995, respectively........................................................     139,174     149,825
  Inventories.............................................................................     233,688     211,915
  Prepaid expenses........................................................................       9,668       3,214
                                                                                            ----------  ----------
    Total current assets..................................................................     549,593     660,981
                                                                                            ----------  ----------
Property and equipment:
  Equipment, furniture and fixtures.......................................................      51,188      24,772
  Less accumulated depreciation...........................................................      15,770       9,027
                                                                                            ----------  ----------
                                                                                                35,418      15,745
Other assets:
  Organization costs, net of accumulated amortization of $1,774 and $1,224 at March 31,
   1996 and 1995, respectively............................................................         981       1,531
  Deposits................................................................................       7,546       4,576
                                                                                            ----------  ----------
    Total assets..........................................................................  $  593,538  $  682,833
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses...................................................  $  158,934  $  122,062
  Accrued employee personal time..........................................................      12,400       8,127
  Product warranty reserve................................................................      10,000       5,000
  Service deposits........................................................................      24,500          50
  Income tax payable......................................................................         710         676
                                                                                            ----------  ----------
    Total current liabilities.............................................................     206,544     135,915
                                                                                            ----------  ----------
Commitments and contingencies.............................................................      --          --
Stockholders' equity:
  Common stock, no par value, authorized 100,000 shares, issued and outstanding 40,600
   shares and 35,000 shares at March 31, 1996 and 1995, respectively......................      58,100      35,000
  Retained earnings.......................................................................     328,894     511,918
                                                                                            ----------  ----------
    Stockholders' equity..................................................................     386,994     546,918
                                                                                            ----------  ----------
    Total liabilities and stockholders' equity............................................  $  593,538  $  682,833
                                                                                            ----------  ----------
                                                                                            ----------  ----------

     The accompanying notes are an integral part of the condensed financial statements.

                              DOVE MEDICAL SYSTEMS

                         CONDENSED STATEMENTS OF INCOME

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                                                                               1996        1995
                                                                                            ----------  ----------

Revenue, net of discounts and allowances..................................................  $  672,691  $  594,705
Cost of revenue...........................................................................     329,221     269,427
                                                                                            ----------  ----------
    Gross profit..........................................................................     343,470     325,278
Sales and marketing expense...............................................................      95,821      15,647
General and administrative expense........................................................     138,396      88,365
Staff service bonus.......................................................................      68,000      --
                                                                                            ----------  ----------
    Operating Income......................................................................      41,253     221,266
Other income:
  Interest income.........................................................................         790         902
                                                                                            ----------  ----------
    Income before income tax..............................................................      42,043     222,168
Income tax................................................................................       2,240       3,300
                                                                                            ----------  ----------
    Net income............................................................................  $   39,803  $  218,868
                                                                                            ----------  ----------
                                                                                            ----------  ----------

     The accompanying notes are an integral part of the condensed financial statements.

                              DOVE MEDICAL SYSTEMS

            CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

                                                              SHARES ISSUED                             TOTAL
                                                                   AND        COMMON     RETAINED    STOCKHOLDERS'
                                                               OUTSTANDING     STOCK     EARNINGS       EQUITY
                                                              -------------  ---------  -----------  ------------
Balance as of December 31, 1995.............................       35,000    $  35,000  $   422,591   $  457,591
Net Income..................................................       --           --           39,803       39,803
Common Stock Issued Upon Exercise of Stock Options..........        5,600       23,100      --            23,100
Stockholder Distributions...................................       --           --         (133,500)    (133,500)
                                                                   ------    ---------  -----------  ------------
Balance as of March 31, 1996................................       40,600    $  58,100  $   328,894   $  386,994
                                                                   ------    ---------  -----------  ------------
                                                                   ------    ---------  -----------  ------------

Balance as of December 31, 1994.............................       35,000    $  35,000  $   293,050   $  328,050
Net Income..................................................       --           --          218,868      218,868
                                                                   ------    ---------  -----------  ------------
Balance as of March 31, 1995................................       35,000    $  35,000  $   511,918   $  546,918
                                                                   ------    ---------  -----------  ------------
                                                                   ------    ---------  -----------  ------------

     The accompanying notes are an integral part of the condensed financial statements.

                              DOVE MEDICAL SYSTEMS

                       CONDENSED STATEMENTS OF CASH FLOWS

               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995
                                   UNAUDITED

                                                                                             1996         1995
                                                                                          -----------  -----------
Cash flows for operating activities:
  Net income............................................................................  $    39,803  $   218,868
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization.......................................................        2,409        1,629
    Changes in:
      Accounts receivable...............................................................       (7,308)    (130,429)
      Inventories.......................................................................      (13,802)        (833)
      Prepaid expenses..................................................................       (6,181)         124
      Deposits..........................................................................      --               435
      Accounts payable and other accrued expenses.......................................       39,908       50,203
      Service deposits..................................................................       11,500           50
      Income tax payable................................................................         (664)      (1,858)
                                                                                          -----------  -----------
        Total adjustments...............................................................       25,862      (80,679)
                                                                                          -----------  -----------
        Net cash provided by operating activities:......................................       65,665      138,189
                                                                                          -----------  -----------
Cash flows from investing activities:
  Furniture and equipment expenditures..................................................      (11,824)        (858)
                                                                                          -----------  -----------
        Net cash used by investing activities:..........................................      (11,824)        (858)
                                                                                          -----------  -----------
Cash flows from financing activities:
  Issuance of common stock..............................................................       23,100      --
  Stockholder distributions.............................................................     (105,000)     --
                                                                                          -----------  -----------
        Net cash used by financing activities...........................................      (81,900)     --
                                                                                          -----------  -----------
Net decrease in cash and cash equivalents...............................................      (28,059)     137,331
Cash and cash equivalents at beginning of period........................................      195,122      158,696
                                                                                          -----------  -----------
Cash and cash equivalents at end of period..............................................  $   167,063  $   296,027
                                                                                          -----------  -----------
                                                                                          -----------  -----------

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

During the three months ended March 31, 1996, the Company distributed to its principal stockholder a $28,500 account receivable from a major customer.

     The accompanying notes are an integral part of the condensed financial statements.

                              DOVE MEDICAL SYSTEMS

                    NOTES TO CONDENSED FINANCIAL STATEMENTS

                            MARCH 31, 1996 AND 1995
                                  (UNAUDITED)

1.  BASIS OF PRESENTATION
    The financial information included herein has been prepared by management without audit by independent certified public accountants who do not express an opinion thereon. The information furnished herein includes all adjustments which are, in the opinion of management, necessary for a fair statement of financial position and the results of operations as of and for the three months ended March 31, 1996 and 1995, and all such adjustments are of a normal recurring nature. Management recommends the accompanying financial information be read in conjunction with the Company's audited financial statements and related notes set forth elsewhere herein.

    The results for the three-month period ended March 31, 1996 are not necessarily indicative of the results to be expected for the full fiscal year ending December 31, 1996.

2.  COMMITMENTS AND CONTINGENCIES
    (a) The Company has a two-year lease to rent warehouse and office space in Newbury Park, California. The lease expires in January 1998. Monthly payments are currently $2,052, with a 3% to 6% rent adjustment to be made in February 1997.

    Future minimum lease payments required under its operating lease are as follows:

Twelve months ended March 31:
  1997...................................................................    $24,749
  1998...................................................................     21,146
                                                                           ---------
                                                                             $45,895
                                                                           ---------
                                                                           ---------

    Rental expense for the three month periods ended March 31, 1996 and 1995 was $5,166 and $3,186, respectively.

    (b) The Company warrants its products for a full year from date of sale, including all parts and on-site labor. The Company limits its risk by having similar arrangements in place with its primary component manufacturers and suppliers. A warranty liability reserve in the amount of $10,000 and $5,000, was recognized at March 31, 1996 and 1995, respectively, to cover estimated repair and replacement costs to be incurred after the balance sheet dates.

                       PRO FORMA COMBINED FINANCIAL DATA

UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

    The following unaudited pro forma combined condensed financial statements give effect to the merger of Norland Medical Systems, Inc. (the "Company") and Dove Medical Systems ("Dove") under the purchase method of accounting. These pro forma financial statements are presented for illustrative purposes only, and therefore, are not necessarily indicative of the operating results and financial position that might have been achieved had the merger occurred as of an earlier date, nor are they necessarily indicative of operating results and financial position which may occur in the future.

    A pro forma combined condensed balance sheet is provided as of March 31, 1996, giving effect to the merger as though it had been consummated on that date. Pro forma combined condensed income statements are provided for the three month period ended March 31, 1996, and the year ended December 31, 1995, giving effect to the merger as though it had occurred on January 1, 1995.

    The pro forma combined condensed financial statements are derived from the historical audited financial statements of the Company and Dove, and should be read in conjunction with the financial statements of the Company and Dove, included herein.

                         NORLAND MEDICAL SYSTEMS, INC.
                   PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1996
                                  (UNAUDITED)

                                     ASSETS

                                                     HISTORICAL
                                            -----------------------------
                                            NORLAND MEDICAL  DOVE MEDICAL    PRO FORMA                 PRO FORMA
                                             SYSTEMS, INC.     SYSTEMS      ADJUSTMENTS   NOTE REF.    COMBINED
                                            ---------------  ------------  -------------  ---------  -------------
Current Assets:
  Cash....................................   $  17,639,970    $  167,063   $  (3,600,000)    (a)     $  14,207,033
  Accounts receivable.....................       5,851,325       139,174               0                 5,990,499
  Inventories.............................         879,132       233,688               0                 1,112,820
  Other...................................         157,415         9,668               0                   167,083
                                            ---------------  ------------  -------------             -------------
    Total current assets..................      24,527,842       549,593      (3,600,000)               21,477,435

Other Assets:
Fixed assets, net.........................          84,013        35,418               0                   119,431
  Other non current assets................          75,906         8,527               0                    84,433
  Patent, net.............................               0             0         407,200   (a)(i)          407,200
  Other intangible assets, net............               0             0       3,257,800   (a)(i)        3,257,800
  Goodwill, net...........................               0             0       2,984,535   (d)(i)        2,984,535
                                            ---------------  ------------  -------------             -------------
    Total other assets....................         159,919        43,945       6,649,535                 6,853,399
                                            ---------------  ------------  -------------             -------------
Total Assets..............................   $  24,687,761    $  593,538   $   3,049,535             $  28,330,834
                                            ---------------  ------------  -------------             -------------
                                            ---------------  ------------  -------------             -------------


                                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable........................   $   2,578,326       158,934               0             $   2,737,260
  Accrued expenses........................         374,156        22,400         125,000     (i)           521,556
  Income taxes payable....................         485,837           710               0                   486,547
  Other current liabilities...............          40,072        24,500                                    64,572
                                            ---------------  ------------  -------------             -------------
    Total current liabilities.............       3,478,391       206,544         125,000                 3,809,935
                                            ---------------  ------------  -------------             -------------
Stockholders' equity:
  Common stock............................           3,349        58,100         (58,019)  (b)(c)            3,430
  Additional paid-in capital..............      18,346,732             0       3,311,448     (b)        21,658,180
  Retained earnings.......................       2,859,289       328,894        (328,894)  (b)(c)        2,859,289
                                            ---------------  ------------  -------------             -------------
    Total stockholders' equity............      21,209,370       386,994       2,924,535                24,520,899
                                            ---------------  ------------  -------------             -------------
    Total liabilities and stockholders'
     equity...............................   $  24,687,761    $  593,538   $   3,049,535             $  28,330,834
                                            ---------------  ------------  -------------             -------------
                                            ---------------  ------------  -------------             -------------

   See notes to unaudited pro forma combined condensed financial statements.

                         NORLAND MEDICAL SYSTEMS, INC.

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                                  (UNAUDITED)

                                                                                                           FOR THE THREE
                                                                                                           MONTHS ENDED
                                                     FOR THE YEAR ENDED DECEMBER 31, 1995                 MARCH 31, 1996
                                       -----------------------------------------------------------------  ---------------
                                                HISTORICAL                                                  HISTORICAL
                                       -----------------------------                                      ---------------
                                       NORLAND MEDICAL  DOVE MEDICAL   PRO FORMA              PRO FORMA   NORLAND MEDICAL
                                        SYSTEMS, INC.     SYSTEMS     ADJUSTMENTS  NOTE REF.   COMBINED    SYSTEMS, INC.
                                       ---------------  ------------  -----------  ---------  ----------  ---------------
Total revenues.......................    $18,243,808     $1,860,929    $       0              $20,104,737   $ 5,218,290
                                       ---------------  ------------  -----------             ----------  ---------------
Expense (Income):
  Cost of revenue....................     12,508,809        854,693    $(128,000)     (e)     13,235,502      3,415,911
  Sales and marketing expense........      1,651,125        150,761            0               1,801,886        575,348
  General and administrative
   expense...........................        960,368        419,814      352,837      (f)      1,733,019        305,716
  Other (income) expense.............       (412,983)        (3,364)           0                (416,347)      (242,941)
                                       ---------------  ------------  -----------             ----------  ---------------
    Total Expenses...................     14,707,319      1,421,904      224,837              16,354,060      4,054,034
                                       ---------------  ------------  -----------             ----------  ---------------
Earnings from continuing operations
 before income taxes.................      3,536,489        439,025     (224,837)              3,750,677      1,164,256
Provision for income taxes...........     (1,436,000)        (6,094)    (128,538)     (g)     (1,570,632)      (473,000)
                                       ---------------  ------------  -----------             ----------  ---------------
Earnings from continuing
 operations..........................    $ 2,100,489     $  432,931    $(353,375)             $2,180,045    $   691,256
                                       ---------------  ------------  -----------             ----------  ---------------
                                       ---------------  ------------  -----------             ----------  ---------------
Earnings from continuing operations
 per common and common equivalent....           0.40                                                0.40           0.10
Weighted average common and common
 equivalent shares outstanding.......      5,245,235                     161,538      (h)      5,406,773      7,057,010


                                       DOVE MEDICAL    PRO FORMA               PRO FORMA
                                          SYSTEMS     ADJUSTMENTS  NOTE REF.   COMBINED
                                       -------------  -----------  ---------  -----------
Total revenues.......................    $ 672,691     $       0               $5,890,981
                                       -------------  -----------             -----------
Expense (Income):
  Cost of revenue....................      329,221     $ (48,000)     (e)      3,697,132
  Sales and marketing expense........       95,821             0                 671,169
  General and administrative
   expense...........................      206,396        88,209      (f)        600,321
  Other (income) expense.............         (790)            0                (243,731)
                                       -------------  -----------             -----------
    Total Expenses...................      630,648        40,209               4,724,891
                                       -------------  -----------             -----------
Earnings from continuing operations
 before income taxes.................       42,043       (40,209)              1,166,090
Provision for income taxes...........       (2,240)      (10,848)     (g)       (486,088)
                                       -------------  -----------             -----------
Earnings from continuing
 operations..........................    $  39,803     $ (51,057)              $ 680,002
                                       -------------  -----------             -----------
                                       -------------  -----------             -----------
Earnings from continuing operations
 per common and common equivalent....                                               0.09
Weighted average common and common
 equivalent shares outstanding.......                    161,538      (h)      7,218,548

   See notes to unaudited pro forma combined condensed financial statements.

             NORLAND MEDICAL SYSTEMS, INC. AND DOVE MEDICAL SYSTEMS

           NOTES TO PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

                                  (UNAUDITED)

BASIS OF PRESENTATION:

    The unaudited pro forma combined condensed balance sheet reflects the issuance of 161,538 shares of the Company Common Stock, after giving effect to the Stock Split, in exchange for 40,600 shares of Dove Common Stock, based on the number of shares of Dove Common Stock outstanding as of April 2, 1996. In addition, the statement reflects a payment by the Company of $3,600,000 in exchange for certain patent and other intangible assets owned by the Dove majority shareholder and certain other investors. The purchase price also includes approximately $125,000 of direct costs related to the transaction. The acquisitions are accounted for under the purchase method of accounting in accordance with Accounting Principles Board Opinion No. 16, and are presented in the pro forma condensed combined balance sheet as though they had occurred on March 31, 1996.

    Earnings per share for each period is based on the weighted average number of shares of the Company's Common Stock outstanding, including common stock equivalents, and is presented on a combined basis giving effect to the issuance of the Company's shares in accordance with the terms of the merger as if the merger had occurred on January 1, 1995.

NOTES TO PRO FORMA ADJUSTMENTS:

    Pro forma adjustments have been made to reflect the following:

(a) Adjustment to reflect payment of $3,600,000 in cash in exchange for a patent and other intangible assets.

(b) Adjustment to reflect the issuance of 161,538 shares of the Company's Common Stock after giving effect to the Stock Split, having an aggregate par value of $81 and a market value of $3,311,529 on April 2, 1996.

(c) Adjustment to reflect the elimination of Dove's equity accounts.

(d) Adjustment to record goodwill resulting from the transactions.

(e) Adjustment to eliminate fees incurred by Dove according to various licensing arrangements acquired by NMS as part of the transaction.

(f) Adjustment to reflect amortization expense related to goodwill, patent and other intangible assets, based on useful lives of 20, 10 and 20 years, respectively.

(g) The tax provision calculated based on Dove's pretax earnings from continuing operations, giving effect on the pro forma adjustments, at the combined effective federal and state tax rate of 41%.

(h) The number of new shares of common stock issued by the Company to owners of Dove, giving effect to the transaction on January 1, 1995 and after giving effect to the Stock Split.

(i) Adjustment to reflect capitalization of acquisition costs.

                     Photo
The pDEXA-Registered Trademark- X-Ray Bone
Densitometer

The easy-to-use pDEXA is compact and
affordable, and brings well-established DXA technology to the physician office.

                                                                  Photo
                                    The Eclipse-TM- X-Ray Bone Densitometer

                                    Traditional DXA systems (XR36 and Eclipse) are marketed primarily to hospitals and large clinics and can be used to perform axial, peripheral and whole body scans. These systems are installed in more than 40 countries.

                          Photo
The OsteoAnalyzer-TM- SXA2000 X-Ray Bone Densitometer

The OsteoAnalyzer line includes the new SXA3000 (not pictured here), the most affordable bone densitometer on the market today. The SXA3000 is a portable system which measures bone density at the heel with the push of a single button, eliminating the need for a separate computer system.

The XCT960 scans the forearm,
providing true volumetric density
and
allowing more precise assessment
of biomechanical soundness of
bone.                                                             Photo
                                    The XCT960-TM- pQCT X-Ray Bone Densitometer

                                                     The XCT3000 scans the tibia, the
                                                     femur and the entire femoral neck,
                                                     providing
                                                     assessment of hip fracture and
                                                     monitoring of implants following hip
                       Photo                         replacements.
The XCT3000-TM- pQCT X-Ray Bone Densitometer

The Company also markets to phar-
maceutical laboratories a series
of pQCT-based research scanners
such
as the XCT Microscope capable of
bone measurement IN VITRO at a
maximum resolution of 20 microns.                                 Photo
                                    The XCT Microscope-TM- X-Ray Bone Densitometer

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

    NO DEALER, SALES PERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.
                              --------------------

                               TABLE OF CONTENTS

                                                   Page
                                                 ---------
Prospectus Summary.............................          3
Risk Factors...................................          6
The Company and Its Relationship with Norland
 Corp. and Stratec.............................         13
Use of Proceeds................................         14
Price Range of Common Stock....................         14
Dividend Policy................................         14
Capitalization.................................         15
Selected Financial Data........................         16
Management's Discussion and Analysis of
 Financial Condition and Results of
 Operations....................................         17
Business.......................................         22
Management.....................................         37
Certain Transactions...........................         43
Principal and Selling Stockholders.............         46
Description of Capital Stock...................         48
Shares Eligible for Future Sale................         50
Underwriting...................................         52
Legal Matters..................................         53
Experts........................................         53
Additional Information.........................         53
Index to Financial Statements..................        F-1

                               ------------------

    UNTIL              , 1996 (25  DAYS AFTER THE DATE  OF THE PROSPECTUS),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,250,000 Shares

                                     [LOGO]

                                  Common Stock

                                ---------------

                                   PROSPECTUS
                                          , 1996

                           --------------------------

                                 UBS Securities
                         Pacific Growth Equities, Inc.

- -------------------------------------------
                                     -------------------------------------------
- -------------------------------------------
                                     -------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
    Set forth below is an estimate (except for the Commission registration fee, the Nasdaq listing fee and the National Association of Securities Dealers, Inc. ("NASD") filing fee) of the fees and expenses payable by the Company in connection with the distribution of Common Stock:

Securities and Exchange Commission Registration Fee....................  $19,031.51
Nasdaq Listing Fee.....................................................   17,500.00
NASD Filing Fee........................................................    6,019.13
Printing and Engraving Costs...........................................  100,000.00
Legal Fees.............................................................  150,000.00
Accountants' Fees......................................................   50,000.00
Blue Sky Qualification Fees and Expenses...............................   10,000.00
Miscellaneous..........................................................   22,449.36
                                                                         ----------
  Total................................................................  $375,000.00
                                                                         ----------
                                                                         ----------

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.
    The Company has included in its Certificate of Incorporation and by laws provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the General Corporation Law of the State of Delaware (the "DGCL") and (ii) indemnify its directors and officers to the fullest extent permitted by the
DGCL,  including   circumstances   in   which   indemnification   is   otherwise
discretionary.

    Section 145 of the DGCL permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by each in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

    The Company's directors and officers are covered by insurance policies indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

    Reference  is  made to  Section 10  of the  Underwriting Agreement  filed as
Exhibit 1.1 hereto, pursuant to which the underwriters have agreed to indemnify officers and directors of the Company against certain liabilities.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.
    The following information relates to the securities of the Company issued or sold within the past three years which were not registered under the Securities
Act:

        (i) On January 3, 1994, the Company issued 412 shares of Common Stock to Norland Partners, L.P for $1.00 per share;

        (ii) On January 11, 1994, the Company issued 88 shares of Common Stock to Novatech Ventures, L.R for $1.00 per share;

        (iii) On May 27, 1994, the Company issued 250 shares of Common Stock to Hans Schiessl for $1.00 per share; and

        (iv) On May 27, 1994, the Company issued 250 shares of Common Stock to Hermann Leistner for $1.00 per share.

        (v) On June 2, 1995, the Company effected a 2,000-for-1 split of the Common Stock.

        (vi) On April 2, 1996, the Company issued 107,692 shares of Common Stock to the former stockholders of Dove in connection with the merger of Dove into a subsidiary of the Company.

        (vii) In 1996 to date, the Company issued an aggregate of 489,500 shares of Common Stock upon exercises of stock options by employees of the Company.

        (viii) On June 13, 1996, the Company effected a 3-for-2 split of the Common Stock.

    Each of these transactions was completed without registration of the relevant security under the Securities Act in reliance upon the exemptions provided by Section 4(2) of the Securities Act for transactions not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  Exhibits

  EXHIBIT
  NUMBER                                                   DESCRIPTION
- -----------  --------------------------------------------------------------------------------------------------------
        1.1  Preliminary form of Underwriting Agreement.
        2.1  Agreement and Plan of Merger by and among Dove Medical Systems, DMS Acquisition Corp. and Norland
              Medical Systems, Inc. (D)
        2.2  Purchase Agreement by and among Robert L. Piccioni and Joan Piccioni, CHC, Inc., Mirella Monti Belshe
              and Norland Medical Systems, Inc. (D)
        3.1  Restated Certificate of Incorporation of the Registrant. (B)
        3.2  By-laws of the Registrant, as amended. (A)
       *5.1  Opinion of Morgan, Lewis & Bockius LLP as to the validity of the issuance of the securities registered hereby.
      +10.1  Distribution Agreement dated as of April 1, 1995 by and among Norland Corporation, Stratec
              Medizintechnik GmbH and Norland Medical Systems, Inc. (A)
      +10.2  Product Development Loan Agreement dated as of June 1, 1995 by and among Stratec Medizintechnik GmbH,
              Norland Corporation and Norland Medical Systems, Inc. (A)
       10.3  Amended and Restated 1994 Stock Option and Incentive Plan. (E)
       10.4  Exclusive Distributor Agreement dated as of June 2, 1995 between Norland Medical Systems, Inc. and
              Nissho Iwai American Corporation. (A)
       10.5  Exclusive Distributor Agreement dated as of June 2, 1995 between Norland Medical Systems, Inc. and
              Meditec Co., Ltd. (A)
       10.6  Amendment No. 1 to Distribution Agreement by and among Norland Corporation, Stratec Medizintechnik GmbH and Norland Medical Systems, Inc. (C)
      *10.7  Amendment No. 2 to Distribution Agreement by and among Norland Corporation, Stratec Medizintechnik GmbH and Norland Medical Systems, Inc.
       11.1  Statement regarding computation of earnings per share
      *23.1  Consent of Coopers & Lybrand L.L.P
      *23.2  Consent of Schweizerische Treuhandgesellschaft-Coopers & Lybrand AG.
      *23.3  Consent of Hurley & Company.
      *23.4  Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
       24.1  Power of attorney (included on signature page).
      (b)    Financial Statement Schedules
             Schedule II: Valuation and Qualifying Accounts

- ------------------------
*   Filed herewith.

+   Confidentiality requested as to certain provisions.

(A) This Exhibit was previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-93220), effective August 1, 1995, and is incorporated herein by reference.

(B) This Exhibit was previously filed as an Exhibit to the Company's Report on Form 8-K dated October 20, 1995 and is incorporated herein by reference.

(C) This Exhibit was previously filed as an Exhibit to the Company's Report on Form 10-K dated March 27, 1996 and is incorporated herein by reference.

(D) This Exhibit was previously filed as an Exhibit to the Company's Report on Form 8-K dated April 15, 1996 and is incorporated herein by reference.

(E) This Exhibit was previously filed as an Exhibit to the Company's Proxy Statement dated April 25, 1996 and is incorporated herein by reference.

ITEM 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes that:

        1. For the purposes of determining any liability under the Securities Act of 1933, as amended (the "Securities Act"), the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        2. For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Registrant pursuant to the provisions described under Item 14 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of White Plains, New York, on the 21th day of June, 1996.

                                          NORLAND MEDICAL SYSTEMS, INC.

                                          By:       /s/ REYNALD G. BONMATI

                                             -----------------------------------
                                                 Name:  Reynald G. Bonmati
                                                    Title:  PRESIDENT

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                                                                   CAPACITY IN
                   SIGNATURE                                      WHICH SIGNED                         DATE
- -----------------------------------------------  -----------------------------------------------  ---------------

            /s/ REYNALD G. BONMATI               Chairman of the Board and President (Principal
     -------------------------------------        Executive Officer); Treasurer and Director       June 21, 1996
              Reynald G. Bonmati

                       *                         Vice President, Finance (Principal Financial
     -------------------------------------        Officer and Principal Accounting Officer);       June 21, 1996
                Kurt W. Streams                   Secretary

                       *                         Director
     -------------------------------------                                                         June 21, 1996
                James J. Baker

                       *                         Director
     -------------------------------------                                                         June 21, 1996
               Michael W. Huber

                       *                         Director
     -------------------------------------                                                         June 21, 1996
              Robert L. Piccioni

                       *                         Director
     -------------------------------------                                                         June 21, 1996
               Albert S. Waxman

          *By: /s/ REYNALD G. BONMATI
              Reynald G. Bonmati
               ATTORNEY-IN-FACT

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
  Norland Medical Systems, Inc.:

    In connection with our audits of the financial statements of Norland Medical Systems, Inc. as of December 31, 1995 and 1994, and for each of the two years in the period ended December 31, 1995, which financial statements are included in the Registration Statement, we have also audited the financial statement schedule listed in Item 16 herein.

    In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

COOPERS & LYBRAND L.L.P.
Hartford, Connecticut
March 4, 1996

                         NORLAND MEDICAL SYSTEMS, INC.
                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS

                                                   BALANCE AT     CHARGED TO COSTS                  BALANCE AT
                                                 JANUARY 1, 1995    AND EXPENSES    DEDUCTIONS   DECEMBER 31, 1995
                                                 ---------------  ----------------  -----------  -----------------
Allowance for Doubtful Accounts................     $       0       $    150,000     $       0      $   150,000
                                                       ------           --------    -----------        --------
                                                       ------           --------    -----------        --------

                                                   BALANCE AT     CHARGED TO COSTS                  BALANCE AT
                                                 JANUARY 1, 1994    AND EXPENSES    DEDUCTIONS   DECEMBER 31, 1994
                                                 ---------------  ----------------  -----------  -----------------
Allowance for Doubtful Accounts................     $       0       $          0     $       0      $         0
                                                       ------           --------    -----------        --------
                                                       ------           --------    -----------        --------

                               INDEX TO EXHIBITS

  EXHIBIT
  NUMBER                                               DESCRIPTION
- -----------  ------------------------------------------------------------------------------------------------
        1.1  Preliminary form of Underwriting Agreement.
        2.1  Agreement and Plan of Merger by and among Dove Medical Systems, DMS Acquisition Corp. and
              Norland Medical Systems, Inc. (D)
        2.2  Purchase Agreement by and among Robert L. Piccioni and Joan Piccioni, CHC, Inc., Mirella Monti
              Belshe and Norland Medical Systems, Inc. (D)
        3.1  Restated Certificate of Incorporation of Norland Medical Systems, Inc. (B)
        3.2  By-laws of Norland Medical Systems, Inc., as amended (A)
       *5.1  Opinion of Morgan, Lewis & Bockius LLP as to the validity of the issuance of the securities registered hereby.
      +10.1  Distribution Agreement dated as of April 1, 1995 by and among Norland Corporation, Stratec
              Medizintechnik GmbH and Norland Medical Systems, Inc. (A)
      +10.2  Product Development Loan Agreement dated as of June 1, 1995 by and among Stratec Medizintechnik
              GmbH, Norland Corporation and Norland Medical Systems, Inc. (A)
       10.3  Amended and Restated 1994 Stock Option and Incentive Plan (E)
       10.4  Exclusive Distributor Agreement dated as of June 2, 1995 between Norland Medical Systems, Inc.
              and Nissho Iwai American Corporation (A)
       10.5  Exclusive Distributor Agreement dated as of June 2, 1995 between Norland Medical Systems, Inc.
              and Meditec Co., Ltd. (A)
       10.6  Amendment No. 1 to Distribution Agreement by and among Norland Corporation, Stratec
              Medizintechnik GmbH and Norland Medical Systems, Inc. (C)
      *10.7  Amendment No. 2 to Distribution Agreement by and among Norland Corporation, Stratec
              Medizintechnik GmbH and Norland Medical Systems, Inc.
       11.1  Statement regarding computation of earnings per share
      *23.1  Consent of Coopers & Lybrand L.L.P.
      *23.2  Consent of Schweizerische Treuhandgesellschaft-Coopers & Lybrand AG
      *23.3  Consent of Hurley & Company
      *23.4  Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1)
       24.1  Powers of Attorney (included on signature page)

- ------------------------
  * Filed herewith.

  + Confidentiality requested as to certain provisions.

(A) This Exhibit was previously filed as an Exhibit to the Company's Registration Statement on Form S-1 (Registration No. 33-93220), effective August 1, 1995, and is incorporated herein by reference.

(B) This Exhibit was previously filed as an Exhibit to the Company's Report on Form 8-K dated October 20, 1995 and is incorporated herein by reference.

(C) This Exhibit was previously filed as an Exhibit to the Company's Report on Form 10-K dated March 27, 1996 and is incorporated herein by reference.

(D) This Exhibit was previously filed as an Exhibit to the Company's Report on Form 8-K dated April 15, 1996 and is incorporated herein by reference.

(E) This Exhibit was previously filed as an Exhibit to the Company's Proxy Statement dated April 25, 1996 and is incorporated herein by reference.